Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

ERMENEGILDO ZEGNA HOLDITALIA S.P.A.,

INVESTINDUSTRIAL ACQUISITION CORP.,

AND

EZ CAYMAN

DATED AS OF JULY 18, 2021

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ANNEXES AND EXHIBITS
Annex A	Pre-Closing Restructuring Transactions
Exhibit A	Form of PIPE Subscription Agreement
Exhibit B	Term Sheet for Registration Rights Agreement
Exhibit C	Term Sheet for Lock-Up Agreement
Exhibit D	Term Sheet for Warrant Assumption Agreement and Warrant Agreement Amendment
Exhibit E	Term Sheet for Post-Closing Corporate Governance
Exhibit F	Form of Company Support Agreement
Exhibit G	Form of Sponsor Letter Agreement

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BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of July 18, 2021, is made by and among Ermenegildo Zegna Holditalia S.p.A., a joint stock company incorporated under Italian law, Investindustrial Acquisition Corp., a Cayman Islands exempted company (“IIAC”), and EZ Cayman, a Cayman Islands exempted company (“Merger Sub”). The Company (defined below), IIAC and the Merger Sub shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, (a) IIAC is a blank check company incorporated as a Cayman Islands exempted company on September 7, 2020 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, and (b) Merger Sub is, as of the date hereof, a wholly owned Subsidiary of the Company that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of IIAC, IIAC is required to provide an opportunity for its shareholders to have their outstanding IIAC Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the Required IIAC Shareholder Approval;

WHEREAS, (a) the Pre-Closing IIAC Holders that hold IIAC Class A Shares that do not redeem their IIAC Class A Shares for cash pursuant to the IIAC Shareholder Redemption will receive Company Ordinary Shares in respect of such IIAC Class A Shares, and (b) the Pre-Closing IIAC Holders that hold IIAC Class B Shares will receive Company Ordinary Shares in respect of such IIAC Class B Shares, in the case of each of clauses (a) and (b), in connection with the Merger and pursuant to the terms and subject to the conditions set forth herein;

WHEREAS, as of the date of this Agreement, Investindustrial Acquisition Corp. L.P., a limited partnership incorporated in England and Wales (the “Sponsor”), and the Other Class B Shareholders collectively own 10,062,500 IIAC Class B Shares, and the Sponsor owns 6,700,000 IIAC Warrants;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor, the Other Class B Shareholders, IIAC and the Company are entering into the sponsor letter agreement (the “Sponsor Letter Agreement”), pursuant to which the Sponsor and each Other Class B Shareholder has agreed to (a) vote in favor of this Agreement and the Transactions (including the Merger) and (b) waive any adjustment to the conversion ratio set forth in the Governing Documents of IIAC or any other anti-dilution or similar protection with respect to the IIAC Class B Shares (whether resulting from the transactions contemplated by the PIPE Subscription Agreements, the Forward Purchase Agreement or otherwise), in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, in connection with the Transactions, Monterubello and Ermenegildo Zegna are entering into a company support agreement (the “Company Support Agreement”), with IIAC and the Company, pursuant to which such shareholders have agreed to vote in favor of this Agreement and the Transactions (including the Conversion) on the terms and subject to the conditions set forth in the Company Support Agreement;

WHEREAS, on the Closing Date, but prior to the effective time of the Forward Purchase, the Merger, the PIPE Financing, the Capital Distribution and the Share Repurchase, (a) the Company shall implement a cross-border conversion and transfer its legal seat from Italy to The Netherlands and be organized as a Dutch public limited liability company (naamloze vennootschap) in accordance with Section 25, paragraph 3 of Law no. 218/95 and Section 2369, paragraph 5, and Section 2437 of the Italian Civil Code (the “Conversion”), on the terms and subject to the conditions set forth in this Agreement, and (b) in connection with the Conversion, (i) the Company will undergo a share split, or other transaction or share reorganization with a similar effect, in order to ensure that, immediately following the Closing, the Zegna Shareholders will hold 155,400,000 Company Ordinary Shares and (ii) the articles of association, substantially reflecting the relevant terms set forth in Exhibit E attached hereto (the “Company Articles of Association”), will become the articles of association of the Company;

WHEREAS, prior to the date hereof, IIAC entered into a forward purchase agreement with Strategic Holding Group S.à.r.l., an affiliate of the Sponsor (the “FPA Purchaser”), dated as of November 18, 2020 (as may be amended, supplemented or otherwise modified, including pursuant to Section 6.22, the “Forward Purchase Agreement”), which agreement is proposed to be amended in connection with the Merger such that, as amended, the FPA Purchaser will commit to purchase from IIAC 22,500,000 IIAC Class A Shares for an aggregate purchase price of €184,500,000, subject to adjustment in accordance with the terms of the Forward Purchase Agreement (the “Forward Purchase”), which Forward Purchase shall be consummated on the Closing Date, prior to the Merger, the PIPE Financing, the Capital Distribution and the Share Repurchase, and following the Conversion;

WHEREAS, on the Closing Date, immediately following the Forward Purchase and prior to the PIPE Financing, the Capital Distribution and the Share Repurchase, Merger Sub, pursuant to the Plan of Merger and section 233 of the Cayman Islands Act, will merge with and into IIAC, with IIAC as the surviving company in the merger (the “Merger”) and, after giving effect to the Merger and the related share exchange, IIAC will be a wholly owned Subsidiary of the Company, and each issued and outstanding IIAC Share will be exchanged as of the Effective Time into one Company Ordinary Share, each outstanding public IIAC Warrant will, by its terms, convert into a Company Warrant exercisable for one Company Ordinary Share, and each outstanding private IIAC Warrant will be exchanged for the issuance of a new Company Warrant exercisable for one Company Ordinary Share, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, each of the Company and IIAC are entering into subscription agreements (collectively, the “PIPE Subscription Agreements”) with certain investors (collectively, the “Investors”) pursuant to which, among other things, the Investors have agreed to subscribe for, and the Company has agreed to issue to the Investors, an aggregate number of Company Ordinary Shares set forth in the PIPE Subscription Agreements in exchange for an aggregate purchase price of $250,000,000 on the Closing Date, on the terms and subject to the conditions set forth therein (such aggregate purchase price, the “PIPE Financing Amount”, and such equity financing hereinafter referred to as the “PIPE Financing”), which PIPE Financing shall be consummated by the Company on the Closing Date, immediately following the Merger and prior to the Capital Distribution and the Share Repurchase;

WHEREAS, on the Closing Date, immediately following the PIPE Financing and prior to the Share Repurchase, IIAC will distribute an amount of cash to the Company by way of a return of capital distribution under Cayman Islands law (the “Capital Distribution”) equal to the Capital Distribution Amount;

WHEREAS, on the Closing Date, immediately following the Capital Distribution, the Company shall repurchase a number of Company Ordinary Shares from Monterubello s.s., an Italian società semplice (“Monterubello”) in exchange for the Cash Consideration (defined below) (the “Share Repurchase”);

WHEREAS, at the Closing, the Company, the Sponsor, Monterubello and Ermenegildo Zegna shall enter into (a) a shareholders agreement, substantially reflecting the relevant terms set forth in Exhibit E attached hereto (the “Shareholders Agreement”), pursuant to which, among other things, the Sponsor, Monterubello and Ermenegildo Zegna will be granted certain governance, director designation and nomination rights, and (b) a registration rights agreement, substantially reflecting the terms set forth in Exhibit B attached hereto (the “Registration Rights Agreement”), pursuant to which the Sponsor, the FPA Purchaser, the Other Class B Shareholders and the Zegna Shareholders will be granted certain registration rights with respect to their respective Equity Securities, in each case, on the terms and subject to the conditions therein;

WHEREAS, at the Closing, the Sponsor, the FPA Purchaser, the Other Class B Shareholders and the Zegna Shareholders will enter into lock-up agreements, substantially reflecting the relevant terms set forth in Exhibit C attached hereto (each a “Lock-Up Agreement”), pursuant to which, among other things, the Sponsor, the FPA Purchaser, the Other Class B Shareholders and the Zegna Shareholders will agree not to effect any sale or distribution of any Equity Securities of the Company (including the Founder Escrowed Shares) issued pursuant to this Agreement or the PIPE Subscription Agreements and held by any of them during the lock-up period described therein other than pursuant to certain exceptions described therein;

WHEREAS, at the Closing, the Company shall adopt an equity incentive plan (the “Long-Term Incentive Plan”), pursuant to which the Company may grant cash and equity incentive awards and compensation to eligible employees and, at or promptly following the Closing, the Company shall grant an aggregate of 1.5 million Company Ordinary Shares to certain members of management of the Company;

WHEREAS, the board of directors of IIAC (the “IIAC Board”) has (a) approved this Agreement, the Ancillary Documents to which IIAC is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (b) recommended, among other things, approval of this Agreement and Plan of Merger and the transactions contemplated by this Agreement (including the Merger) by the holders of IIAC Shares entitled to vote thereon;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Conversion and the Merger) and (b) recommended, among other things, the approval of this Agreement and the transactions contemplated by this Agreement (including the Conversion and the Merger) by the holders of Company Ordinary Shares entitled to vote thereon; and

WHEREAS, (a) the board of directors of Merger Sub has approved this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger), and (b) the Company, as the sole shareholder of Merger Sub, has approved this Agreement and the Plan of Merger, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Mergers).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE  1

CERTAIN DEFINITIONS

Section 1.1    Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. For the avoidance of doubt, IIAC shall be an Affiliate of the Company following the Closing.

“Aggregate Company Transaction Proceeds” means an amount equal to the sum of (a) the cash proceeds available for release to the Company or any of its Affiliates (including, for the avoidance of doubt, IIAC) from the Trust Account in connection with the Transactions (which amount, for the avoidance of doubt and without duplication, shall be calculated after giving effect to the IIAC Shareholder Redemption (i.e., reduced by the aggregate amount payable with respect to all IIAC Shareholder Redemptions), notwithstanding that such amounts may not have been paid out of the Trust Account at such time), (b) the proceeds from the Forward Purchase and (c) the Aggregate PIPE Proceeds.

“Aggregate PIPE Proceeds” means the cash proceeds to be received by the Company or any of its Affiliates in respect of the PIPE Financing before paying any expenses.

“Ancillary Documents” means the PIPE Subscription Agreements, Shareholders Agreement, Registration Rights Agreement, Lock-Up Agreements, Warrant Agreement Amendment, Warrant Assumption Agreement, FPA Amendment, Company Articles of Association, Company Board Regulations, Terms and Conditions of the Special Voting Shares, Company Support Agreement, Long-Term Incentive Plan, Sponsor Letter Agreement and each other agreement, document, instrument or certificate executed, or contemplated to be executed, in connection with the Transactions.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA); (b) the UK Bribery Act 2010; and (c) any other anti-bribery or anti-corruption Laws or Orders related to combatting bribery, corruption and money laundering.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York, George Town, Cayman Islands, Amsterdam, Netherlands and Milan, Italy are open for the general transaction of business.

“Capital Distribution Amount” means an amount equal to (a) the sum of (i) the cash proceeds available for release to the Company or any of its Affiliates (including, for the avoidance of doubt, IIAC) from the Trust Account in connection with the Transactions (which amount, for the avoidance of doubt and without duplication, shall be calculated after giving effect to the IIAC Shareholder Redemption) and (ii) the proceeds from the Forward Purchase, minus (b) (i) the Transaction Expenses and (ii) any additional amounts to be retained by IIAC as may be agreed in writing by the Company and IIAC each acting in its sole discretion; provided, that IIAC may retain such amounts as may be required as a matter of Cayman Islands law.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the United States Internal Revenue Code of 1986.

“Company” means (a) prior to the consummation of the Conversion, Ermenegildo Zegna Holditalia S.p.A., a joint stock company incorporated under Italian law, with registered office in via Roma 99/100, 13835, Valdilana loc. Trivero, Italy, enrolled with the Companies’ Register of Biella under no. REA 00154990022 and (b) from and after the consummation of the Conversion, the Company, which is anticipated to be renamed as agreed by Ermenegildo Zegna and Monterubello, as organized under the laws of The Netherlands as a Dutch public limited liability company (naamloze vennootschap). Any reference to the Company in this Agreement or any Ancillary Document shall be deemed to refer to clauses (a) or (b), as the context may require.

“Company Acquisition Proposal” means (a) any direct or indirect acquisition (or other business combination), in one or a series of related transactions, (i) of the Equity Securities of the Company, in each case, that, if consummated, would result in a Person acquiring beneficial ownership of 15% or more of any class of outstanding voting Equity Securities of the Company or 15% or more of the outstanding voting Equity Securities of the Company (regardless of class) or (ii) of all or a portion of assets or businesses of the Group Companies which constitute 15% or more of the fair market value of the Group Companies, taken as a whole (in the case of each of clauses (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise), or (b) any direct or indirect acquisition, in one or a series of related transactions, of 15% or more of any class of outstanding voting Equity Securities of the Company or 15% or more of the outstanding voting Equity Securities of the Company (regardless of class) (in the case of each of clauses (a) and (b) other than pursuant to the exercise or conversion of Equity Awards of the Company in accordance with the terms of the underlying agreement). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or any transaction with IIAC shall constitute a Company Acquisition Proposal.

“Company Board Regulations” means the board regulations substantially reflecting the relevant terms set forth in Exhibit E attached hereto.

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to IIAC by the Company on the date hereof.

“Company Expenses” means, as of any determination time, the aggregate amount, without duplication, of all fees, expenses, costs, disbursements, commissions or other amounts incurred by or on behalf of any Group Company or Merger Sub or that any Group Company or Merger Sub is obligated to pay, whether or not such amounts are due and payable, in connection with, or as a result of, the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants or other agents or service providers of any Group Company or Merger Sub; (b) fifty percent (50%) of (i) the fees paid to the SEC in connection with filing the Registration Statement / Proxy Statement, and any amendments and supplements thereto with the SEC; (ii) the fees and expenses incurred in relation to the printing and mailing of the Registration Statement / Proxy Statement (including any financial statements and exhibits) and any amendments or supplements thereto and paid to a financial printer; (iii) the fees and expenses paid or payable to the Exchange Agent pursuant to the engagement agreement with the Exchange Agent; and (iv) the fees and expenses incurred by IIAC’s transfer agent and a proxy solicitor selected by IIAC with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), in connection with the filing and distribution of the Registration Statement / Proxy Statement and any amendments and supplements thereto with the SEC; and (c) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company or Merger Sub pursuant to this Agreement or any Ancillary Document; provided, however, notwithstanding the foregoing or anything to the contrary herein, the Company Expenses shall not include any IIAC Expenses or any fees, expenses, commissions or other amounts that are expressly contemplated to be allocated to and paid by IIAC pursuant to this Agreement or any Ancillary Document.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(b) (Organization and Qualification), Section 3.2(a) (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.8(a) (No Company Material Adverse Effect), Section 3.17 (Brokers), Section 4.1 (Organization and Qualification), Section 4.2 (Authority) and Section 4.3 (Capitalization).

“Company IT Systems” means all computer systems, computer Software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person other than a Group Company that is licensed to any Group Company.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) prevents, materially delays or materially impairs the ability of the Company to consummate the Transactions in accordance with the terms of this Agreement and the Ancillary Documents; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence from or related to (i) general business or economic conditions in or affecting Italy or the United States or any other country, or changes therein, or the global economy generally, including any changes in availability or price of commodities, raw materials or other inputs and energy, (ii) any national or international political, regulatory or social conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, and including any changes in tariffs, quotas or other trade restrictions or barriers, (iii) changes in conditions of the financial, banking, credit, capital or securities markets generally, or changes therein, including changes in interest rates in any country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws or in IFRS, including the repeal thereof, or in the authoritative interpretation thereof, in each case after the date of this Agreement, (v) any change, event, effect or occurrence that is generally applicable to the industries, markets or geographical areas in which any Group Company operates, (vi) the execution or public announcement of this Agreement, the pendency or consummation of the Transactions, or the identity of, or any actions taken by, IIAC, the Sponsor or any of their Affiliates (including any civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings with respect to this Agreement or the Transactions), including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, distributors, licensees, Governmental Entities, or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5 to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the Transactions or the condition set forth in Section 7.2(a) to the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events, or any escalation of the foregoing or (ix) any actions taken or failed to be taken by any Group Company that are required to be taken by this Agreement or are taken at IIAC’s written request or with IIAC’s consent; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has or would reasonably be likely to have a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Ordinary Share” means (a) prior to the consummation of the Conversion, an ordinary share in the share capital of the Company as contemplated pursuant to the Company’s Governing Documents in effect as of the date hereof (as may be amended or modified pursuant to the terms of this Agreement prior to the consummation of the Conversion) and (b) from and after the Conversion, an ordinary share in the share capital of the Company as contemplated pursuant to the Company Articles of Association.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned, used, held for use or practiced by the Group Companies.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, and filed by or in the name of any Group Company.

“Company Shareholders” means the holders of Company Ordinary Shares as of any determination time.

“Company Warrants” means, from and after the Closing, each warrant to purchase one Company Ordinary Share at a price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement.

“Confidentiality Agreement” means that certain Confidential Disclosure Agreement, dated as of March 3, 2021, by and between the Company and IIAC.

“Consent” means any notice, authorization, qualification, registration, filing, notification, permit, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Contract” or “Contracts” means any agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, policy, guideline, recommendation, action or directive by any Governmental Entity in connection with or in response to COVID-19 or any other outbreak of contagious disease, epidemic or pandemic, including the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. No. 116-136), the Families First Coronavirus Response Act (Pub. L. No. 116-127), Consolidated Appropriations Act, 2021 (Pub. L. 116-260), the Presidential Memorandum on “Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster” dated August 8, 2020 and IRS Notice 2020-65, the Italian Law Decree no. 18/2020 (Decreto Cura Italia), along with all other Laws, Orders, actions and directives issued by the Republic of Italy or any other Governmental Entity in connection with or in response to COVID-19 or any other outbreak of contagious disease, epidemic or pandemic.

“DTC” means the Depository Trust Company.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not such plan is subject to ERISA) and each other benefit or compensatory plan, program, policy or Contract that any Group Company maintains, sponsors or contributes to, or under or with respect to which any Group Company has any Liability, other than any plan or program sponsored or maintained by a Governmental Entity.

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.

“Equity Award” means, as of any determination time, each option (including virtual options) to purchase Company Ordinary Shares that is outstanding and unexercised or performance share evidencing the right to receive Company Ordinary Shares subject to the achievement of performance conditions and continuing employment.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” means Continental Stock Transfer & Trust Company.

“Excluded Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto that the Group Companies will transfer in connection with the Pre-Closing Restructuring Transactions.

“Expenses Cap” means, (a) with respect to IIAC Expenses, an aggregate amount equal to $50,000,000, and (b) with respect to Company Expenses, an aggregate amount equal to $25,000,000, in each case of clause (a) and (b), excluding value added and other Taxes, if applicable.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Foreign Benefit Plan” means each Employee Benefit Plan maintained by any of the Group Companies for its current or former employees, officers, directors, consultants or other individual service providers located outside of the United States.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means a Person’s (other than an individual) articles of association, certificate or articles of incorporation and by-laws or comparable governing documents.

“Governmental Entity” means any (a) international, national, federal, state, local, municipal or other government (including the European Commission and the other European government bodies), (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, including any arbitral tribunal of competent jurisdiction (public or private).

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries.

“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance or waste or other pollutant that is regulated by, or may give rise to standards of conduct or Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances or radon.

“IFRS” means International Financial Reporting Standards as promulgated by the International Accounting Standards Board as in effect from time to time.

“IIAC Acquisition Proposal” means (a) any direct or indirect acquisition (or other business combination), in one or a series of related transactions under which IIAC or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets, Equity Securities or businesses of any other Persons(s) (in the case of each of clauses (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise), (b) any equity, debt or similar investment in IIAC or any of its controlled Affiliates or (c) any other “Business Combination” as defined in the Prospectus. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute an IIAC Acquisition Proposal.

“IIAC Class A Shares” means IIAC’s Class A ordinary shares.

“IIAC Class B Shares” means IIAC’s Class B ordinary shares.

“IIAC Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by IIAC on the date hereof.

“IIAC Expenses” means, as of any determination time, the aggregate amount, without duplication, of all fees, expenses, costs, disbursements, commissions or other amounts incurred by or on behalf of IIAC or that IIAC is obligated to pay, whether or not such amounts are due and payable, in connection with, or as a result of, the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, placement agents, investment bankers, consultants or other agents or service providers of IIAC; (b) fifty percent (50%) of (i) the fees paid to the SEC in connection with filing the Registration Statement / Proxy Statement, and any amendments and supplements thereto with the SEC; (ii) the fees and expenses incurred in relation to the printing and mailing of the Registration Statement / Proxy Statement (including any financial statements and exhibits) and any amendments or supplements thereto and paid to a financial printer; (iii) the fees and expenses paid or payable to the Exchange Agent pursuant to the engagement agreement with the Exchange Agent; and (iv) the fees and expenses incurred by IIAC’s transfer agent and a proxy solicitor selected by IIAC with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), in connection with the filing and distribution of the Registration Statement / Proxy Statement and any amendments and supplements thereto with the SEC; and (c) any other fees, expenses, commissions or other amounts that are expressly allocated to IIAC pursuant to this Agreement or any Ancillary Document; provided, however, notwithstanding the foregoing or anything to the contrary herein, the IIAC Expenses shall not include the Company Expenses or any fees, expenses, commissions or other amounts that are expressly contemplated to be allocated to and paid by the Company or any Company Shareholder pursuant to this Agreement or any Ancillary Document.

“IIAC Financial Statements” means all of the financial statements of IIAC included in the IIAC SEC Reports.

“IIAC Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization and Qualification), Section 5.2 (Authority), Section 5.6 (Brokers) and Section 5.7(a) (Capitalization of IIAC).

“IIAC Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to prevent, materially delay or materially impair the ability of IIAC to consummate the Transactions in accordance with the terms of this Agreement and the Ancillary Documents.

“IIAC Shareholder Approval” means, collectively, the Required IIAC Shareholder Approval and the Other IIAC Shareholder Approval.

“IIAC Shareholder Redemption” means the right of the holders of IIAC Class A Shares to redeem all or a portion of their IIAC Class A Shares (in connection with the Transactions or otherwise) as set forth in Governing Documents of IIAC.

“IIAC Shares” means, collectively, the IIAC Class A Shares and the IIAC Class B Shares.

“IIAC Warrants” means each warrant to purchase one IIAC Class A Share at a price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP or IFRS, as applicable, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including without limitation all rights associated with the following – whether unregistered or registered (as applicable) along with relevant applications, including the right to file such applications, registrations and renewals in connection therewith – (a) patents and patent applications, utility models, industrial designs and design patent rights, designs and models, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, slogans, symbols, designs, trade names, service names, brand names, product names, slogans, trade dress rights, logos, Internet domain names, certification marks, symbols, corporate names and other source or business identifiers, assumed names, fictitious names, d/b/a’s and every other form of trade identity and other indicia of origin, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights, neighboring rights, sui generis rights and works of authorship (including Software), database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) whether patentable or not, trade secrets, know-how, business and technical information being confidential or proprietary, pertaining to the activities carried out by the Group Companies – along with any documentation associated therewith – including without limitation with regard to inventions, technology, works of authorship, materials, data, information, databases and data collections, technical data, Software, designs, business plans, product roadmaps, production processes, formulas, recipes, lab notes, chemical routes or studies, experiments, plans, drawings, discoveries, technical-industrial experience, market research and strategies, commercial information on customers, partners and suppliers, as well as any other information and knowledge related thereto (collectively, “Trade Secrets” and (e) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Investment Company Act” means the Investment Company Act of 1940.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law and fiduciary duties), act, statute, ordinance, treaty, rule, code, regulation, Order or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or unaccrued, liquidated or unliquidated, fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, equitable right, other rights in rem or in personam, in rem obligation, encumbrance, easement, limitation of use, burden, lien (including Tax lien), license or sub-license, charge or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions) or any agreement, arrangement or obligation to create any of the same.

“Multiemployer Plan” has the meaning set forth in Section 3(37) or Section 4001(a)(3) of ERISA.

“NYSE” means the New York Stock Exchange.

“Off-the-Shelf Software” means any Software or other technology that is made generally available on a commercial basis (including technology offered on a SaaS, PaaS or IaaS or similar basis and Software available through retail stores, distribution networks or that is pre-installed as a standard part of hardware) and is licensed to or otherwise made available to any of the Group Companies on a non-exclusive basis under standard terms and conditions.

“Order” means any outstanding writ, order, judgment, injunction, settlement, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other Class B Shareholders” means Sergio Ermotti, Dante Roscini and Tensie Whelan.

“Other IIAC Shareholder Approval” means the approval, at the IIAC Shareholders Meeting where a quorum is present, in the case of each Transaction Proposal (other than the Business Combination Proposal and the Merger Proposal), by an ordinary resolution in accordance with IIAC’s articles of association requiring the affirmative vote of at least a majority of the votes cast by the holders of the issued IIAC Shares entitled to vote thereon and who attend, in person or by proxy, at the IIAC Shareholders Meeting.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any of the Group Companies; provided, that Owned Real Property shall not include Excluded Real Property.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means any (a) mechanic’s, materialmen’s, carriers’, warehousemen’s, workers’, landlords’ or repairmen’s liens or other similar common law, statutory or consensual Liens arising or incurred in the ordinary course of business for amounts not yet due and payable or that are being contested in good faith by appropriate proceedings (so long as reserves for such Liens being contested have been provided in conformity with applicable Law and IFRS or GAAP, as applicable), (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings (so long as reserves for such Taxes being contested have been provided in conformity with applicable Law and IFRS or GAAP, as applicable), (c) statutory limitations, conditions and exceptions (including easements, covenants, rights of way, restrictions or other similar charges) apparent in the records of a Governmental Entity maintaining such records, with respect to Owned Real Property, which are not violated by the present use, operation or occupancy of the Owned Real Property subject thereto and which does not and is not reasonably likely to materially impair the present use, operation, value, marketability or occupancy of, or the property and possession rights over, any Owned Real Property or the conduct of the business, (d) covenants, conditions, restrictions, agreements or easements specifically identified in the Financial Statements, (e) Liens in favor of banking or other financial institutions arising as a matter of Law encumbering deposits or other funds maintained with a financial institution and not incurred in connection with the borrowing of money by the Company or any of its Subsidiaries, (f) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (g) grants by any Group Company of non-exclusive rights in non-material Company Owned Intellectual Property in the ordinary course of business consistent with past practice, (h) Liens resulting from any acts or omissions of, or from facts or circumstances relating to, IIAC or any of its Affiliates, (i) other Liens that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property or other property to which they relate or the conduct of the business and (j) any Liens that will be terminated at or prior to Closing.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means any information that, alone or in combination with other information, identifies, relates to or could be reasonably used to identify (directly or indirectly) a natural person, household, computer or device, including any personally identifiable data (e.g., name, address, phone number, email address, financial account number, payment card data, government issued identifier, and health or medical information).

“Pre-Closing IIAC Holders” means the holders of IIAC Shares at any time prior to the Effective Time, as applicable and as the context requires.

“Privacy Laws” means Laws in any jurisdiction relating to the Processing or protection of Personal Data, including the European Union General Data Protection Regulation 2016/679, the e-Privacy Directive (2002/58/EC), the Italian Data Protection Code under the Legislative Decree 196/2003 as amended by Legislative Decree 101/2018, as well as any applicable provisions, decisions, guidelines and codes of conduct issued by the Italian supervisory authority (Autorità Garante per la protezione dei dati personali) or other supervisory authority of any relevant jurisdiction, as applicable to the Processing of Personal Data carried out by the Group Companies, and, more in general, to privacy matters, including any predecessor, successor or implementing legislation of the foregoing, and any amendments or re-enactments of the foregoing.

“Proceeding” means any lawsuit, litigation, action, audit, examination, opposition, claim, complaint, charge, proceeding, inquiry, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity and operation regarding data (whether electronically or in any other form or medium).

“Public Software” means any Software that contains, includes, incorporates or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Real Property Leases” means all leases, sub-leases, tenancies, licenses, concessions, right or grant of use or other agreements, in each case, pursuant to which any Group Company leases, sub-leases, uses or occupies any Leased Real Property (as defined in Section 3.18(b)) or sub-leases any real property.

“Registered Intellectual Property” means all issued Patents, pending applications for registration of Patents, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Statement / Proxy Statement” means a registration statement on Form F-4 relating to the Transactions and the Ancillary Documents and containing a proxy statement of IIAC.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, officers, employees, members, owners, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required IIAC Shareholder Approval” means the approval, at the IIAC Shareholders Meeting where a quorum is present, (a) in the case of the Business Combination Proposal, by an ordinary resolution in accordance with IIAC’s articles of association requiring the affirmative vote of at least a majority of the votes cast by the holders of the issued IIAC Shares entitled to vote thereon and who attend, whether in person or by proxy, at the IIAC Shareholders Meeting (or any adjournment thereof), and (b) in the case of the Merger Proposal, by a special resolution in accordance with IIAC’s articles of association requiring the affirmative vote of at least two-thirds (2/3) majority of the votes cast by the holders of the issued IIAC Shares entitled to vote thereon and who attend, whether in person or by proxy, at the IIAC Shareholders Meeting (or any adjournment thereof).

“Sanctions and Export Control Laws” means any Law in any part of the world related to (a) import and export controls, including the U.S. Export Administration Regulations, or (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations and Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the IIAC Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in executable code, source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries.

“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes required to be filed with any Governmental Entity.

“Transactions” means the transactions contemplated by this Agreement, including the Conversion, the Forward Purchase, the Merger, the PIPE Financing, the Capital Distribution and the Share Repurchase.

“Transaction Expenses” means collectively, the Company Expenses and the IIAC Expenses; provided, that the Parties shall use reasonable efforts to not exceed the Expenses Cap.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable foreign, state or local Laws.

“Warrant Agreement” means the Warrant Agreement, dated as of November 23, 2020, between IIAC and the Trustee (as amended).

“Zegna Shareholders” means, collectively, Monterubello, Ermenegildo Zegna and the other shareholders of the Company immediately prior to Closing.

Section 1.2    Certain Defined Terms. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Additional Financial Statements	Section 6.24
Additional IIAC SEC Reports	Section 5.8
Agreement	Introduction
Business Combination Proposal	Section 6.9
Capital Distribution	Recitals
Cash Consideration	Section 2.1(f)
Cayman Islands Act	Section 2.1(c)(i)
Cayman Registrar	Section 2.1(c)(ii)
Change of Control	Section 2.8(e)(i)
Closing	Section 2.2
Closing Date	Section 2.2
Closing Filing	Section 6.6(b)
Closing Press Release	Section 6.6(b)
Closing Transactions	Section 7.1(a)
Company Articles of Association	Recitals
Company Board	Recitals
Company Long Term Incentive Plan	Section 6.12(a)
Company Related Party	Section 3.19
Company Related Party Transactions	Section 3.19
Company Required Shareholder Approval	Section 3.3
Company Shareholder Approval Deadline	Section 6.10
Company Support Agreement	Recitals
Conversion	Recitals
Converted Warrant	Section 2.4
Copyrights	Definition of “Intellectual Property Rights”
Creator	Section 3.13(d)
D&O Persons	Section 6.16(a)
Designated Material Contracts	Section 6.1(b)(viii)
Document	Section 9.8
Effective Time	Section 2.1(c)(ii)
Escrowed Shares Escrow Account	Section 2.8(b)(i)
Escrowed Shares Escrow Agent	Section 2.8(a)
Escrowed Shares Escrow Agreement	Section 2.8(b)(i)
Financial Statements	Section 3.4(a)
Founder Escrowed Shares	Section 2.8(a)
Founder Group	Section 2.8(e)(ii)
Forward Purchase	Recitals

Term	Section
Forward Purchase Agreement	Recitals
FPA Purchaser	Recitals
FPA Amendment	Section 6.22
IIAC	Introduction
IIAC Board	Recitals
IIAC D&O Tail Policy	Section 6.16(c)
IIAC Related Party	Section 5.11
IIAC Related Party Transactions	Section 5.11
IIAC SEC Reports	Section 5.8
IIAC Shareholders Meeting	Section 6.9
Investors	Recitals
Latest Balance Sheet	Section 3.4(a)
Latest IIAC Balance Sheet	Section 5.15
Leased Real Property	Section 3.18(b)
Listing Application	Section 6.13
Lock-Up Agreement	Recitals
Long-Term Incentive Plan	Recitals
Market Disruption Event	Section 2.8(e)(iii)
Marks	Definition of “Intellectual Property Rights”
Material Contracts	Section 3.7(a)
Material Permits	Section 3.6
Merger	Recitals
Merger Consideration	Section 2.1(c)(vii)
Merger Documents	Section 2.1(c)(ii)
Merger Proposal	Section 6.9
Merger Sub	Introduction
Monterubello	Recitals
Parties	Introduction
Patents	Definition of “Intellectual Property Rights”
PCAOB Company Audited Financial Statements	Section 6.15(a)
PIPE Financing	Recitals
PIPE Financing Amount	Recitals
PIPE Subscription Agreements	Recitals
Plan of Merger	Section 2.1(c)(ii)
Pre-Closing Restructuring Transactions	Section 6.20
Private Converted Warrant	Section 2.4
Pro Rata Basis	Section 2.8(e)(iv)
Prospectus	Section 9.18
Public Converted Warrant	Section 2.4
Public Shareholders	Section 9.18
Registration Rights Agreement	Recitals
Related Proceeding	Section 9.16
Release Notice	Section 2.8(b)(ii)
Required Company Shareholder Approval	Section 6.10
Rules	Section 9.16
Share Repurchase	Recitals
Shareholders Agreement	Recitals
Signing Filing	Section 6.6(b)
Signing Press Release	Section 6.6(b)
Sponsor	Recitals
Sponsor Letter Agreement	Recitals

Term	Section
Surviving Company	Section 2.1(c)(i)
Tax Treaty	Section 3.16(m)
Termination Date	Section 8.1(d)
Terms and Conditions of the Special Voting Shares	Section 6.17(a)
Trade Secrets	Definition of “Intellectual Property Rights”
Trading Day	Section 2.8(e)(v)
Transaction Proposals	Section 6.9
Transaction Litigation	Section 6.18
Trust Account	Section 9.18
Trust Account Released Claims	Section 9.18
Trust Agreement	Section 5.10
Trustee	Section 5.10
Volume Weighted Average Share Price	Section 2.8(e)(vi)
Waived 280G Benefits	Section 6.26
Warrant Agreement Amendment	Section 2.4
Warrant Assumption Agreement	Section 2.4

ARTICLE 2

CLOSING TRANSACTIONS

Section 2.1    Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:

(a)    Conversion. On the Closing Date prior to the Effective Time, the Company shall cause the Conversion to occur in accordance with Section 25, paragraph 3 of Law no. 218/95 and Sections 2369, paragraph 5 and 2437 of the Italian Civil Code, European legislation and case law of the Court of Justice of the European Union, by means of the execution of a Dutch notarial deed of cross-border conversion and amendment of the articles of association of the Company. Upon execution of this deed, the Company shall make all filings required to be made with the Dutch Trade Register (Handelsregister) and the Italian competent Companies’ Register. In connection with the Conversion, the Company shall undergo a share split, or any other transaction or share reorganization with a similar effect, including a repurchase of outstanding shares or transfer of treasury shares to existing Zegna Shareholders, in order to ensure that, immediately following the Closing (for the avoidance of doubt including the Share Repurchase), the Zegna Shareholders will hold 155,400,000 Company Ordinary Shares, and as part of the Conversion, the Company shall cause (i) the Company Articles of Association to become the articles of association of the Company and (ii) the Company to be renamed as agreed by Ermenegildo Zegna and Monterubello. The Company shall cause the Conversion to be prepared and consummated in accordance with applicable Law, European legislation and case law of the Court of Justice of the European Union. The Company and its Representatives shall give IIAC and its pertinent Representatives a reasonable opportunity to review any applicable documents, certificates or filings in connection with the Conversion and will consider in good faith any comments thereto.

(b)    Forward Purchase. Following the Conversion on the Closing Date, the FPA Purchaser (or its permitted assignee) shall purchase from IIAC, and IIAC shall issue to the FPA Purchaser, 22,500,000 IIAC Class A Ordinary Shares for an aggregate purchase price of €184,500,000, subject to adjustment in accordance with the terms of the Forward Purchase Agreement.

(c)    The Merger.

(i)    Immediately following the consummation of the Forward Purchase pursuant to Section 2.1(b), on the terms and subject to the conditions set forth in this Agreement and in accordance with the Companies Act (As Revised) of the Cayman Islands (the “Cayman Islands Act”), Merger Sub shall merge with and into IIAC at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease and IIAC shall continue as the surviving entity of the Merger (the “Surviving Company”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the Cayman Islands Act.

(ii)    On the Closing Date, IIAC and Merger Sub shall cause a plan of merger (the “Plan of Merger”), in a form reasonably satisfactory to the Company and IIAC (with such modifications, amendments or supplements thereto as may be required to comply with the Cayman Islands Act), along with all other documentation and declarations required under the Cayman Islands Act in connection with such merger, to be duly executed and properly filed with the Cayman Islands Registrar of Companies (the “Cayman Registrar”), in accordance with the relevant provisions of the Cayman Islands Act (together, the “Merger Documents”). The Merger shall become effective on the date and time at which the Merger Documents have been duly filed with the Cayman Registrar or on a subsequent date and time as is agreed by IIAC and the Company and specified in the Merger Documents in accordance with the Cayman Islands Act (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(iii)    The Merger shall have the effects as provided in this Agreement, in the Merger Documents and in the applicable provisions of the Cayman Islands Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, immunities, powers and franchises of each of IIAC and Merger Sub shall vest in the Surviving Company and all debts, liabilities and duties of each of IIAC, and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company.

(iv)    At the Effective Time, the Governing Documents of IIAC as amended pursuant to the Merger Documents shall be the Governing Documents of the Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(v)    At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(vi)    At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share in the capital of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one ordinary share in the share capital of the Surviving Company.

(vii)    At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each IIAC Share (other than such shares cancelled pursuant to Section 2.1(c)(ix)) issued and outstanding as of immediately prior to the Effective Time shall remain outstanding as one ordinary share of the Surviving Company that is held in the accounts of the Exchange Agent, solely for the benefit of the Pre-Closing IIAC Holders, for further contribution immediately following the Effective Time as provided in Section 2.1(c)(viii) (the “Merger Consideration”). From and after the Effective Time, the holder(s) of certificates, if any, evidencing ownership of the IIAC Shares or IIAC Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or under applicable Law.

(viii)    Immediately following the Effective Time, and in accordance with the provisions of Section 2:94b of the Dutch Civil Code (Burgerlijk Wetboek), the Exchange Agent, acting solely for the account and benefit of the Pre-Closing IIAC Holders (other than the holders of IIAC Shares to be cancelled in accordance with pursuant to Section 2.1(c)(ix)), shall contribute, for the account and benefit of the Pre-Closing IIAC Holders (other than the holders of IIAC Shares to be cancelled pursuant to Section 2.1(c)(ix)), each of the issued and outstanding ordinary shares of the Surviving Company held in the accounts of the Exchange Agent solely for the benefit of the Pre-Closing IIAC Holders (other than the holders of IIAC Shares to be cancelled pursuant to Section 2.1(c)(ix)) to the Company, as a contribution in kind (inbreng op aandelen anders dan in geld) and, in consideration of this contribution in kind, the Company shall issue (uitgeven) to the Exchange Agent for the account and benefit of the Pre-Closing IIAC Holders (other than the holders of IIAC Shares to be cancelled pursuant to Section 2.1(c)(ix)) one Company Ordinary Share in respect of each ordinary share of the Surviving Company so contributed.

(ix)    At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each IIAC Share held immediately prior to the Effective Time by IIAC as treasury shares shall be cancelled and extinguished, and no consideration shall be paid with respect thereto. Immediately following the Effective Time, the Parties expect that the outstanding Equity Securities of the Company shall be as set forth on Section 2.1(c)(ix) of the Company Disclosure Schedules (subject to adjustment in accordance with Section 2.9).

(d)    PIPE Financing. Immediately following the Effective Time, the Company shall consummate the PIPE Financing pursuant to and in accordance with the terms of the applicable PIPE Subscription Agreements.

(e)    Capital Distribution. Promptly following the consummation of the PIPE Financing pursuant to Section 2.1(d), the Surviving Company shall distribute an amount of cash equal to the Capital Distribution Amount to the Company by way of a return of capital distribution under Cayman Islands law.

(f)    Share Repurchase. Promptly following the Capital Distribution pursuant to Section 2.1(e), the Company shall acquire 54,600,000 Company Ordinary Shares (subject to adjustment in accordance with Section 2.9) from Monterubello in exchange for €455,000,000 (the “Cash Consideration”). Following the Conversion, the Forward Purchase, the Merger, the PIPE Financing, the Capital Distribution and the Share Repurchase, the Parties expect that the outstanding Equity Securities of the Company shall be as set forth on Section 2.1(f) of the Company Disclosure Schedules (subject to adjustment in accordance with Section 2.9).

Section 2.2    Closing. The closing of the Forward Purchase, the closing of the Merger, the closing of the PIPE Financing, the closing of the Capital Distribution and the closing of the Share Repurchase (collectively, the “Closing”) shall take place by conference call and by exchange of signature pages by email or other electronic transmission at 9:00 a.m. Central European Time on (a) a date to be mutually agreed by IIAC and the Company but no later than the fifth (5th) Business Day following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the date upon which the Closing actually occurs is referred to herein as the “Closing Date”) or (b) at such other date and time as IIAC and the Company may mutually agree in writing. All Closing actions will be deemed to be one, single transaction. Accordingly, no action will be deemed to have been taken, no obligation will be deemed to have been performed and no instrument will be deemed to have been exchanged unless and until all other actions will have been taken, all other obligations will have been performed, and all other instruments will have been exchanged as set forth in this Article 2.

Section 2.3    Withholding. The Company and IIAC shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 2.4    IIAC Warrants. As a result of the Merger and without any action of any Party or any other Person (but without limiting the obligations of the Company pursuant to the last sentence of this Section 2.4), (a)

each public IIAC Warrant that is outstanding immediately prior to the Effective Time shall automatically cease to represent a right to acquire IIAC Class A Shares and shall automatically represent, immediately following the Effective Time, a right to acquire Company Ordinary Shares (a “Public Converted Warrant”) on the same contractual terms and conditions as were in effect immediately prior to the Effective Time under the terms of the Warrant Agreement and (b) each private IIAC Warrant that is outstanding immediately prior to the Effective Time shall be exchanged, immediately following the Effective Time, for the issuance of a new Company Warrant representing a right to acquire Company Ordinary Shares (a “Private Converted Warrant”; the Private Converted Warrants, together with the Public Converted Warrants, the “Converted Warrants”) on the same contractual terms and conditions of the private IIAC Warrants as were in effect immediately prior to the Effective Time; provided, that each Converted Warrant: (i) shall represent the right to acquire the number of Company Ordinary Shares equal to the number of IIAC Class A Shares subject to each such IIAC Warrant immediately prior to the Effective Time and (ii) shall have an exercise price of $11.50 per whole warrant required to purchase one Company Ordinary Share; and (iii) shall expire on the five (5) year anniversary of the Closing Date. The Company and IIAC shall, as of immediately prior the Effective Time, enter into and adopt the warrant assumption agreement, substantially reflecting the relevant terms set forth in Exhibit D attached hereto (the “Warrant Assumption Agreement”), pursuant to which the Company shall assume all applicable obligations of IIAC under the Warrant Agreement and take such other action as is necessary to effectuate the conversion of the IIAC Warrants into Company Warrants as contemplated in this Section 2.4 (including, for the avoidance of doubt, amending the Warrant Agreement substantially in accordance with the relevant terms set forth in Exhibit D attached hereto (the “Warrant Agreement Amendment”)).

Section 2.5    Transaction Structure. Each Party shall, if requested by any other Party to implement any reorganization transactions or implement any changes to the structure of the Transactions, consider such reorganization transactions or transaction structure changes in good faith and cooperate with the other Party to the extent it determines in good faith that such reorganization transactions or transaction structure changes are advisable and will not (a) have an adverse impact on such Party or its direct or indirect Subsidiaries or equityholders, (b) alter or change the amount or kind of the consideration to be received or paid by any of its or any of its equityholders in connection with the Transactions, (c) have an adverse effect on the Tax consequences of the Transactions to it or its direct or indirect equityholders or (d) materially impede or delay consummation of the Transactions. Any such changes to the structure of the Transactions that are agreed upon by the Parties shall be set forth in writing in an amendment to this Agreement pursuant to the terms hereof.

Section 2.6    Use of Proceeds. The Parties intend that the proceeds from the Transactions shall be allocated in the manner set forth on Section 2.6 of the Company Disclosure Schedules.

Section 2.7    Payment of Expenses. On the Closing Date following the Closing, IIAC shall pay or cause to be paid by wire transfer of immediately available funds all the Transaction Expenses.

Section 2.8    Escrowed Shares.

(a)    Delivery of the Founder Escrowed Shares. Following the Effective Time and the contribution as provided in Section 2.1(c)(vii) and Section 2.1(c)(viii), the Founder Group shall deliver electronically through DTC, using DTC’s Deposit/Withdrawal At Custodian System to an escrow agent to be designated by the Parties in good faith prior to the Closing (the “Escrowed Shares Escrow Agent”), fifty percent (50%), rounded up to the nearest whole Company Ordinary Share, of the Company Ordinary Shares that shall have been issued to the members of the Founder Group in exchange for their respective IIAC Class B Shares (the “Founder Escrowed Shares”) to be held in escrow in accordance with this Section 2.8. The purpose of the escrow shall be to ensure the delivery of (the part of) the Founder Escrowed Shares in the event of an acquisition by the Company in accordance with this Section 2.8. For the avoidance of doubt, the other fifty percent (50%), rounded down to the nearest whole Company Ordinary Share, of the Company Ordinary Shares that shall have been issued to the members of the Founder Group in exchange for their respective IIAC Class B Shares shall be retained by such members and shall not be held in escrow. The last sentence of Section 2.3 shall apply mutatis mutandis to the selection of the Escrowed Shares Escrow Agent.

(b)    Procedures Applicable to the Escrow of the Founder Escrowed Shares.

(i)    Upon receipt of the Founder Escrowed Shares, the Escrowed Shares Escrow Agent shall place such Founder Escrowed Shares in an escrow account (the “Escrowed Shares Escrow Account”) established pursuant to an escrow agreement, in form and substance reasonably acceptable to the Company, the Escrowed Shares Escrow Agent and the members of the Founder Group, to be entered into at the Closing by the Company, the Escrowed Shares Escrow Agent and the members of the Founder Group (the “Escrowed Shares Escrow Agreement”).

(ii)    Promptly upon the occurrence of any triggering event described in Section 2.8(c) below, or as soon as practicable after the Company becomes aware of the occurrence of such triggering event or receives written notice of a triggering event from any member of the Founder Group, the Company shall prepare and deliver, or cause to be prepared and delivered, in consultation with the Founder Group, a mutually agreeable written notice to the Escrowed Shares Escrow Agent (a “Release Notice”), which Release Notice shall set forth in reasonable detail the triggering event giving rise to the requested release and the specific release instructions with respect thereto (including the number of Founder Escrowed Shares to be released and the identity of the person to whom they should be released). The Company shall negotiate in good faith with the Founder Group to resolve any disputes that may arise between any of them with respect to the determination of the occurrence of a triggering event and the preparation of the applicable Release Notice provided, that the resolution of any such dispute shall ultimately be made by the Company in good faith.

(iii)    The Founder Escrowed Shares that are to be released from the Escrowed Shares Escrow Account and distributed to the Founder Group shall be distributed to each member of the Founder Group on a Pro Rata Basis, where any fractional entitlements are settled among the Founder Group as determined by the Escrowed Shares Escrow Agent.

(iv)    Any dividends or other distributions attributable to the Founder Escrowed Shares (less any applicable Tax or similar charges levied upon or attributable thereto, including Tax levied by the jurisdiction of tax residency of each respective beneficial owner thereof (which such amounts shall be released to or on behalf of the applicable beneficial-owner member of the Founder Group)) shall be held in escrow in the Escrowed Shares Escrow Account by the Escrowed Shares Escrow Agent and released to the applicable member of the Founder Group if and when the corresponding Founder Escrowed Shares are released to such member; provided, that in case of acquisition of any Founder Escrowed Shares by the Company (as described in Section 2.8(b)(vii)), then such amounts (less any applicable Tax or similar charges levied upon or attributable thereto, including Tax levied by the jurisdiction of tax residency of each respective beneficial owner thereof) shall be first contributed by the Founder Group to the Company (either as a capital contribution on such Founder Escrowed Shares or in consideration of the issuance of new Company Ordinary Shares) and immediately thereafter such Founder Escrowed Shares (or new Company Ordinary Shares issued in respect of the aforementioned contribution) shall be so acquired by the Company for no consideration. The Founder Group (or their respective Affiliates) shall be the sole beneficiary(ies) of any escrow account in which the Founder Escrowed Shares and any cash or other property distributed thereon are held, and the Founder Group (or such successors and assigns, as applicable) shall be treated for Tax purposes as the “Tax owners” of each Escrowed Shares Escrow Account and the Founder Escrowed Shares, cash and other properties held therein (and the same shall be stipulated in any related escrow or account control agreement); provided, that the Founder Escrowed Shares and any cash or other property distributed thereon will be subject to the conditions on contribution and acquisition by the Company described herein. Any interest or similar amounts earned in any such Escrowed Shares Escrow Account shall be the exclusive property of the Founder Group as and when such amounts are received and shall not be subject to the conditions on contribution and acquisition by the Company described herein.

(v)    The price triggers for the lapse of the conditions on contribution and acquisition by the Company described herein and consequently the release of Founder Escrowed Shares described in Section 2.8(c) shall be subject to customary adjustments for any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination, exchange of shares, merger or any similar event.

(vi)    All Founder Escrowed Shares shall, upon issuance, be subject to the terms of the Shareholders Agreement, the Registration Rights Agreement and the Lock-Up Agreement, as may be applicable. Except as permitted in accordance with the Escrowed Shares Escrow Agreement, the Founder Group shall not, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, any of the Founder Escrowed Shares, until the earlier of: (1) the date on which the relevant release triggers have been satisfied as described in Section 2.8(c) below and such shares have been released to the members of the Founder Group entitled thereto; (2) a Change of Control; and (3) such date that is seven (7) years from the Closing.

(vii)    For the avoidance of doubt, except as provided by Section 2.8(b)(iv), no additional Company Ordinary Shares will be placed in the Escrowed Shares Escrow Account for release or issuance pursuant to this Section 2.8, and upon release of all of the Founder Escrowed Shares in the Escrowed Shares Escrow Account, the Escrowed Shares Escrow Agreement shall terminate pursuant to its terms and the provisions of this Section 2.8 shall no longer have any force or effect. Notwithstanding the foregoing, any Founder Escrowed Shares not eligible to be released from the Escrowed Shares Escrow Account in accordance with the terms of Section 2.8(c) after the lapse of the seven (7)-year anniversary of the Closing Date shall thereafter be acquired by the Company for no consideration, and thereafter no member of the Founder Group shall have any rights with respect to such Founder Escrowed Shares.

(c)    Release of the Founder Escrowed Shares. The conditions on contribution and acquisition by the Company described herein shall cease to apply and consequently the Founder Escrowed Shares shall be released and transferred as follows:

(i)    seventy percent (70%), rounded up to the nearest whole number, of the Founder Escrowed Shares shall be released from the Escrowed Shares Escrow Account and transferred to the applicable Founder Group member on a Pro Rata Basis, where any fractional entitlements are settled among the Founder Group as determined by the Escrowed Shares Escrow Agent, in accordance with Section 2.8(b) upon receipt of the applicable Release Notice by the Escrowed Shares Escrow Agent if the Volume Weighted Average Share Price equals or exceeds $12.50 per share for any twenty (20) Trading Days within any consecutive thirty (30) Trading Day period commencing after the Closing (subject to adjustment pursuant to Section 2.8(b)(v));

(ii)    one hundred percent (100%) of the Founder Escrowed Shares that are at that time in the Escrowed Shares Escrow Account shall be released from the Escrowed Shares Escrow Account and transferred to the applicable Founder Group member on a Pro Rata Basis, where any fractional entitlements are settled among the Founder Group as determined by the Escrowed Shares Escrow Agent, in accordance with Section 2.8(b) upon receipt of the applicable Release Notice by the Escrowed Shares Escrow Agent if the Volume Weighted Average Share Price equals or exceeds $15.00 per share for any twenty (20) Trading Days within any consecutive thirty (30) Trading Day period commencing after the Closing (subject to adjustment pursuant to Section 2.8(b)(v)); or

(iii)    one hundred percent (100%) of the Founder Escrowed Shares that are at that time in the Escrowed Shares Escrow Account shall be released from the Escrowed Shares Escrow Account and transferred to the applicable Founder Group member on a Pro Rata Basis, where any fractional entitlements are settled among the Founder Group as determined by the Escrowed Shares Escrow Agent, in accordance with Section 2.8(b) upon receipt of the applicable Release Notice by the Escrowed Shares Escrow Agent if the Company consummates a transaction which results in a Change of Control of the Company or if the Company Ordinary Shares cease to be listed or traded on a U.S. national or regional securities exchange.

(d)    For the avoidance of doubt, if the condition for more than one triggering event is met pursuant to Section 2.8(c), then all of the Founder Escrowed Shares to be released and transferred in connection with each such triggering event shall be released and delivered to the applicable members of the Founder Group in accordance with this Section 2.8.

(e)    Definitions. For purposes of this Section 2.8:

(i)    “Change of Control” means (A) a merger, consolidation, reorganization or similar business combination transaction involving the Company in which the holders of the outstanding equity interests in the Company immediately prior to the consummation of such transaction do not collectively own a majority of the outstanding voting power of the surviving entity immediately upon the consummation of such transaction; (B) a transaction (or series of related transactions) in which a majority of the voting securities of the Company are transferred to any other unaffiliated person, entity or “group;” (C) the sale, in one transaction or series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole; or (D) the date on which a third party (which is not an Affiliate of Monterubello, Ermenegildo Zegna or the Sponsor) beneficially owns (x) at least thirty percent (30%) of the issued and outstanding Company Ordinary Shares and (y) voting securities with voting power in the Company that exceeds that of Monterubello and Ermenegildo Zegna as of such date.

(ii)    “Founder Group” means the Sponsor and the Other Class B Shareholders.

(iii)    “Market Disruption Event” means, with respect to any date, (A) the failure by NYSE or, if the Company Ordinary Shares are not then listed on the NYSE, the principal U.S. national or regional securities exchange on which the Company Ordinary Shares are then listed, or, if the Company Ordinary Shares are not then listed on a U.S. national or regional securities exchange, the principal other market on which the Company Ordinary Shares are then traded, to open for trading during its regular trading session on such date; or (B) the occurrence or existence, for more than two consecutive hours of trading or during the one-half hour period before the close of trading in that market, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Company Ordinary Shares or in any options contracts, warrants or futures contracts relating to the Company Ordinary Shares.

(iv)    “Pro Rata Basis” means, with respect to a member of the Founder Group, in accordance with the ratio calculated by dividing (A) the number of Company Ordinary Shares held by such member as of immediately following the Closing, by (B) the aggregate number of Company Ordinary Shares held by all of the members of the Founder Group as of immediately following the Closing.

(v)    “Trading Day” means a day on which (A) there is no Market Disruption Event; and (B) trading in the Company Ordinary Shares generally occurs on the NYSE or, if the Company Ordinary Shares are not then listed on the NYSE, the principal U.S. national or regional securities exchange on which the Company Ordinary Shares are then listed or, if the Company Ordinary Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Company Ordinary Shares are then traded.

(vi)    “Volume Weighted Average Share Price” means, for any Trading Day, the per share volume-weighted average price of Company Ordinary Shares as displayed under the heading “Bloomberg VWAP” on the Company’s page on Bloomberg (or any successor service) in respect of the period from the scheduled open of trading until the schedule close of trading of the primary trading session on such Trading Day (or, if such volume-weighted average price is unavailable, the market value of one (1) Company Ordinary Share on such Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm the Company and the Founder Group mutually select). The Volume Weighted Average Share Price will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

Section 2.9    Equitable Adjustments. If, between the date of this Agreement and the Closing, the IIAC Shares or the Company Ordinary Shares shall have been changed into a different number of shares or a different class, by reason of any share or stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach by IIAC with respect to its IIAC Shares or rights to acquire IIAC Shares or any breach by the Company with respect to its Company Ordinary Shares or rights to acquire Company Ordinary Shares, then any number, value (including Dollar or Euro value) or amount contained herein which is based upon the number of IIAC Shares or Company Ordinary Shares will be appropriately adjusted to provide to the holders of Company Ordinary Shares and the holders of IIAC Shares, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 2.9 shall not (a) be construed to permit the Parties to take any action with respect to their respective securities that is otherwise prohibited by this Agreement or (b) apply to the Conversion (including the split referred to in Section 2.1(a)) or any other transactions expressly contemplated by this Agreement or any Transaction Agreement to the extent consummated in accordance with the terms contemplated by this Agreement or such Transaction Agreement, as applicable (including, for the avoidance of doubt, any transactions expressly contemplated in the Company Disclosure Schedules).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY AND ITS SUBSIDIARIES

Subject to Section 9.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to IIAC as follows:

Section 3.1    Organization and Qualification.

(a)    Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have a Company Material Adverse Effect.

(b)    True and complete copies of the Governing Documents of the Company have been made available to IIAC, in each case, as amended and in effect as of the date hereof. The Governing Documents of the Company are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Governing Documents.

(c)    Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect. Without limiting the generality of the foregoing, the Company is not in a state of winding up or liquidation, insolvent, bankrupt or subject to any insolvency or pre-insolvency procedures under applicable Laws, unable to pay its debts as they fall due, or in any of the situations dealt with in Articles 2446 or 2447 of the Italian civil code nor it has proposed nor is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them.

Section 3.2    Capitalization of the Group Companies.

(a)    Except for any changes to the extent permitted by Section 6.1(b) or resulting from the issuance, grant, transfer or disposition of Equity Securities of the Company in accordance with this Agreement,

Section 3.2(a) of the Company Disclosure Schedule sets forth (i) a true and complete statement of the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding as of the date hereof and prior to the consummation of the Conversion, (ii) the identity of the Persons that are the record owners thereof and (iii) a list of all Contracts relating to the grant and terms of any Equity Awards of the Company. All of the Equity Securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable. The Equity Securities of the Company (A) were not issued in violation of the Governing Documents of the Company or any other Contract to which the Company is party or bound, (B) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (C) have been offered, sold and issued in compliance in all material respects with applicable Law, including Securities Laws and (D) are free and clear of all Liens (other than Permitted Liens or pledges to financial institutions to secure bona fide financing arrangements). Except for the Equity Awards set forth on Section 3.2(a) of the Company Disclosure Schedule, the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company’s Equity Securities.

(b)    Section 3.2(b) of the Company Disclosure Schedule sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record owners thereof. All of the Equity Securities of each Subsidiary of the Company (x) are duly authorized, validly issued, fully paid and nonassessable, (y) have been issued in compliance in all material respects with applicable Law and (z) are free and clear of any Liens, other than Permitted Liens.

(c)    There are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which holders of Company Ordinary Shares may vote.

(d)    None of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person (other than publicly traded securities held in money market or similar accounts as a passive investment by the Group Companies in the ordinary course of business and consisting of less than five percent (5%) of such Person’s outstanding Equity Securities) or the right to acquire any such Equity Security, and none of the Group Companies is a partner or member of any partnership, limited liability company or joint venture.

Section 3.3    Authority. The Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party and (subject to the approval of the relevant terms of this Agreement by the Company extraordinary shareholders’ meeting in accordance with Articles 2368 and 2369 of the Italian Civil Code and any other related formalities and any other shareholder approval, which may be adopted in one more separate resolutions, required pursuant to the Company Articles of Incorporation or applicable Law, including, for the avoidance of doubt, Dutch Law as Dutch Law will apply to the Company after the Conversion (the “Company Required Shareholder Approval”)), to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party, the performance of the Company’s obligations hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by the Company Board and upon receipt of the Company Required Shareholder Approval, no other corporate action on the part of the Company will be necessary to authorize this Agreement or such Ancillary Documents, the Company’s performance of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby. This Agreement and each Ancillary Document to which the Company is contemplated hereby to be a party of the date hereof has been (and each Ancillary Document to which the Company is contemplated hereby to be a party following the execution of this Agreement, will be upon execution thereof), duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or is contemplated to be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.4    Financial Statements; Undisclosed Liabilities.

(a)    The Company has made available or otherwise provided to IIAC a true and complete copy of (i) the audited consolidated statements of financial position of the Group Companies (consolidated) as of December 31, 2018, December 31, 2019 and December 31, 2020 (the “Latest Balance Sheet”) and (ii) the audited consolidated statements of profit and cash flows of the Group Companies (consolidated) for the twelve (12) month periods then ended (the “Financial Statements”), which are attached as Section 3.4(a) of the Company Disclosure Schedule and contain an unqualified report of the Company’s auditors. Each of the Financial Statements (including the notes thereto) (A) was prepared in accordance with IFRS and with applicable Law applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (B) fairly present the financial position, results of operations and cash flows of the Group Companies (consolidated) as at the date thereof and for the period indicated therein.

(b)    Except (i) as reflected or reserved against in the Financial Statements or disclosed in the notes thereto, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet, (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, the Company Expenses) or otherwise related to the Transactions, (iv) for executory obligations under Contracts and (v) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any Liabilities.

(c)    The Group Companies have established and maintain systems of internal accounting controls that are designed to provide reasonable assurances regarding the reliability of the financial reporting and the preparation of the Financial Statements in accordance with IFRS and other Laws as applicable to the Group Companies. The Group Companies maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in compliance, in all material respects, with applicable Laws that accurately reflect, in all material respects, all transactions required to be recorded therein in accordance with such Laws.

(d)    Since January 1, 2018, to the Company’s knowledge, no Group Company has received any written complaint, allegation, assertion or claim that there is (A) a deficiency in the Group Companies’ internal accounting controls that were described in Section 3.4(c) or (B) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal accounting controls of the Group Companies.

Section 3.5    Consents and Requisite Governmental Approvals; No Violations.

(a)    No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated hereby or by the Ancillary Documents, except for (i) any filings with or approvals or clearances from any Governmental Entities that the Parties determine (acting reasonably) are required and advisable to consummate the transactions contemplated hereby or by the Ancillary Documents, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of NYSE to permit the Company Ordinary Shares to be issued in accordance with this Agreement to be listed on the NYSE, (iv) filing of the Merger Documents under the applicable Law of the Cayman Islands, (v) such filings and approvals required in connection with the Conversion, (vi) the Required Company Shareholder Approval, (vii) the approvals and consents to be obtained by Merger Sub pursuant to Section 6.11, or (viii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to have a Company Material Adverse Effect.

(b)    Neither the execution, delivery or performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation of the transactions contemplated hereby and thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which any Group Company is a party or (B) any Group Company Permits, (iii) violate, or constitute breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.6    Permits. Each of the Group Companies has all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets (including with regard to all health- and safety-related matters) and to conduct its business as currently conducted, except where the failure to hold the same would not reasonably be expected to have a Company Material Adverse Effect. Except as is not and would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) each Material Permit has been legitimately obtained, is valid, in full force and effect in accordance with its terms; (ii) to the knowledge of the Company, no written notice of revocation, cancellation, suspension or termination of any Material Permit has been received by any Group Company; and (iii) to the knowledge of the Company, there are no circumstances that could cause the suspension, annulment, cancellation, revocation, withdrawal, termination or repeal of the Material Permits.

Section 3.7    Material Contracts.

(a)    Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party and that are not expired or have not been terminated, excluding any Employee Benefit Plan (collectively, the “Material Contracts”):

(i)    any Contract relating to Indebtedness of any Group Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of any Group Company in each case for an amount in excess of €10,000,000, but excluding derivative, hedging, swap, foreign exchange or similar arrangements;

(ii)    any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed €2,000,000;

(iii)    any franchising, consignment or similar agreement under which the aggregate annual payments to or by Group Companies exceed €2,000,000;

(iv)    any license agreement, except for any click-wrap, shrink-wrap and Off-the-Shelf Software licenses, and any other non-exclusive Software licenses that are commercially available on reasonable terms to the public generally, with an annual or one-time royalty, license fee or similar payment in an amount in excess of €2,000,000;

(v)    any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed €2,000,000;

(vi)    any material joint venture, profit-sharing, partnership, research and development or other similar Contract;

(vii)    any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area, (B) contains any material exclusivity, “most favored nation” or similar provisions, obligations or restrictions on the Group Companies or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, in each case, in any material respect;

(viii)    any Contract governing the terms of, or otherwise related to, the employment, engagement or services of the current managers of the Group Companies who report directly to the Company’s Chief Executive Officer;

(ix)    any Contract for the purchase or sale of any business or an amount of stock or assets (whether by merger, sale of stock, sale of assets or otherwise) other than acquisitions or dispositions made in the ordinary course of business, at a purchase price in excess of €5,000,000, or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(x)    any settlement, conciliation or similar Contract (A) the performance of which would, or would be reasonably likely to, involve any payments after the date hereof in an amount in excess of €2,000,000, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company in an amount in excess of €2,000,000; and

(xi)    other than any Contracts relating to any Company Related Party Transaction, any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of €2,000,000 or (B) aggregate payments to or from any Group Company in excess of €2,000,000 over the life of the agreement and in each case that is not terminable by the applicable Group Company without penalty upon less than ninety (90) days’ prior written notice.

(b)    (i) Each Material Contract is effective, valid and binding on the applicable Group Company and, to the knowledge of the Company, the counterparty thereto, and is in full force and effect and enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, the counterparties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) the applicable Group Company and, to the knowledge of the Company, the counterparties thereto are not in material breach of, or default under, any Material Contract and (iii) no event has occurred that (with or without due notice or lapse of time or both) would result in a material breach of, or default under, any Material Contract by the applicable Group Company or, to the Company’s knowledge, the counterparties thereto. The Company has made available or otherwise provided to IIAC true and complete copies or written descriptions of the terms of all Material Contracts in effect as of the date hereof (other than purchase orders, invoices and similar confirmatory or administrative documents that are ancillary to the main contractual relationship between the parties to a particular Contract or group of Contracts and that, in each case, do not contain any material terms, conditions, obligations or rights).

Section 3.8    Absence of Changes. During the period beginning on January 1, 2021 and ending on the date of this Agreement:

(a)    no Company Material Adverse Effect has occurred; and

(b)    except (i) for any COVID-19 Measures and (ii) as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby: (A) the Group Companies have conducted their businesses in the ordinary course in all material respects and (B) the Company has not taken any action that would require the consent of IIAC if taken during the period from the date of this Agreement until the Closing pursuant to Section 6.1(b)(i), Section 6.1(b)(ii), Section 6.1(b)(v), Section 6.1(b)(vi) or Section 6.1(b)(xix) (solely to the extent related to any of the foregoing).

Section 3.9    Litigation. There is (and since January 1, 2018 there has been) no Proceeding pending or, to the Company’s knowledge, threatened against or involving any Group Company or, to the Company’s knowledge, pending or threatened against or involving any Group Company’s managers, officers, directors or employees (in their capacity as such), except for Proceedings that, if adversely decided or resolved, would not or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

Section 3.10    Compliance with Applicable Law. Each Group Company (i) conducts (and since January 1, 2018 has conducted) its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order and (ii) has not received any written communications or, to the Company’s knowledge, any other communications from a Governmental Entity that alleges that such Group Company is not in compliance with any such Law or Order, except in the case of each of clauses (i)  and (ii), as would not reasonably be expected to have a Company Material Adverse Effect.

Section  3.11    Employee Plans.

(a)    With respect to each material Employee Benefit Plan, the Group Companies have provided IIAC with true and complete copies of the material documents pursuant to which the plan is maintained, funded and administered, or a written description of the terms thereof.

(b)    Each Employee Benefit Plan has been established, maintained, funded and administered in all material respects in compliance with its terms and applicable Laws. No Group Company has any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, in each case other than any plan or program sponsored or maintained by a Governmental Entity. No Group Company has any

material Liabilities to provide any retiree or post-termination or post-ownership health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar Law and for which the recipient pays the full premium cost of coverage. No Group Company has any material Liabilities by reason of at any relevant time being considered a single employer under Section 414 of the Code with any other Person (other than a Group Company).

(c)    Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service. None of the Group Companies has incurred (whether or not assessed) any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(d)    There are no pending or, to the Company’s knowledge, threatened claims or Proceedings with respect to any Employee Benefit Plan except for claims or Proceedings that would not reasonably be expected to have a Company Material Adverse Effect.

(e)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions could (alone or in combination with any other event(s)) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies or (iv) entitle any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies to any severance pay or any other payment.

(f)    No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of any of the Group Companies under any Employee Benefit Plan or otherwise as a result of the consummation of the Transactions could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

(g)    Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(h)    No member of the Group Companies have any obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or Section 409A of the Code or otherwise.

(i)    Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Entity and in material compliance with the Law and with the collective and individual agreements. All material contributions required to have been made by or on behalf of the Group Companies with respect to plans or arrangements maintained or sponsored a Governmental Entity (including severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been correctly calculated timely made or fully and properly accrued, in material compliance with the Law and with the collective and individual agreements. At all relevant times, all benefit payments under Foreign Benefit Plans have been adjusted regularly and, where applicable, in accordance with contractual or other provisions, and no backlog adjustments must be made for periods up to the Closing Date.

(j)    Notwithstanding any other representation or warranty in this Article 3, the representations and warranties contained in this Section 3.11 constitute the sole representations and warranties of the Group Companies relating to Employee Benefits Plans.

Section 3.12    Environmental Matters.

(a)    None of the Group Companies have received any written communication or, to the Company’s knowledge, other communication from any Governmental Entity or any other Person regarding any actual, alleged or potential violation in any respect of, or a failure to comply in any material respect with, any Environmental Laws.

(b)    There is (and since January 1, 2018 there has been) no Proceeding pending or, to the Company’s knowledge, threatened against or involving any Group Company in respect to any Environmental Laws.

(c)    As of the date of this Agreement, to the Company’s knowledge, no property which has been owned or operated by the Group Companies at any time from January 1, 2018 to the date of this Agreement is contaminated with any Hazardous Substances under circumstances that are reasonably expected to require investigation or remediation by any Group Company.

(d)    Notwithstanding any other representation or warranty in this Article 3, the representations and warranties contained in this Section 3.12 constitute the sole representations and warranties of the Group Companies relating to Environmental Law.

Section 3.13    Intellectual Property.

(a)    Section 3.13(a) of the Company Disclosure Schedules sets forth an accurate and complete list of all (i) currently issued or pending Marks of the Group Companies (specifying for each item (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable), and (ii) third-party Marks licensed to the Group Companies, in each case, as of the date hereof.

(b)    As of the date of this Agreement, to the knowledge of the Company, all necessary fees and filings with respect to any Company Registered Intellectual Property have been timely and duly submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such Company Registered Intellectual Property in full force and effect. As of the date of this Agreement, to the knowledge of the Company, no issuance or registration obtained and no application filed by the Group Companies for any Company Registered Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed, except for those in respect of which such Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date of this Agreement, to the knowledge of the Company, there are no Proceedings, including litigations, interference, re-examination, reissue, opposition, nullity or cancellation proceedings pending, that relate to any of the Company Registered Intellectual Property and no such Proceedings are threatened by any Governmental Entity or any other Person, in each case that would reasonably be expected to have a Company Material Adverse Effect.

(c)    Each Group Company exclusively owns all right, title and interest in and to all Company Owned Intellectual Property, free and clear of all Liens or obligations to others (other than Permitted Liens). No Group Company has transferred ownership of, or granted any exclusive license with respect to, any Company Owned Intellectual Property to any other Person. The applicable Group Company has valid and enforceable rights under all of its Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by such Group Company, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. The Company Owned Intellectual Property and the Company Licensed Intellectual Property constitute all of the intellectual property used or held for use by the Group Companies in the operation of their respective businesses, and all intellectual property necessary and sufficient to enable the Group Companies to conduct their respective businesses as currently conducted in all material respects. The Company Registered Intellectual Property and the Company Licensed Intellectual Property, is valid, subsisting and, to the knowledge of the Company, enforceable, and all of the Group Companies’ rights in and to the Company Registered Intellectual Property, all other Company Owned Intellectual Property and, to the knowledge of the Company, the Company Licensed Intellectual Property, are valid and enforceable, in each case except for any failure that would not reasonably be expected to have a Company Material Adverse Effect.

(d)    Each Group Company’s current and former employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Company Owned Intellectual Property since January 1, 2018 (each such person, a “Creator”) have agreed to maintain and protect Trade Secrets and confidential information of all Group Companies. Each Group Company’s current and former employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property have irrevocably assigned or have agreed to a present irrevocable assignment to such Group Company all Intellectual Property Rights authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with such Group Company, other than such Intellectual Property Rights that cannot be assigned under applicable Law. There are no current and former employees, consultants, advisors, independent contractors or Persons that could claim any rights whatsoever, including as to title-ownership or economic claims, in relation to such Intellectual Property Rights or to the performance of any related activity, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(e)    Each Group Company has not disclosed the Trade Secrets owned by or pertaining to each Group Company unless such disclosure was under an appropriate contractual, fiduciary or professional non-disclosure obligations, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. There has been no violation or unauthorized access to or disclosure of any Trade Secrets of or in the possession of each Group Company, or of any written obligations with respect to such, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(f)    None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any material manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Owned Intellectual Property.

(g)    To the knowledge of the Company, neither the conduct of the business of the Group Companies nor any of the Group Company products offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Group Companies nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Group Company product infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates any Intellectual Property Rights of any other Person, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(h)    Since January 1, 2018, there is no material Proceeding pending nor has any Group Company received any written communications or, to the Company’s knowledge, any other communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) inviting any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies, in each case except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(i)    Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, (i) to the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company Owned Intellectual Property in any material respect, and (ii) since January 1, 2018, no Group Company has made any written claim that is still pending against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property in any material respect.

(j)    Each Group Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by such Group Company or its employees in connection with the Group Company business, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as whole.

(k)    Notwithstanding any other representation or warranty in this Article 3, the representations and warranties contained in this Section 3.13 constitute the sole representations and warranties of the Group Companies relating to intellectual property matters.

Section 3.14    Labor Matters.

(a)    Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, since January 1, 2018, (i) none of the Group Companies (A) has or has had any material Liability for any arrears of wages or other compensation for services (including salaries, direct and indirect and deferred salary items, supplementary monthly salaries, wage premiums, commissions, fees or bonuses) other than the payment of wages in arrears in the ordinary course of business, or any penalty, fines, interest or other sums for failure to pay or delinquency in paying such compensation, and (B) has or has had any Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, State-funded wage integration (including due to COVID-19), social security, social insurances or other benefits or obligations for any employees of or any other individual engaged by any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice and regularly and timely made); (ii) the Group Companies have withheld all amounts required by applicable Law or by rules set by the applicable national or company level collective agreements or by internal regulations, or by individual agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies; and (iii) the Group Companies have been in material compliance with all applicable Laws respecting labor, employment and employment practices.

(b)    The employees have been properly classified and enrolled pursuant to the applicable Laws, rules set by the applicable national or company level collective agreements and individual agreements according to their duties, tasks and responsibilities as provided for in their employment contracts or performed on a de facto basis and according to the limited duration or the employment, where applicable, and no employee is entitled to be reclassified in a different employment level and, as a result, be entitled to a higher salary/indemnity or any other benefits, in each case except as would not reasonably be expected to have a Company Material Adverse Effect. No individual other than the employees may validly claim for the status of employee.

(c)    Section 3.14(c) of the Company Disclosure Schedules sets forth each material labor agreement, union contract or collective bargaining agreement to which any Group Company is a party or by which any Group Company is bound as of the date hereof. Since January 1, 2018, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, since January 1, 2018, there have been no labor organizing activities with respect to any employees of any Group Company. The Group Companies have effectively issued all the internal regulations, by-laws and policies required by the applicable Laws and the rules set by the applicable national or company level collective agreements and, at all times, have been in material compliance with all applicable Laws, rules set by the applicable national or company level collective agreements, individual agreements, internal regulations, by-laws and policies and terms and conditions of individual work agreements (including employment and self-employment), including any provisions relating to wages, variable remuneration, working hours, length of notice of termination, non-competition covenant, mandatory placement of disabled employees, fixed-term employment agreements, apprentice agreements, supply of manpower (somministrazione), health and safety at the workplace, social security contributions, contributions due to funds provided by the rules set by the applicable national or company level collective agreements, in each case except as would not reasonably be expected to have a Company Material Adverse Effect.

(d)    Each employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force or furlough carried out by the Group Companies since January 1, 2020 has been implemented in compliance with all applicable Laws, in each case except as would not reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, the Group Companies have been materially compliant with any regulation issued by any competent authority in relation to COVID-19 and have not otherwise experienced any material employment-related liability with respect to or arising out of COVID-19 or any Law, Order or directive by any Governmental Entity in connection with or in response to COVID-19.

(e)    There are no pending nor, to the Company’s knowledge, threatened labor-related or employment or social security litigation or proceedings of any kind whatsoever related to or involving the Group Companies on one side, and any individual currently or formerly engaged directly or indirectly under any labor law-related agreement (including employment, directorship, self-employment or service contracts) or any labor-related entity or institute (including State social security entity) on the other side, whether before any labor or ordinary courts or before administrative or other courts or before administrative bodies including labor inspectorates, health and safety and sanitary inspectorates and social insurance institutions, nor any Group Companies has experienced any inspections carried out by any competent authorities which detected material breaches of any applicable Laws, collective agreements or individual agreements (including in relation to health and safety at the workplace, injury at the workplace, professional illnesses and services agreements) and social security regulation, in each case except as would not reasonably be expected to have a Company Material Adverse Effect.

(f)    None of the Group Companies is required to make any material payment to any Governmental Entity in connection with any collective dismissal or redundancy procedure or unfair dismissal, which have all been carried out in compliance with the Law. None of the Group Companies is required to reinstate any employee or individual engaged by the Group Companies in its former conditions of work or remuneration.

(g)    Each of the Group Companies has paid, or has made specific provisions for the payment of, the severance payment of all employees and all labor-related liabilities of the same relating to benefits and other accrued outstanding payments and indemnities of any kind.

(h)    To the knowledge of the Company, no current or former employee or independent contractor of any Group Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation owed to any Group Company, in each case except as would not reasonably be expected to have a Company Material Adverse Effect.

(i)    As of the date hereof, to the knowledge of the Company, neither the Company’s Chief Executive Officer nor any current employee of any Group Company who reports directly to the Company’s Chief Executive Officer has provided written notice to the Company of an intention to terminate his or her employment prior to the one (1) year anniversary of the Closing.

(j)    None of the Group Companies reasonably expects any material Liability with respect to any allegations of sexual harassment, or other discrimination, retaliation or policy violation and, to the knowledge of the Company, there are no allegations relating to officers, directors, employees, contractors or agents or any individual engaged by the Group Companies, that would reasonably be expected to bring the Group Companies into disrepute or would result in material damages to the Group Companies.

(k)    Notwithstanding any other representation or warranty in this Article 3, the representations and warranties contained in this Section 3.14 constitute the sole representations and warranties of the Group Companies relating to labor matters.

Section 3.15    Insurance. Each Group Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the applicable Group Company believes to be prudent and customary in the businesses in which such Group Company is engaged.

Section 3.16    Tax Matters. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole:

(a)    Since the date of its respective incorporation or formation, as applicable, each Group Company has acted in compliance with any applicable Laws and Orders relating to Tax and is duly registered for Taxes wherever necessary.

(b)    Each Group Company has duly prepared and timely filed all Tax Returns required to have been filed by it, all such Tax Returns are true and complete and prepared in compliance with all applicable Laws and Orders, and each Group Company has completely and timely paid to the appropriate Tax Authority all Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return. All Taxes which are not yet due and payable, but which relate to periods ending on or before the Closing Date have been adequately provided for in all material respects in the books and records of each Group Company.

(c)    Each Group Company has deducted, withheld or collected all amounts required to be respectively deducted, withheld or collected by it for or on account of Taxes including all amounts required to be deducted, withheld or collected in respect of amounts deemed to be paid respectively by it, and has duly, completely and timely remitted all such amounts to the appropriate Tax Authority when required by Law to do so.

(d)    Each Group Company has not been served with any written notice of assessment or other written notices concerning the payment of Taxes which remains unresolved, and there are no audits, examinations, investigations, claims, disputes, litigations or other proceedings pending or threatened in writing with respect to any Taxes or Tax Return of the Company in any jurisdiction.

(e)    No Group Company has consented to extend or waive the time in which any Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(f)    No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(g)    No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state or local income Tax Law).

(h)    There are no Liens for Taxes on any assets of the Group Companies other than Permitted Liens.

(i)    During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(j)    No Group Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any Liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).

(k)    No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(l)    No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes).

(m)    The Company is not tax resident anywhere other than in its jurisdiction of incorporation, save that, following the Conversion the Company will be a Tax resident of the Netherlands on the basis of article 2, paragraph 4 of the Dutch Corporation Tax Act 1969 (Wet op de vennootschapsbelasting 1969) and of Italy on the basis of article 73, paragraph 3 of the Italian Income Tax Code (DPR n.917/1986), and that the Company intends to be treated as exclusively Tax resident of Italy, for which it will need to rely on article 4, paragraph 3 of the Convention between the Kingdom of the Netherlands and the Republic of Italy for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and on capital (the “Tax Treaty”) on the basis that its “place of effective management” is situated in Italy, it being understood that (x) the Company’s eligibility to the benefits of the Tax Treaty will depend on it not being considered to have executed the Transactions for the principal purpose or one of the principal purposes of obtaining the benefits of the Tax Treaty, having regard to all relevant facts and circumstances and (y) it cannot be excluded that the Netherlands Tax Authority will claim that the Company is exclusively Tax resident of the Netherlands, in the event of which the Company shall use its best efforts to resolve any dual Tax residency issue, for instance by seeking access to dispute resolution mechanisms under the EU Arbitration Directive or the Tax Treaty.

(n)    Notwithstanding any other representation or warranty in this Article 3, the representations and warranties contained in this Section 3.16 constitute the sole representations and warranties of the Group Companies relating to Tax matters.

Section 3.17    Brokers. Except as disclosed on Section 3.17 of the Company Disclosure Schedules and the fees of any broker, finder, investment banker or similar Person pursuant to any Contract entered into after the date hereof that is either expressly permitted pursuant to Section 6.1(b) or entered into in accordance with Section 6.1(b) (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 9.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.

Section 3.18    Real and Personal Property.

(a)    Owned Real Property. Section 3.18(a) of the Company Disclosure Schedules sets forth a true and complete list of all Owned Real Property. With respect to each Owned Real Property: (i) the applicable Group Company party thereto has full, good and marketable ownership title (such as indefeasible fee simple title or similar full title under applicable Law) to such Owned Real Property, free and clear of all liens and encumbrances, except Permitted Liens; (ii) the applicable Group Company party thereto has not leased or otherwise granted to any Person (other than a Group Company) the right to use or occupy such Owned Real Property or any portion thereof; and (iii) other than the right of IIAC pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. No Group Company is a party to any agreement or option to purchase any real property or interest therein. There are no rights, events or circumstances which (with or without taking other action) would entitle any third party, other than the Group Company, to exercise a right of entry to, or take possession of, all or any part of any Owned Real Property, or which would, in any other way, affect or restrict the exclusive continued physical possession, free enjoyment or use of any Owned Real Property.

(b)    Leased Real Property. Section 3.18(b) of the Company Disclosure Schedules sets forth a true and complete list of all real property leased, subleased, licensed, conceded or similarly used or occupied by any of the Group Companies (the “Leased Real Property”). Each Real Property Lease: (i) is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, (ii) is fully and unconditionally enforceable in accordance with its terms against such Group Company and each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity) and (iii) relates to a Leased Real Property used by the applicable Group Company party thereto in the performance and conduct of their respective businesses. There are no rights, events or circumstances which (with or without taking other action) would entitle any third party, other than the Group Company, to exercise a right of entry to, or take possession of, all or any part of any Leased Real Property, or which would, in any other way, affect or restrict the exclusive continued physical possession, free enjoyment or use of any Leased Real Property, other than as provided in the relevant Real Property Lease or under applicable Law. There is no breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a breach or default under any Real Property Lease or would permit termination of, or a material modification or acceleration thereof by, any counterparty to any Real Property Leases, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies. The Group Companies’ possession and quiet enjoyment of the Leased Real Property under any Real Property Lease has not been materially disturbed, and to the Company’s knowledge, there are no disputes, claims or demands, either pending or threatened in writing, with respect to any Real Property Lease, as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies. True and complete copies of all such Real Property Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) under which the aggregate annual rental payments exceed €500,000 have been made available to IIAC. With respect to each of the Real Property Leases: (i) the applicable Group Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (ii) the applicable Group Company has not collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein.

(c)    Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material tangible assets and properties of the Group Companies reflected in the Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies.

Section 3.19    Transactions with Affiliates. Section 3.19 of the Company Disclosure Schedules sets forth any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, or any entity controlled, directly or indirectly, by any of the foregoing Persons (collectively, “Company Related Parties”), that has a written Contract, arrangement, understanding or interest with or in any Group Company (each, a “Company Related Party Transaction”) and a description thereof; provided, that the definition of “Company Related Party Transaction” shall not include (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies, (ii) Contracts with respect to a Person’s status as a holder of Company Ordinary Shares, (iii) customary director and officer indemnification agreements and (iv) Contracts entered into after the date hereof that are either permitted pursuant to Section 6.1(b) or entered into in accordance with

Section 6.1(b). As of the date hereof, to the Company’s knowledge, no Company Related Party (A) owns any interest in any material asset or property used in the business of the Group Companies, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, lender, partner, customer, lessor, lessee or other material business relation of any Group Company or (C) owes any material amount to, or is owed a material amount by, any Group Company (other than accrued compensation, employee benefits, employee or director expense reimbursements). All Company Related Party Transactions (i) are valid, binding, in full force and effect, (ii) have been performed in accordance with their terms and no party to such agreements is in breach or default thereunder and (iii) have been concluded on arm’s-length terms and conditions and at market rates.

Section 3.20    Data Privacy and Security.

(a)    There is (and since January 1, 2018 there has been) no material Proceedings pending or, to the Company’s knowledge, threatened against or involving any Group Company initiated by any Person (including (i) the United States Federal Trade Commission, any state attorney general or similar state official; (ii) any other Governmental Entity, foreign or domestic; or (iii) any supervisory authority or other regulatory or self-regulatory entity) alleging that any Processing of Personal Data by or on behalf of a Group Company is or was in violation of any applicable Privacy Laws.

(b)    Since January 1, 2018, (i) there has been no material loss, damage, or to the Company’s knowledge, unauthorized or unlawful access, use or disclosure of Personal Data in the possession or control of any Group Company and any of its contractors with regard to any Personal Data obtained from or on behalf of a Group Company and (ii) to the Company’s knowledge, there have been no material unauthorized intrusions or breaches of security into any Group Company systems, and (iii) none of the Group Companies has notified or been required to notify any Person of any (A) loss, theft or damage of, or (B) other unauthorized or unlawful access to, or use, disclosure or other Processing of, Personal Data.

(c)    Each Group Company owns or has a license or other right to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies. All Company IT Systems are (i) free from any defect, bug, virus or programming, design or documentation error and (ii) in sufficiently good working condition to effectively perform all information technology operations necessary for the operation of the business of the Group Companies (except for ordinary wear and tear), except in the case of each of clauses (i) and (ii), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Since January 1, 2018, there have not been any failures, breakdowns or continued substandard performance of any Company IT Systems that (i) have caused a material failure or disruption of the Company IT Systems other than routine failures or disruptions that have been remediated in the ordinary course of business, and (ii) have not caused any events of the type described in Section 3.20(b) or affected Personal Data or Trade Secrets owned by or pertaining to each Group Company.

Section 3.21    Compliance with International Trade & Anti-Corruption Laws.

(a)    Neither the Group Companies, nor, to the Company’s knowledge, any of their respective officers, directors or employees, agents or any other Persons acting for or on behalf of any of the Group Companies, is or has been, since January 1, 2018, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) an entity located, incorporated, organized or resident in any country or territory which is or has, since January 1, 2018, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).

(b)     None of the Group Companies, nor, to the Company’s knowledge, any of their respective officers, directors or employees, agents or any other Persons acting for or on behalf of any of the foregoing, has (i) made, offered, promised, paid or received any bribes, kickbacks or other similar unlawful payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 3.22    Investigation; No Other Representations.

(a)    The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of IIAC and (ii) it has been furnished with or given access to such documents and information about IIAC and its business and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)    In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 5 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of IIAC or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 5 and in the Ancillary Documents to which it is or will be a party, neither IIAC nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.23    EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO IIAC OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 AND THE ANCILLARY DOCUMENTS, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY THAT HAVE BEEN MADE AVAILABLE TO IIAC OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY BY OR ON BEHALF OF THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY IIAC OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 3, ARTICLE 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF THE COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY IIAC OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS

AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE  4

REPRESENTATIONS AND WARRANTIES RELATING TO MERGER SUB

Subject to Section 9.8, except as set forth in the Company Disclosure Schedules, each of the Company and Merger Sub hereby represents and warrants to IIAC as follows:

Section 4.1    Organization and Qualification. Merger Sub is an exempted company duly incorporated, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of incorporation. The Governing Documents of Merger Sub are in full force and effect, and Merger Sub is not in breach or violation of any provision set forth in its Governing Documents.

Section 4.2    Authority. Merger Sub has the requisite exempted company power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the approvals and consents to be obtained by Merger Sub pursuant to Section 6.11, the execution and delivery of this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or in the case of any Ancillary Documents entered into after the date of this Agreement, will be upon execution thereof) duly authorized and approved by all necessary corporate action on the part of Merger Sub. This Agreement and each Ancillary Document to which Merger Sub is contemplated hereby to be a party as of the date hereof has been (and each Ancillary Document to which Merger Sub is contemplated hereby to be a party following the execution of this Agreement, will be upon execution thereof) duly and validly executed and delivered by Merger Sub and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of Merger Sub (assuming this Agreement has been and the Ancillary Documents to which Merger Sub is or is contemplated to be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto), enforceable against Merger Sub in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3    Capitalization. The Equity Securities of Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract. All of the outstanding Equity Securities of Merger Sub are owned directly by the Company, free and clear of all Liens (other than transfer restrictions under applicable Securities Law). As of the date hereof, Merger Sub has no Subsidiaries and does not own, directly or indirectly, any Equity Securities in any Person.

Section 4.4    Consents and Requisite Governmental Approvals; No Violations.

(a)    No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of Merger Sub with respect to Merger Sub’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated hereby or by the Ancillary Documents, except for (i) any filings with or approvals or clearances from any Governmental Entities that the Parties determine (acting reasonably) are required and advisable to consummate the Transactions, (ii) filing of the Merger Documents under the applicable law of the Cayman Islands, (iii) the approvals and consents to be obtained by Merger Sub pursuant to Section 6.11, or (iv) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b)    Neither the execution, delivery or performance by Merger Sub of this Agreement nor the Ancillary Documents to which it is or will be a party nor the consummation of the transactions contemplated hereby and thereby will, directly or indirectly (with or without due notice or lapse of time or both), (i) result in any breach of any provision of Merger Sub’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of, any Contract to which Merger Sub is a party, (iii) violate, or constitute breach under, any Order or applicable Law to which Merger Sub or any of their respective properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens), except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.

Section 4.5    Business Activities. Merger Sub was organized solely for the purpose of entering into this Agreement and the Ancillary Documents, and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its organization or formation, as applicable, or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

Section 4.6    Investigation; No Other Representations.

(a)    Merger Sub, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of IIAC and (ii) it has been furnished with or given access to such documents and information about IIAC and its businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)    In entering into this Agreement and the Ancillary Documents to which it is a party, Merger Sub has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 5 and in the Ancillary Documents to which it is a party and no other representations or warranties of IIAC or any other Person, either express or implied, and Merger Sub, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 5 and in the Ancillary Documents to which it is a party, neither IIAC nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.7    EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO IIAC OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 AND THE ANCILLARY DOCUMENTS, NEITHER MERGER SUB NOR ANY OTHER PERSON MAKES, AND MERGER SUB EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF MERGER SUB THAT HAVE BEEN MADE AVAILABLE TO IIAC OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF MERGER SUB BY OR ON BEHALF OF THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON

BY IIAC OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3, THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF MERGER SUB ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF MERGER SUB, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY IIAC OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE  5

REPRESENTATIONS AND WARRANTIES RELATING TO IIAC

(a) Subject to Section 9.8, except as set forth on the IIAC Disclosure Schedules, or (b) except as set forth in any IIAC SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), IIAC represents and warrants to the Company and Merger Sub as follows:

Section 5.1    Organization and Qualification. IIAC is an exempted company duly incorporated, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of incorporation. IIAC has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have an IIAC Material Adverse Effect. The Governing Documents of IIAC are in full force and effect, and IIAC is not in breach or violation of any provision set forth in its Governing Documents.

Section 5.2    Authority. IIAC has the requisite exempted company power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which IIAC is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Ancillary Documents to which IIAC is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the IIAC Board and upon receipt of the Required IIAC Shareholder Approval, no other corporate or equivalent action or proceeds on the part of IIAC is necessary to authorize this Agreement or such Ancillary Documents or the performance of IIAC’s obligations hereunder or thereunder. This Agreement and each Ancillary Document to which IIAC is contemplated hereby to be a party as of the date hereof has been (and each Ancillary Document to which IIAC is contemplated hereby to be a party following the execution of this Agreement, will be upon execution thereof) duly and validly executed and delivered by IIAC and constitutes or will constitute, upon execution thereof, a valid, legal and binding agreement of IIAC (assuming this Agreement has been and the Ancillary Documents to which IIAC is or is contemplated to be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto), enforceable against IIAC in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 5.3    Consents and Requisite Government Approvals; No Violations.

(a)    No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of IIAC with respect to IIAC’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated hereby or by the Ancillary Documents, except for (i) any filings with or approvals or clearances from any Governmental Entities that the Parties determine (acting reasonably) are required and advisable to consummate the transactions contemplated hereby or by the Ancillary Documents, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of the NYSE to permit Company Ordinary Shares to be issued in accordance with this Agreement to be listed on the NYSE, (iv) filing of the Merger Documents under the applicable law of the Cayman Islands, (v) the Required IIAC Shareholder Approval or (vi) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have an IIAC Material Adverse Effect.

(b)    Neither the execution, delivery or performance by IIAC of this Agreement nor the Ancillary Documents to which IIAC is or will be a party nor the consummation by IIAC of the transactions contemplated hereby and thereby will (i) result in any breach of any provision of IIAC’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which IIAC is a party or by which IIAC or any of its properties or assets are bound, (iii) violate, or constitute a breach under, any Order or applicable Law to which IIAC or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of IIAC, except in the case of clauses (ii) and (iii) above, as would not have an IIAC Material Adverse Effect.

Section 5.4    Business Activities. Since its date of incorporation, IIAC has not carried on any business or conducted any operations other than (a) related to its initial public offering or directed towards the accomplishment of a business combination and (b) the execution of this Agreement and other Ancillary Documents to which it is or will be a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

Section 5.5    Absence of Changes. Since the date of the Latest IIAC Balance Sheet there has been no change, occurrence or development in the financial condition, properties, assets, liabilities, business or results of operations or any other change, occurrence or development which has had, or would, individually or in the aggregate, reasonably be expected to have an IIAC Material Adverse Effect.

Section 5.6    Brokers. Except as disclosed on Section 5.6 of the IIAC Disclosure Schedules and the fees of any broker, finder, investment banker or similar Person pursuant to any Contract entered into after the date hereof that is either expressly permitted pursuant to Section 6.2 or entered into in accordance with Section 6.2 (which fees shall be the sole responsibility of IIAC, except as otherwise provided in Section 9.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of IIAC for which IIAC has any obligation.

Section 5.7    Capitalization of IIAC.

(a)    Section 5.7(a) of the IIAC Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding IIAC Shares and the IIAC Warrants. All outstanding Equity Securities of IIAC (except to the extent such concepts are not applicable under the applicable Law of IIAC’s jurisdiction of incorporation or other applicable Law) have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were offered, sold and issued in compliance in all material respects with applicable Laws, including Securities Laws, (ii) were not issued in violation of the Governing Documents of IIAC, (iii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of IIAC) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person and (iv) in the case of IIAC Class B Shares, are free and clear of all Liens (other than Permitted Liens or pledges to financial institutions to secure bona fide financing arrangements). Except for this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, there are no outstanding (A) equity appreciation, phantom equity, profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require IIAC, and, except as expressly contemplated by this Agreement or the Ancillary Documents, there is no obligation of IIAC, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of IIAC. Except as disclosed in the IIAC SEC Reports, IIAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Equity Securities of IIAC.

(b)    As of the date hereof, IIAC has no Subsidiaries and does not own, directly or indirectly, any Equity Securities in any Person.

Section 5.8    SEC Filings. IIAC has timely filed or furnished all statements, forms, certifications, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since November 23, 2020 (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “IIAC SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional IIAC SEC Reports”). Each of the IIAC SEC Reports, as of their respective dates of filing or being furnished, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional IIAC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the IIAC SEC Reports or the Additional IIAC SEC Reports (for purposes of the Additional IIAC SEC Reports, assuming that all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading). As of their respective dates of filing, the IIAC SEC Reports did not, and the Additional IIAC SEC Reports will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional IIAC SEC Reports, assuming that all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the IIAC SEC Reports. To IIAC’s knowledge, none of the IIAC SEC Reports is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.9    Investment Company Act; JOBS Act. IIAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case, within the meaning of the Investment Company Act. IIAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10    Trust Account. As of the date hereof, IIAC has an amount in cash or cash equivalents in the Trust Account equal to at least $402,500,000. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, that invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Account Agreement, dated November 23, 2020 (the “Trust Agreement”), between IIAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the IIAC SEC Reports to be inaccurate or that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) Pre-Closing IIAC Holders who shall have elected to redeem their IIAC Class A Shares pursuant to the Governing Documents of IIAC or (iii) if IIAC fails to complete a business combination within the allotted time period set forth in the Governing Documents of IIAC and liquidates the Trust Account, subject to the terms of the Trust Agreement, IIAC (in limited amounts to permit IIAC to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of IIAC) and then the Pre-Closing IIAC Holders) or that otherwise relate to the Trust Account or the funds therein. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of IIAC and the Trust Agreement. IIAC has performed all material obligations required to be performed by it to date under, and is not in breach or default, or delinquent in performance or any other respect (claimed or actual), in connection with the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Proceedings pending, or to IIAC’s knowledge, threatened with respect to the Trust Account. Since November 23, 2020, IIAC has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, IIAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to IIAC on the Closing Date. Upon the consummation of the Transactions, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes, (B) to the Pre-Closing IIAC Holders who have elected to redeem their IIAC Class A Shares pursuant to the Governing Documents of IIAC and (C) to the Company pursuant to the Capital Distribution in accordance with Section 2.1(e), each in accordance with the terms of and as set forth in the Trust Agreement, IIAC shall have no further obligation under either the Trust Agreement or the Governing Documents of IIAC to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 5.11    Transactions with Affiliates. Section 5.11 of the IIAC Disclosure Schedules sets forth all written and non-written Contracts (each, an “IIAC Related Party Transaction”) between (a) IIAC, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including Sponsor) or Affiliate of either IIAC or Sponsor, on the other hand (the Persons identified in this clause (b), “IIAC Related Parties”); provided, that the definition of “IIAC Related Party Transaction” shall not include (i) Contracts with respect to an IIAC Related Party’s employment with, or the provision of services to, IIAC (including benefit plans, indemnification arrangements and other ordinary course compensation), (ii) Contracts entered into after the date hereof that are either permitted pursuant to Section 6.2 or entered into in accordance with Section 6.2, (iii) Contracts with respect to a Person’s status as a holder of IIAC Shares and (iv) customary director and officer indemnification agreements. As of the date hereof, to IIAC’s knowledge, no

IIAC Related Party (A) owns any interest in any material asset used in the business of IIAC, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of IIAC or (C) owes any material amount to, or is owed a material amount by, IIAC (other than employee or director expense reimbursements). All IIAC Related Party Transactions (i) are valid, binding, in full force and effect, (ii) have been performed in accordance with their terms and no party to such agreements is in breach or default thereunder and (iii) have been concluded on arm’s-length terms and conditions and at market rates.

Section 5.12    Litigation. As of the date of this Agreement, there is (and since its incorporation there has been) no Proceeding pending or, to IIAC’s knowledge, threatened against or involving IIAC except as would not, individually or in the aggregate, reasonably be expected to have an IIAC Material Adverse Effect. Neither IIAC nor any of its respective properties or assets is a party to or subject to the provisions of any Order that restricts the manner in which IIAC conducts its business. As of the date of this Agreement, there are no Proceedings by IIAC pending against any other Person.

Section 5.13    Compliance with Applicable Law. Except where the failure to be, or to have been, in compliance with such Laws has not or would not, individually or in the aggregate, reasonably be expected to have an IIAC Material Adverse Effect, the business of IIAC is not, and has not been since its incorporation, conducted in violation of any applicable Laws. To IIAC’s knowledge, IIAC has not received any notice or communication of any material noncompliance with any Laws that has not been cured.

Section 5.14    Internal Controls; Listing; Financial Statements.

(a)    Except as is not required in reliance on exemptions from various reporting requirements by virtue of IIAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) IIAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of IIAC’s financial reporting and the preparation of IIAC’s financial statements for external purposes in accordance with GAAP and (ii) IIAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to IIAC required be disclosed by IIAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to IIAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting IIAC’s principal executive officer and principal financial officer to material information required to be included in IIAC’s periodic reports required under the Exchange Act.

(b)    There are no outstanding loans or other extensions of credit made by IIAC to any executive officer (as defined in rule 3b-7 under the Exchange Act) or director of IIAC. IIAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)    Since November 23, 2020, IIAC has complied in all material respects with all applicable listing and corporate governance rules and regulations of the NYSE. The classes of securities representing issued and outstanding IIAC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE. There is no Proceeding pending or, to the knowledge of IIAC, threatened against IIAC by the NYSE or the SEC with respect to any intention by such entity to deregister IIAC Class A Shares or prohibit or terminate the listing of IIAC Class A Shares on the NYSE. IIAC has not taken any action that is designed to terminate the registration of IIAC Class A Shares under the Exchange Act.

(d)    The IIAC SEC Reports contain true and complete copies of the applicable IIAC Financial Statements. The IIAC Financial Statements (i) fairly present in all material respects the financial position of IIAC as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods indicated (except, in the case of any audited financial statements, as may be indicated in the notes thereto) and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto, (iii) in the case of the audited IIAC Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e)    IIAC has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for IIAC’s and its Subsidiaries’ assets. IIAC maintains and, for all periods covered by the IIAC Financial Statements, has maintained books and records of IIAC in the ordinary course of business that accurately and fairly reflect the revenues, expenses, assets and liabilities of IIAC in all material respects.

(f)    Neither IIAC (including any employee thereof) nor IIAC’s independent auditors have identified or been made aware of (i) any “significant deficiency” or “material weakness” in the system of internal accounting controls utilized by IIAC, (ii) any fraud, whether or not material, that involves IIAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by IIAC or (iii) any claim or allegation regarding any of the foregoing.

(g)    To IIAC’s knowledge, each director and executive officer of IIAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. IIAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 5.15    No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 5.15 of the IIAC Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of its covenants and agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including, for the avoidance of doubt, the IIAC Expenses and any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any shareholder demand or other shareholder Proceedings (including derivative claims), (c) set forth on (or in the notes to) the balance sheet of IIAC contained in the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the SEC on June 1, 2021 (the “Latest IIAC Balance Sheet”), (d) that have arisen since the date of the Latest IIAC Balance Sheet in the ordinary course of business, (e) that have been discharged or paid in full in the ordinary course of business, as of the date hereof, (f) either permitted to be incurred pursuant to Section 6.2 or incurred in accordance with Section 6.2 or (g) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to IIAC, IIAC has no Liabilities.

Section 5.16    Tax Matters. Except as would not reasonably be expected to be, individually or in the aggregate, material to IIAC:

(a)    Since the date of its incorporation, IIAC has acted in compliance with any applicable Laws and Orders relating to Tax and is duly registered for Taxes wherever necessary.

(b)    IIAC has duly prepared and timely filed all Tax Returns required to have been filed by it, all such Tax Returns are true and complete and prepared in compliance with all applicable Laws and Orders, and IIAC has completely and timely paid to the appropriate Tax Authority all Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return. All Taxes which are not yet due and payable, but which relate to periods ending on or before the Closing Date have been adequately provided for in all material respects in the books and records of IIAC.

(c)    IIAC has deducted, withheld or collected all amounts required to be respectively deducted, withheld or collected by it for or on account of Taxes including all amounts required to be deducted, withheld or collected in respect of amounts deemed to be paid respectively by it, and has duly, completely and timely remitted all such amounts to the appropriate Tax Authority when required by Law to do so.

(d)    IIAC has not been served with any written notice of assessment or other written notice concerning the payment of Taxes which remains unresolved, and there are no audits, examinations, investigations, claims, disputes, litigations or other proceedings pending or threatened in writing with respect to any Taxes or Tax Return of the Company in any jurisdiction.

(e)    IIAC has not consented to extend or waive the time in which any Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(f)    No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to IIAC which agreement or ruling would be effective after the Closing Date.

(g)    IIAC is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state or local income Tax Law).

(h)    IIAC is not tax resident anywhere other than in its jurisdiction of incorporation and the United Kingdom.

(i)    There are no Liens for Taxes on any assets of IIAC other than Permitted Liens.

(j)    Since the date of its incorporation, IIAC was not a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(k)    IIAC (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return and (ii) does not have any Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).

(l)    No written claims have ever been made by any Tax Authority in a jurisdiction where IIAC does not file Tax Returns that IIAC is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(m)    IIAC is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes).

(n)    Notwithstanding any other representation or warranty in this Article 5, the representations and warranties contained in this Section 5.16 constitute the sole representations and warranties of IIAC relating to Tax matters.

Section 5.17    Investigation; No Other Representations.

(a)    IIAC, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)    In entering into this Agreement and the Ancillary Documents to which it is or will be a party, IIAC has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3, Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, Merger Sub or any other Person, either express or implied, and IIAC, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3, Article 4 and in the Ancillary Documents to which it is or will be a party, neither the Company, Merger Sub nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 5.18    Compliance with International Trade & Anti-Corruption Laws.

(a)    Neither IIAC, the Sponsor, nor, to IIAC’s knowledge, any of their respective officers, directors or employees, agents, or any other Persons acting for or on behalf of IIAC or the Sponsor, is or has been (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) an entity located, incorporated, organized or resident in any country or territory which is or has, since January 1, 2018, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).

(b)    Neither IIAC, the Sponsor, nor, to IIAC’s knowledge, any of their respective officers, directors or employees, agents, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any bribes, kickbacks or other similar unlawful payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Law.

Section 5.19    EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY, MERGER SUB OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 5 AND THE ANCILLARY DOCUMENTS, NEITHER IIAC NOR ANY OTHER PERSON MAKES, AND IIAC EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF IIAC THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY, MERGER SUB OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF IIAC BY OR ON BEHALF OF THE MANAGEMENT OF IIAC OR OTHERS IN CONNECTION WITH THE

TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY, MERGER SUB OR ANY OF THEIR RESPECTIVE REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 5 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF IIAC ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF IIAC, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY, MERGER SUB OR ANY OF THEIR RESPECTIVE REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 6

COVENANTS

Section 6.1    Conduct of Business of the Company.

(a)    From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 6.1(a) of the Company Disclosure Schedules, or as consented to in writing by IIAC (such consent not to be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course consistent with past practice in all material respects, (ii) use commercially reasonable efforts to maintain and preserve intact the current business organization, assets, properties and ongoing businesses of the Company and its Subsidiaries, and maintain the existing relations and goodwill of the Company and its Subsidiaries with customers, suppliers, joint venture partners, and creditors of the Company and its Subsidiaries and (iii) use commercially reasonable efforts to keep available the services of their present officers. Notwithstanding anything to the contrary contained herein, nothing herein shall prevent the Company or any of its Subsidiaries from taking or failing to take any action in anticipation of or response to the actual or anticipated effects on the Company or any of its Subsidiaries of COVID-19 or any other outbreak of contagious disease, epidemic or pandemic or any COVID-19 Measures, including the establishment of any policy, procedure or protocol, and (x) no such actions or failure to take such actions shall be deemed to violate or breach this Agreement in any way, (y) all such actions or failure to take such actions shall be deemed to constitute an action taken in the ordinary course of business, and (z) no such actions or failure to take such actions shall serve as a basis for IIAC to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied; provided that to the extent practicable, prior to taking any such material actions the Company shall use good faith efforts to provide written notice to IIAC and consult with IIAC on such actions or, if not practicable, shall provide written notice reasonably promptly thereafter.

(b)    Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document (including in connection with the implementation of the Pre-Closing Restructuring Transactions), as required by applicable Law or any Governmental Entity, as set forth on Section 6.1(b) of the Company Disclosure Schedules or as consented to in writing by IIAC (such consent, other than in the case of Section 6.1(b)(i), Section 6.1(b)(ii), Section 6.1(b)(v), Section 6.1(b)(vi) or Section 6.1(b)(xix) (solely to the extent related to any of the foregoing), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i)    declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase or redeem any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company;

(ii)    (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii)    adopt any amendments, supplements, restatements or modifications to the Company’s Governing Documents;

(iv)    (A) sell, assign, abandon, lease, license or otherwise dispose of any material assets or properties of the Group Companies, other than in the ordinary course of business, or (B) subject any material assets or properties of the Group Companies to any Lien (other than any Permitted Liens);

(v)    transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company to any Persons other than Group Companies, other than grants of Company Warrants to be issued to the persons and in the amounts listed on Section 6.1(b)(v) of the Company Disclosure Schedules;

(vi)    split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(vii)    incur, create or assume any Indebtedness other than (A) indebtedness for borrowed money incurred in the ordinary course of business in an aggregate amount not to exceed €20,000,000, (B) indebtedness in replacement of existing indebtedness for borrowed money in equal or lesser amounts and on terms substantially consistent with or more beneficial than the indebtedness being replaced (and which will not contain any change of control or consent requirements triggered by, or impose any fees or penalties in connection with, the consummation of the Transactions), (C) guarantees of indebtedness of wholly owned Subsidiaries of the Company incurred in compliance with this Section 6.1, or (D) interest rate or currency swaps or other derivatives on customary commercial terms consistent with past practice and in compliance with the Company’s or its Subsidiaries’ risk management policies in effect on the date hereof;

(viii)    (A) amend or modify, in either case in a manner materially adverse to the Company, or terminate any Material Contract of the type described in Section 3.7(a)(vi) or Section 3.7(a)(vii) (such types of Material Contracts, collectively, the “Designated Material Contracts”) (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any Designated Material Contract pursuant to its terms or entering into additional work or purchase orders pursuant to, and in accordance with the terms of, any Designated Material Contract), (B) waive any material benefit or right under any Designated Material Contract or (C) enter into any Contract that would constitute a Designated Material Contract;

(ix)    make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business consistent with past practice;

(x)    except as required under the terms of any Employee Benefit Plan, (A) amend or modify or adopt or enter into or terminate any material Employee Benefit Plan or any material benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) increase or decrease the compensation or benefits payable to any current or former director, manager, officer, employee, independent contractor or other service provider of any Group Company with an annual base salary rate or annual fees in excess of €350,000, (C) take any action to accelerate any material payments (whether individually or in the aggregate), right to payment or benefit, or the funding of any payment or benefit, right to material payments (whether individually or in the aggregate), payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (D) grant, promise or pay any equity or equity-based award, bonus, incentive, severance, retention, change of control or any other similar payment or benefit to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (E) hire, engage, terminate (other than for cause), furlough, or temporarily lay off any employee or independent contractor with an annual base salary rate or annual fees in excess of €350,000, or (F) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company;

(xi)    make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(xii)    enter into any settlement, conciliation or similar Contract, the performance of which would involve the payment by the Group Companies in excess of €2,000,000 in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or IIAC or any of its Affiliates after the Closing);

(xiii)    authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xiv)    change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards or otherwise in connection with the preparation of financial statements for inclusion in the Registration Statement / Proxy Statement;

(xv)    enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any Ancillary Document;

(xvi)    (A) (x) enter into or (y) amend or modify in any material respect or, any Company Related Party Transaction except for renewals on substantially the same terms as in force on the date hereof, or (B) waive, release or assign any material rights or claims under any such Company Related Party Transactions;

(xvii)    implement any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes that could implicate WARN or other such actions that could implicate WARN;

(xviii)    enter into, conduct, engage in or otherwise operate any new line of business, or discontinue or make any material change to the business of the Company; or

(xix)     enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 6.1.

Notwithstanding anything in this Section 6.1 or this Agreement to the contrary, nothing set forth in this Agreement shall give IIAC, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing.

Section 6.2    Conduct of Business of IIAC. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, IIAC shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 6.2 of the IIAC Disclosure Schedules or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(a)    adopt any amendments, supplements, restatements or modifications to the Trust Agreement, Warrant Agreement or the Governing Documents of IIAC or any of its Subsidiaries;

(b)    make any other agreement related to the Trust Account or make any distribution of funds held in the Trust Account;

(c)    create or form any Subsidiary;

(d)    acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership or other business organization, or enter into any strategic joint ventures, partnerships or alliances with any other person, or make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person;

(e)    (i) declare, set aside, make or pay a dividend on, or make any other distribution or payment (whether in cash, stock or property) in respect of, its Equity Securities, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any of its outstanding Equity Securities, other than, for the avoidance of doubt, for the IIAC Shareholder Redemption or (ii) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving IIAC;

(f)    split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(g)    incur, create or assume any Indebtedness, except for Indebtedness for borrowed money in an amount not to exceed $2,000,000 in the aggregate;

(h)    make any loans or advances to, or capital contributions or investments in, any other Person, other than to, or in, IIAC or any of its Subsidiaries;

(i)    offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell any Equity Securities of IIAC or any of its Subsidiaries or any additional options, warrants or stock appreciation rights with respect to its Equity Securities;

(j)    (i) amend, modify or renew any IIAC Related Party Transaction or (ii) enter into any Contract that would constitute an IIAC Related Party Transaction, other than the entry into any IIAC Related Party Transaction with respect to the incurrence of Indebtedness permitted by Section 6.2(g);

(k)    engage in any activities or business, or incur any material Liabilities, other than any activities, businesses or Liabilities (i) in connection with or incidental or related to such Person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) that are either expressly permitted under this Section 6.2 (including, for the avoidance of doubt, any activities, business or

Liabilities contemplated by, incurred in connection with, or that are otherwise incidental or attendant to this Agreement or any Ancillary Document, the performance of any covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby) or in accordance with this Section 6.2) or (iii) that are administrative or ministerial;

(l)    make, change or revoke any material election concerning Taxes, other than in the ordinary course of business, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(m)    change IIAC’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(n)    enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(o)    hire any consultants or advisors (other than advisors engaged as of the date of this Agreement or such consultants or advisors that are currently contemplated to be engaged as set forth on Section 6.2(o) of the IIAC Disclosure Schedules);

(p)    hire any employees or adopt, become obligated to contribute to, or enter into or incur liability (contingent or otherwise) or obligations under any benefit or compensatory plan, program, policy or Contract; or

(q)    enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 6.2.

Notwithstanding anything in this Section 6.2 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of IIAC and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, IIAC from using the funds held by IIAC outside the Trust Account to pay any IIAC Expenses or IIAC Liabilities or from otherwise distributing or paying over any funds held by IIAC outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

Section 6.3    Conduct of Business of Merger Sub. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Merger Sub shall not take any action, or engage in any activities or business, nor incur any liabilities or obligations, other than (a) those that are incident to its organization, (b) the execution of this Agreement or any Ancillary Document to which it is or will be a party, (c) those that are expressly contemplated by this Agreement or any Ancillary Document (including the enforcement of any of its rights or the performance of any of its obligations under this Agreement or any Ancillary Documents and the consummation of the transactions contemplated hereby or thereby) or (d)  those that are consented to in writing by IIAC (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.4    Efforts to Consummate.

(a)    Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement or the Ancillary Documents (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 7 and, in the case of any Ancillary Document to which such Party is contemplated hereby to be a party after the date of this Agreement, the execution and delivery of such Ancillary Document, and

(ii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the PIPE Subscription Agreements. Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to, and each of the Parties shall cause its Affiliates to, obtain, file with or deliver, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. The Company shall bear the costs incurred in connection with obtaining such Consents; provided, however, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. IIAC shall promptly inform the Company of any communication between IIAC, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform IIAC of any communication between the Company or Merger Sub, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document.

(b)    From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, IIAC, on the one hand, and the Company and Merger Sub, on the other hand, shall give counsel for the Company (in the case of IIAC) or IIAC (in the case of the Company or Merger Sub) a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or any Ancillary Document. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by any means of telecommunication with any Governmental Entity in connection with the transactions contemplated by this Agreement or any Ancillary Document unless it consults with, in the case of IIAC, the Company, or, in the case of the Company or Merger Sub, IIAC in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of IIAC, the Company, or, in the case of the Company or Merger Sub, IIAC, the opportunity to attend and participate in such meeting or discussion.

(c)    Notwithstanding anything to the contrary in the Agreement, in the event that this Section 6.4 conflicts with any other covenant or agreement in this Article 6 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

Section 6.5    Confidentiality and Access to Information.

(a)    The terms of the Confidentiality Agreement are hereby incorporated by reference, mutatis mutandis, and, notwithstanding anything contained in the Confidentiality Agreements to the contrary, shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 6.5(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained in this Agreement or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained in this Agreement or such Ancillary Document, as applicable, shall govern and control to the extent of such conflict.

(b)    From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to IIAC and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Group Companies and Merger Sub (in a manner so as to not interfere with the normal business operations of the Group Companies and Merger Sub). Notwithstanding the foregoing, none of the Group Companies and Merger Sub shall be required pursuant to this Section 6.5(b) to provide, or cause to be provided, to IIAC or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Company, any other Group Company or Merger Sub is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any agreement or obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company by any applicable legal privilege

(provided that, in case of each of clauses (A) through (D), the Company shall use, and shall cause the other Group Companies or Merger Sub to use, reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company or Merger Sub or any of their respective Affiliates or Representatives, on the one hand, and IIAC or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(c)    From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, IIAC shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers and books and records of IIAC (in a manner so as to not interfere with the normal business operations of IIAC). Notwithstanding the foregoing, IIAC shall not be required pursuant to this Section 6.5(c) to provide, or cause to be provided, to the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which IIAC is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any agreement or obligation of IIAC with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to IIAC under any applicable legal privilege (provided that, in case of each of clauses (A) through (D), IIAC shall use reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if IIAC, the Sponsor or any of their respective Affiliates or Representatives, on the one hand, and any Group Company, Merger Sub or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that IIAC shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

Section 6.6    Public Announcements.

(a)    Subject to Section 6.6(b), Section 6.8 and Section 6.9, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby or by any Ancillary Document without the prior written consent (e-mail being sufficient) of the Company and IIAC; provided, however, that each Party, the Sponsor and their respective Representatives may make any such announcement or other communication (i) if such press release, announcement or other communication is required by applicable Law, in which case the disclosing Person shall, to the extent permitted by such applicable Law, use reasonable best efforts to consult with the Company, if the disclosing Person is IIAC, the Sponsor or any of their respective Representatives, or IIAC, if the disclosing Person is the Company or any of its Representatives, and give the Company or IIAC, as applicable, the opportunity to review such announcement or communication and comment thereon and the disclosing Person shall consider such comments in good faith, (ii) to the extent such press release, announcement or other communication contains only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 6.6 or (iii) to Governmental Entities in connection with any Consents required to be obtained under this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby; provided, that the disclosing Person gives the Company or IIAC, as applicable, the opportunity to review such announcement or communication and comment thereon and the disclosing Person shall consider such comments in good faith. Notwithstanding anything to the contrary in this Section 6.6 or otherwise in this Agreement or the Confidentiality Agreement, the Parties agree that IIAC, the Sponsor and their respective Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby or any Ancillary Document to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities.

(b)    The initial press release concerning this Agreement and the transactions contemplated hereby or any Ancillary Document shall be a joint press release in the form agreed by the Company and IIAC prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement (but in any event within the applicable filing deadline), IIAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and IIAC shall consider such comments in good faith. The Company, on the one hand, and IIAC, on the other hand, shall mutually agree upon (each acting reasonably) a press release announcing the consummation of the transactions contemplated by this Agreement and the Ancillary Documents (the “Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by IIAC and the Company prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within the applicable filing deadline), the Company shall file a current report on Form 6-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and IIAC (each acting reasonably) prior to the Closing. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 6.7    Exclusive Dealing.

(a)    From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause Merger Sub, the Group Companies and its and their respective officers and directors to not and shall use its reasonable best efforts to cause the other Representatives of Merger Sub and the Group Companies to not, directly or indirectly: (i) solicit, initiate, knowingly induce, knowingly encourage, knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding (whether or not binding) regarding a Company Acquisition Proposal; (iv) make any filings or submissions with the SEC in connection with a public offering of any Equity Securities, or other securities, of any Group Company; or (v) otherwise cooperate in any way with, or assist or participate in any negotiations or discussions with, any Person in connection with any Company Acquisition Proposal or a transaction of the type in clause (iv) (other than to inform such Person of the existence of the Company’s obligations under this Section 6.7(a)). The Company agrees to (i) notify IIAC promptly upon receipt of any Company Acquisition Proposal by the Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (ii) keep IIAC reasonably informed on a current basis of any material modifications to such offer or information (including if such offer is withdrawn).

(b)    From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, IIAC shall not, shall cause its officers and directors to not, shall cause the Sponsor and its controlled Affiliates to not, and shall use their reasonable best efforts to cause its and their Affiliates and the other Representatives of IIAC and the Sponsor and their controlled Affiliates to not, directly or indirectly: (i) solicit, initiate, knowingly induce, knowingly encourage, knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes, or could reasonably be expected to lead to, an IIAC Acquisition Proposal; (ii) furnish or disclose any non-public information to any

Person in connection with, or that could reasonably be expected to lead to, an IIAC Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding (whether or not binding) regarding an IIAC Acquisition Proposal; (iv) make any filings or submissions with the SEC in connection with a public offering of any Equity Securities, or other securities, of IIAC, other than any such filings or submissions in connection with the transactions contemplated by this Agreement or the Ancillary Documents; or (v) otherwise cooperate in any way with, or assist or participate in any negotiations or discussions with, any Person in connection with any IIAC Acquisition Proposal or a transaction of the type in clause (iv) (other than to inform such Person of the existence of IIAC’s obligations under this Section 6.7(b)). IIAC agrees to (i) notify the Company promptly upon receipt of any IIAC Acquisition Proposal by IIAC, and to describe the material terms and conditions of any such IIAC Acquisition Proposal in reasonable detail (including the identity of the Persons making such IIAC Acquisition Proposal) and (ii) keep the Company reasonably informed on a current basis of any material modifications to such offer or information (including if such offer is withdrawn).

Section 6.8    Preparation of Registration Statement / Proxy Statement. As promptly as reasonably practicable following the date of this Agreement, IIAC and the Company shall prepare and mutually agree upon (each acting reasonably), and the Company shall file with the SEC (in any event following the delivery of the PCAOB Company Audited Financial Statements), the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus of IIAC which will be included therein and which will be used for the IIAC Shareholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by IIAC’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and NYSE). Each of IIAC and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to, mutually agree upon (each acting reasonably) and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement and the Ancillary Documents. IIAC, on the one hand, and the Company and Merger Sub, on the other hand, shall use reasonable best efforts to promptly furnish, or cause to be furnished, to the other all information concerning such Party and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 6.8 or for inclusion in any other statement, filing, notice or application made by or on behalf of IIAC or the Company to the SEC or NYSE in connection with the transactions contemplated by this Agreement or the Ancillary Documents. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of IIAC, the Company, or, in the case of the Company or Merger Sub, IIAC thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of IIAC, the Company, or, in the case of the Company or Merger Sub, IIAC (each acting reasonably), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) the Company shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing IIAC Holders. The Company shall promptly advise IIAC of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Company Ordinary Shares for offering or sale in any jurisdiction, and each of IIAC and the Company shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the

Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.9    Required IIAC Shareholder Approval. As promptly as reasonably practicable after the Registration Statement / Proxy Statement is declared effective under the Securities Act and, in any event within twenty (20) Business Days of the effectiveness of the Registration Statement / Proxy Statement, IIAC shall duly convene and hold an extraordinary general meeting (the “IIAC Shareholders Meeting”) in accordance with the Governing Documents of IIAC, for the purposes of obtaining the Required IIAC Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect an IIAC Shareholder Redemption. Except as otherwise required by applicable Law, IIAC shall, through its board of directors, recommend to its shareholders each of the following: (i) adoption and approval of this Agreement and the Transactions (including the Merger) and include such recommendation in the Registration Statement / Proxy Statement (the “Business Combination Proposal”); (ii) adoption and approval of any other proposals as either the SEC or NYSE (or the respective staff members thereof) may indicate are necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto, and of any other proposals reasonably agreed by IIAC and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; (iii) adoption, authorization and approval of the Merger, along with the Plan of Merger and the Merger Documents and the transactions contemplated thereby (the “Merger Proposal”); and (iv) the adjournment of the IIAC Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (i) through (iv) together, the “Transaction Proposals”); provided, that IIAC may postpone or adjourn the IIAC Shareholders Meeting (A) to solicit additional proxies for the purpose of obtaining the IIAC Shareholder Approval, (B) for the absence of a quorum, (C) to allow reasonable time for the filing or mailing of any supplemental or amended disclosures that IIAC has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing IIAC Holders prior to the IIAC Shareholders Meeting or (D) if the holders of IIAC Class A Shares have elected to redeem a number of IIAC Class A Shares as of such time that would reasonably be expected to result in the condition set forth in Section 7.3(d) not being satisfied; provided that in no event shall IIAC adjourn the IIAC Shareholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date more than thirty (30) Business Days after the original date of the IIAC Shareholders Meeting or, without the consent of the Company, to a date that is beyond the Termination Date.

Section 6.10    Company Shareholder Approval. As promptly as reasonably practicable and in any event within ninety (90) days from the date of this Agreement (the “Company Shareholder Approval Deadline”), in accordance with the terms and subject to the conditions of the Governing Documents of the Company, the Company shall cause a shareholders’ meeting of the Company, duly convened or in totalitarian form (assemblea totalitaria), in accordance with Section 15 of the Company’s articles of association, to be validly held to adopt the shareholders’ resolutions required under applicable Law to approve the Conversion and the other Transactions, including the transfer of the Company Ordinary Shares, and any other proposals as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents (the “Required Company Shareholder Approval”). At all times from the date of this Agreement through the Closing, the Company shall, through the Company Board, recommend that the Company Shareholders approve all matters described in the prior sentence.

Section 6.11    Merger Sub Shareholder Approval. Concurrently with the execution of this Agreement, the Company, as the sole Member of Merger Sub, shall approve and adopt this Agreement and the Plan of Merger, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

Section 6.12    Company Long-Term Incentive Plan; Management Grants.

(a)    At or prior to the Closing, or as soon as reasonably practicable following the Closing, the board of directors and shareholder(s) of the Company shall, in consultation with IIAC (if prior to Closing) and a third party compensation consultant, approve and adopt an omnibus equity incentive plan (“Company Long Term Incentive Plan”), in the manner prescribed under applicable Laws, reserving for grant thereunder an initial number of Company Ordinary Shares equal, for the year ending December 31, 2022, to one percent (1%) of the number of Company Ordinary Shares that will be outstanding on a fully diluted basis immediately following the Closing and with such other terms and conditions that shall be determined by the Company or the appropriate committee of the Company Board.

(b)    As promptly as practicable after the date hereof (but in any event prior to the mailing of the Registration Statement / Proxy Statement with the SEC), the Company shall, in consultation with IIAC, determine the members of management of the Company who will receive grants of Company Ordinary Shares at or prior to the Closing and the allocation thereof among such management members in an aggregate amount of 1.5 million Company Ordinary Shares (assuming that Company Ordinary Shares outstanding immediately following the Closing and prior to such grants shall be consistent with the figures and assumptions set forth in Section 2.1(f) of the Company Disclosure Schedules) out of the Company Long Term Incentive Plan, and the Company shall consult and work in good faith with IIAC in order to determine the foregoing. The number of Company Ordinary Shares to be granted to such management members shall be equitably adjusted in the event that the number of Company Ordinary Shares outstanding immediately following the Closing and prior to such grants does not reflect such assumed number of Company Ordinary Shares.

Section 6.13    NYSE Listing. The Company shall use its reasonable best efforts to (a) cause the Company Ordinary Shares issuable in accordance with this Agreement, including the Conversion and the Merger, to be approved for listing on the NYSE, including by submitting an initial listing application with NYSE (the “Listing Application”) with respect to such shares, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time, subject to official notice of issuance thereof, and (b) satisfy any of the Company’s applicable initial and continuing listing requirements of NYSE. IIAC shall use reasonable best efforts to, and shall use reasonable best efforts to cause its Representatives to, cooperate with the Company and its Representatives in connection with the foregoing provisions of this Section 6.13 to (x) cause the Listing Application, when filed, to comply in all material respects with all legal requirements applicable thereto, (y) respond as promptly as reasonably practicable to and resolve all comments received from NYSE or its staff concerning the Listing Application and (z) have the Listing Application approved by NYSE as promptly as practicable after such filing, and as may otherwise be reasonably requested by the Company.

Section 6.14    Trust Account. Prior to the Closing, IIAC shall provide notice thereof to the Trustee in accordance with the Trust Agreement, and upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 7 and provision of such notice to the Trustee, (a) at the Closing, IIAC shall (i) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) ake all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of IIAC pursuant to the IIAC Shareholder Redemption, (B) pay the amounts due to the underwriters of IIAC’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to the Company in accordance with the Trust Agreement, and (b)  thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.15     PCAOB Financials.

(a)    As soon as reasonably practicable, the Company shall deliver to IIAC the audited consolidated statements of financial position of the Group Companies as of December 31, 2020 and 2019, and the audited consolidated statements of profit and loss, of other comprehensive income and of cash flows of the Group

Companies for the twelve (12) month periods ended December 31, 2020, 2019 and 2018 (the “PCAOB Company Audited Financial Statements”), audited in accordance with the standards of the PCAOB and containing an unqualified report of the Company’s auditors. The PCAOB Company Audited Financial Statements, as well as any interim semi-annual unaudited consolidated financial statements that will be included in the Registration Statement / Proxy Statement and any other filings to be made by the Company or IIAC with the SEC in connection with the Transactions, (A) will be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (B) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies as of the date thereof and for the period indicated therein, except as otherwise specifically noted therein.

(b)    The Company shall use its commercially reasonable efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the business of the Company or its relevant Subsidiaries in preparing (or causing to be prepared) in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by the Company with the SEC in connection with the Transactions and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law.

Section 6.16    Indemnification; Directors’ and Officers’ Insurance.

(a)    Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of IIAC and the members of IIAC’s advisory board, as provided in IIAC’s Governing Documents or otherwise in effect as of the date of this Agreement, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the consummation of the Transactions and shall continue in full force and effect from and after the Closing for a period of six (6) years and (ii) the Company will perform and discharge all obligations to provide such indemnity and exculpation during such six (6) year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, the Company shall advance expenses in connection with such indemnification as provided in IIAC’s Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the IIAC Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors or officers of IIAC or members of IIAC’s advisory board (collectively, the “D&O Persons”) to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such D&O Person was a director or officer of any Group Company or a member of IIAC’s advisory board prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b)    The Company shall not have any obligation under this Section 6.16 to any D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)    The Company shall purchase, at or prior to the Closing, and maintain in effect for a period of six (6) years after the Closing Date, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of IIAC as of the date hereof with respect to matters occurring on or prior to the Closing (the “IIAC D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as the coverage provided under the IIAC’s directors’ and officers’ liability insurance policies as of the date hereof; provided that the Company shall not pay a premium for such “tail” policy in excess of 250% of the most recent total premium paid by IIAC prior to the date of this Agreement and, in such event, the Company shall purchase the maximum coverage available for 250% of the most recent total premium paid by IIAC prior to the date of this Agreement.

(d)    If the Company, any other Group Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of the Company or such Group Company shall assume all of the obligations set forth in this Section 6.16.

(e)    The D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.16 are intended to be third-party beneficiaries of this Section 6.16. This Section 6.16 shall survive the consummation of the Transactions and shall be binding on all successors and assigns of the Company.

Section 6.17    Post-Closing Directors and Officers; Governance.

(a) The Company shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Closing, (i) the Company Board shall consist of eleven (11) directors; (ii) the Governing Documents of the Company shall be in a form that substantially reflects the relevant terms set forth in Exhibit E attached hereto and such other terms and conditions that may be mutually agreed and are reasonably satisfactory to the Company and IIAC; and (iii) the Terms and Conditions of the Special Voting Shares, substantially reflecting the relevant terms set forth in Exhibit E attached hereto (the “Terms and Conditions of the Special Voting Shares”), shall be adopted and implemented.

(b)    Prior to the mailing of the Registration Statement / Proxy Statement with the SEC, IIAC shall designate one (1) individual to serve as a director on the Company Board immediately after the Closing for a one (1) year term, who shall be Andrea C. Bonomi; provided, that in the event that Andrea C. Bonomi is unwilling or unable (whether due to death, disability or otherwise) to serve as a director, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing IIAC Holders, the Sponsor may nominate a replacement for such individual to serve as such director, subject to the consent of the Company in its discretion.

(c)    Prior to the mailing of the Registration Statement / Proxy Statement with the SEC, the Company shall designate ten (10) individuals to serve as directors on the Company Board immediately after the Closing for a one year term, one of whom shall be Sergio Ermotti; provided, that in the event that Sergio Ermotti is unwilling or unable (whether due to death, disability or otherwise) to serve as a director, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing IIAC Holders, the Company may replace such individual with another individual to serve as such director.

(d)    Following Closing, the officers of the Company shall consist of the existing officers of the Company as of immediately prior to the Closing Date.

Section 6.18    Transaction Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, IIAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of IIAC, IIAC or any of its Representatives (in their capacity as a Representative of IIAC) or, in the case of the Company, any other Group Company or any of their respective Representatives (in their capacity as a Representative of a Group Company). IIAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other with respect to any such Transaction Litigation. Subject to the

Company’s compliance with, and the rights of IIAC set forth in, the immediately preceding sentence, the Company shall control the negotiation, defense and settlement of any such Transaction Litigation commenced against the Company, Merger Sub or any of their respective Representatives (in their capacity as a representative of the Company or Merger Sub, as applicable); provided, however, that in no event shall the Company or any of its Representatives settle or compromise any Transaction Litigation without the prior written consent of IIAC (not to be unreasonably withheld, conditioned or delayed). Subject to IIAC’s compliance with, and the rights of the Company set forth in, the second preceding sentence, IIAC shall control the negotiation, defense and settlement of any such Transaction Litigation commenced against IIAC or any of its Representatives (in their capacity as a representative of IIAC); provided, however, that in no event shall IIAC or any of its Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), unless such settlement (other than immaterial, procedural or ministerial matters or matters ancillary to the following clauses (A) and (B)) is limited to (A) supplemental disclosures furnished to or filed with the SEC and related to the transactions contemplated by this Agreement or the Ancillary Documents or (B) monetary payments that are not materially in excess of the amounts otherwise covered under the insurance policies of IIAC (for this purpose ignoring any deductible, retention or similar amounts thereunder), in which case, the prior written consent of the Company shall not be required.

Section 6.19    PIPE Financing. From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement, each of the Company and IIAC shall take, or cause to be taken, all reasonable actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements, including maintaining in effect such PIPE Subscription Agreements and shall use its commercially reasonable efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to such Party in such PIPE Subscription Agreements and otherwise comply with its obligations thereunder and (ii) in the event that all conditions in such PIPE Subscription Agreements (other than conditions that such Party or any of its Affiliates waive the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by such PIPE Subscription Agreements at or prior to Closing. Without limiting the generality of the foregoing, each of the Company and IIAC shall give the other prompt written notice: (A) of any breach or default by any party to any PIPE Subscription Agreement known to such Party; and (B) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any PIPE Subscription Agreement or any material provisions of any PIPE Subscription Agreement. Each of the Company and IIAC, as applicable, shall deliver all notices it is required to deliver under the PIPE Subscription Agreements on a timely basis in order to cause the Investors to consummate the transactions contemplated by the PIPE Subscription Agreements at or prior to the Closing.

Section 6.20     Pre-Closing Restructuring Transactions. As soon as practicable following the date hereof and in any event prior to the Closing Date, the Company shall undertake and consummate the transactions set forth on Annex A to this Agreement (the “Pre-Closing Restructuring Transactions”) in accordance with the terms set forth thereon and in accordance with applicable Law (subject to de minimis variations from such terms that, individually or in the aggregate, are not reasonably expected to impact the timing, structure or economic substance of the Transactions as contemplated by this Agreement or otherwise have an adverse impact on IIAC). The Company shall, and shall cause its applicable Subsidiaries and Representatives to, keep IIAC reasonably informed with respect to the status of the Pre-Closing Restructuring Transactions and cooperate in good faith in connection with IIAC’s reasonable requests for information related to the Pre-Closing Restructuring Transactions.

Section 6.21    Acquisition Transaction. Prior to the Closing Date, the Company shall consummate, or shall cause to be consummated, the transaction set forth in Section 6.21 of the Company Disclosure Schedules.

Section 6.22    Amendment of Forward Purchase Agreement. No later than fifteen (15) Business Days after the date hereof, the FPA Purchaser shall deliver to the Company an amendment to the Forward Purchase

Agreement, which shall substantially reflect the terms set forth in Section 6.22 of the IIAC Disclosure Schedules (including, for the avoidance of doubt, the FPA Purchaser’s commitment to purchase from IIAC 22,500,000 IIAC Class A Shares for an aggregate purchase price of €184,500,000, subject to adjustment in accordance with the terms of the Forward Purchase Agreement), signed in writing by IIAC and the FPA Purchaser (“FPA Amendment”). IIAC and its Representatives shall give the Company and its pertinent Representatives a reasonable opportunity to review the amendment described in this Section 6.22 and will consider in good faith any comments thereto, and the execution of such amendment shall require the consent of the Company (not to be unreasonably withheld or delayed).

Section 6.23    Ancillary Documents. As promptly as reasonably practicable after the date hereof, and in any event prior to the time of effectiveness of the Registration Statement / Proxy Statement, the Parties shall negotiate, or shall cause their Affiliates to or shall direct their Representatives to negotiate in good faith and mutually agree upon forms of each of the Ancillary Documents, which each shall substantially reflect the terms set forth in Exhibits B, C, D and E, as the case may be. At the Closing, each of the Parties shall and shall cause each of its Affiliates that will be a party to an Ancillary Document to execute and deliver each such Ancillary Document it will be a party to and each party shall fully cooperate in causing any other Person that will be a party to an Ancillary Document to execute and deliver each such Ancillary Document.

Section 6.24    Additional Financial Statements. As soon as reasonably practicable, but in any event prior to September 30, 2021, the Company shall deliver to IIAC a true and complete copy of the unaudited consolidated statements of financial position of the Group Companies (consolidated) as of June 30, 2021 and the unaudited consolidated statements of profit and cash flows of the Group Companies (consolidated) for the six (6) month period then ended (the “Additional Financial Statements”). The Additional Financial Statements (including the notes thereto), when so delivered, (a) will be prepared in accordance with IFRS and with applicable Law applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (b) will fairly present the financial position, results of operations and cash flows of the Group Companies (consolidated) as at the date thereof and for the period indicated therein.

Section 6.25    Tax Matters. The Company shall cause IIAC to make available to Pre-Closing IIAC Holders information reasonably necessary to compute income of any such holder (or its direct or indirect owners) arising as a result of IIAC’s potential status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code for any period ending on or prior to the Closing, including timely providing a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such period.

Section 6.26    280G. Prior to the Closing, the Company shall (a) use commercially reasonable efforts to secure from each person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated herein that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) a waiver of such person’s rights to some or all of such payments and/or benefits (the “Waived 280G Benefits”) applicable to such person so that all remaining payments and/or benefits applicable to such person shall not be deemed to be “excess parachute payments” that would not be deductible under Section 280G of the Code and (b) seek the approval of its stockholders who are entitled to vote in a manner that complies with Section 280G(b)(5)(B) of the Code and Treasury Regulation Section 1.280G-1, which shall include adequate written disclosure to all stockholders who are entitled to vote prior to such vote, of any such Waived 280G Benefits. Within ten (10) Business Days prior to the Closing, the Company shall forward to IIAC the parachute payment calculations prepared by the Company and/or its advisors. Additionally, at least five (5) Business Days prior to obtaining the Section 280G waivers, and prior to seeking such stockholder approval, the Company shall provide drafts of such waivers and such stockholder approval materials to IIAC for its review and comment and the Company shall consider IIAC’s comments thereon in good faith. Prior to the Closing, the Company shall deliver to IIAC evidence that a vote of the Company’s stockholders who are entitled to vote was solicited in accordance with the foregoing provisions of this Section 6.26. The Company shall not be required to fulfill the obligations of this Section 6.26 if, prior to the

Closing, counsel for both the Company and IIAC agree and determine in writing that the Company obligations set forth in this Section 6.26 will not be required.

ARTICLE  7

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS

Section 7.1    Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the Transactions are subject to the satisfaction or, if permitted by applicable Law, written waiver by all of the Parties, of the following conditions:

(a)    no Order or Law issued by any court of competent jurisdiction or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition enjoining or prohibiting the consummation of any of the Conversion, the Forward Purchase, the Merger, the PIPE Financing, the Capital Distribution or the Share Repurchase (collectively, the “Closing Transactions”) shall be in effect;

(b)    the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(c)    the Required IIAC Shareholder Approval shall have been obtained;

(d)    the Required Company Shareholder Approval shall have been obtained;

(e)    the Company Ordinary Shares issuable in accordance with this Agreement, including the Merger and the PIPE Financing, shall have been approved for listing on the NYSE, subject only to official notice of issuance;

(f)    any waiting period or approval or Consent required to be obtained from any Governmental Entity for the consummation of the Transactions as set forth on Section 7.1(f) of the Company Disclosure Schedules and IIAC Disclosure Schedules shall have been expired or obtained, as applicable; and

(g)    after giving effect to the Conversion, the Forward Purchase and the Merger and prior to the PIPE Financing, Capital Distribution and Share Repurchase, IIAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

Section 7.2    Other Conditions to the Obligations of IIAC. The obligations of IIAC to consummate the Transactions are subject to the satisfaction or, if permitted by applicable Law, written waiver by IIAC of the following further conditions:

(a)    (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.2(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), and (iii) the representations and warranties of the Company set forth in Article 3 and of Merger Sub in Article 4 (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not, or would not reasonably be likely to, cause a Company Material Adverse Effect;

(b)    the Company and Merger Sub shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by any of the Company and Merger Sub under this Agreement at or prior to the Closing;

(c)    since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect;

(d)    the Conversion shall have been consummated and all matters contemplated pursuant to Section 2.1(a) shall have been completed;

(e)    the Pre-Closing Restructuring Transactions shall have been consummated in all material respects in accordance with the terms set forth on Annex A to this Agreement; and

(f)    at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to IIAC the following documents:

(i)    a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) are satisfied, in a form and substance reasonably satisfactory to IIAC; and

(ii)    the Shareholders Agreement, the Registration Rights Agreement and the applicable Lock-Up Agreement, in each case, duly executed by the Company and the applicable Zegna Shareholders.

Section 7.3    Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions are subject to the satisfaction or, if permitted by applicable Law, written waiver by the Company of the following further conditions:

(a)    (i) the IIAC Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), and (ii) the representations and warranties of IIAC (other than the IIAC Fundamental Representations) contained in Article 5 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “IIAC Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not, or would not reasonably be likely to, cause an IIAC Material Adverse Effect;

(b)    IIAC shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c)    the Aggregate Company Transaction Proceeds shall be equal to or greater than the sum of (i) €184,500,000 plus (ii) $400,000,000; and

(d)    at or prior to the Closing, IIAC shall have delivered, or caused to be delivered, the following documents to the Company:

(i)    a certificate duly executed by an authorized officer of IIAC, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) are satisfied, in a form and substance reasonably satisfactory to the Company; and

(ii)    the Shareholders Agreement duly executed by the Sponsor and the Registration Rights Agreement and the applicable Lock-Up Agreement duly executed by the Sponsor, the FPA Purchaser (or its permitted assignee) and the Other Class B Shareholders.

Section 7.4    Frustration of Closing Conditions. Neither the Company nor Merger Sub may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by the Company’s or Merger Sub’s breach of its obligations under this Agreement, including a breach of its obligations to use reasonable best efforts to cause the Closing to occur as required by Section 6.4. IIAC may not rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by IIAC’s breach of its obligations under this Agreement, including a breach of its obligations to use reasonable best efforts to cause the Closing to occur as required by Section 6.4.

ARTICLE 8

TERMINATION

Section 8.1    Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a)    by mutual written consent of IIAC and the Company;

(b)    by IIAC, if any of the representations or warranties set forth in Article 3 or Article 4 shall not be true and correct or if the Company or Merger Sub has failed to perform any covenant or agreement on the part of the Company or Merger Sub set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.2(a) or Section 7.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by IIAC, and (ii) the Termination Date; provided, however, that IIAC is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) from being satisfied;

(c)    by the Company, if any of the representations or warranties set forth in Article 5 shall not be true and correct or if IIAC has failed to perform any covenant or agreement on the part of IIAC set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to IIAC by the Company and (ii) the Termination Date; provided, however, that the Company or Merger Sub is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 7.2(a) or Section 7.2(b) from being satisfied;

(d)    by either IIAC or the Company, if the Transactions shall not have been consummated on or prior to April 18, 2022 (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to IIAC if IIAC’s breach of any of its covenants or obligations under this Agreement or any Ancillary Document to which it is a party or the breach by any of IIAC’s Affiliates of any of such Person’s covenants or obligations under any Ancillary Document to which it is a party, in any case, shall have proximately caused (either individually or when taken together) the failure to consummate the Transactions on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Company if the Company’s or Merger Sub’s breach of any its covenants or obligations under this Agreement or any Ancillary Document to which it is a party or the breach by any of the Company’s Affiliates or any Company Shareholder of any of such Person’s covenants or obligations under any Ancillary Document to which such Person is a party, in any case, shall have proximately caused (either individually or when taken together) the failure to consummate the Transactions on or before the Termination Date;

(e)    by either IIAC or the Company, if any Governmental Entity shall have issued an Order permanently enjoining or prohibiting any of the Closing Transactions and such Order shall have become final and nonappealable;

(f)    by either IIAC or the Company, if the IIAC Shareholders Meeting has been held (including following any adjournment thereof), has concluded, IIAC’s shareholders have duly voted and the Required IIAC Shareholder Approval was not obtained; or

(g)    by IIAC, if the Required Company Shareholder Approval is not obtained in accordance with Section 6.10 on or prior to the Company Shareholder Approval Deadline.

Section 8.2    Effect of Termination. Except for a termination pursuant to Section 8.1(a), any termination of this Agreement pursuant to Section 8.1 will be effective (subject to the cure periods (if any) provided above) immediately upon the delivery of a valid written notice of the terminating Party to each of the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, (a) this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of Section 6.5(a), this Section 8.2, Article 1 and Article 9 (to the extent, with respect to Article 1, related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 8.1 shall not affect (i) any Liability on the part of any Party for fraud or any willful and material breach of this Agreement or (ii) any Person’s Liability under any PIPE Subscription Agreement, the Confidentiality Agreement, Company Support Agreement, or the Sponsor Letter Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

ARTICLE 9

MISCELLANEOUS

Section 9.1     Non-Survival. The representations, warranties, agreements and covenants in this Agreement shall terminate at the Effective Time, except for those covenants and agreements that, by their terms, contemplate performance after the Closing.

Section 9.2    Entire Agreement; Assignment. This Agreement (together with the Confidentiality Agreement and the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties. Any attempted assignment of this Agreement not in accordance with the terms of this Section  9.2 shall be void.

Section 9.3     Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by all of the Parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 9.3 shall be void, ab initio.

Section 9.4    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)	If to IIAC, to:

Investindustrial Acquisition Corp.

Suite 1, 3rd Floor, 11-12 St James’s Square

London SW1Y 4LB

United Kingdom

Attention:	Andrea Cicero
Alex Browning
E-mail:	acicero@investindustrial.com
abrowning@investindustrial.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	Jonathan L. Davis, P.C.
David Perechocky
E-mail:	jonathan.davis@kirkland.com
david.perechocky@kirkland.com

and to:

Kirkland & Ellis International LLP

30 St. Mary Axe

London, EC3A 8AF

United Kingdom

Attention:	Cedric Van den Borren
E-mail:	cedric.vandenborren@kirkland.com

and to:

Chiomenti

Via Verdi, 2

20121 – Milano

Italia

Attention:	Carlo Croff
Luigi Vaccaro
E-mail:	carlo.croff@chiomenti.net
luigi.vaccaro@chiomenti.net

(b)	If to the Company to:

Ermenegildo Zegna Holditalia S.p.A.

Via Roma 99/100

Valdilana (Biella)

Italy

Attention:	Gianluca Ambrogio Tagliabue

with a copy (which shall not constitute notice) to:

Sullivan and Cromwell LLP

125 Broad Street

New York, NY 1004

Attention:	Scott D. Miller
E-mail:	millersc@sullcrom.com

or to such other address as the Party to whom notice is given may have furnished following the date of this Agreement and prior to such notice to the others in writing in the manner set forth above.

Section 9.5    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York (except that the Cayman Islands Act shall apply to the Merger, Italian and Dutch law shall apply to the Conversion, and Dutch law shall apply to the Share Repurchase, as applicable).

Section 9.6    Fees and Expenses. Except as otherwise set forth in this Agreement, the Transaction Expenses shall be paid as set forth in Section 2.7; provided, however, that if this Agreement is terminated in accordance with its terms, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

Section 9.7    Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein”, “hereto”, “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars and references to “€”, “EUR” or “euro” shall be references to European Union euros; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “made available” (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to IIAC, any documents or other materials posted to the electronic data room located at intralinks.com under the project name “Project Futuro” as of 5:00 p.m., Eastern Time, at least one (1) Business Day prior to the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement) and (n) the phrases “ordinary course of business”, “ordinary course of business consistent with past practices” or phrases of similar import shall mean the ordinary course of business, consistent with past practices, including recent past practices during calendar years 2020 and 2021 undertaken in good faith to respond to the actual or anticipated effects of COVID-19 or any other outbreak of contagious disease, epidemic or pandemic or any COVID-19 Measures. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 9.8    Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are incorporated into this Agreement and are a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in Sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the IIAC Disclosure Schedules corresponding to any Section or subsection of Article 3 or Article 4 (in the case of the Company Disclosure Schedules) or Article 5 (in the case of the IIAC Disclosure Schedules) shall be deemed to have been disclosed with respect to every other Section and subsection of Article 3 or Article 4 (in the case of the Company Disclosure Schedules) or Article 5 (in the case of the IIAC Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. In disclosing the information in the Schedules, each of the Company (in the case of the Company Disclosure Schedules) and IIAC (in the case of the IIAC Disclosure Schedules) expressly does not waive any applicable legal privilege with respect to any matter disclosed or discussed therein. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3, Article 4 or Article 5 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature. Reference to any document, contract or agreement, including the Agreement (each, a “Document”), in the Schedules is qualified in its entirety by the text of the Document, as amended, supplemented or modified, which is deemed to include any and all exhibits, schedules and annexes attached thereto, in each case to the extent provided or made available to IIAC or its Representatives prior to the date of this Agreement. The inclusion of any item in the Schedules is neither (a) an admission or determination that such item is material or has had or is reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect nor (b) a basis for interpreting the terms “material” or “Company Material Adverse Effect.” Notwithstanding anything contained herein to the contrary, the information disclosed in the Company Disclosure Schedules is for the benefit only of the Parties. The inclusion of any item in the Company Disclosure Schedules shall not be deemed to be an admission or acknowledgement of any liability or obligation with respect to any third Person or that any violation or default has occurred or may occur with respect to any Law, agreement or obligation.

Section 9.9    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.16 (Indemnification; Directors’ and Officers’ Insurance), the last sentence of this Section 9.9 (Parties in Interest) and Section 9.13 (No Recourse), nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.10    Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 9.11    Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 9.12    Knowledge of Company; Knowledge of IIAC. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12(a) of the Company Disclosure Schedules. For all purposes of this Agreement, the phrase “to IIAC’s knowledge” and “to the knowledge of IIAC” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12(b) of the IIAC Disclosure Schedules. For the avoidance of doubt, none of the individuals set forth on Section 9.12(a) of the Company Disclosure Schedules or Section  9.12(b) of the IIAC Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 9.13    No Recourse. Without limiting any rights of any party against any other party to an Ancillary Document to the extent on the terms and subject to the conditions thereunder or the Liabilities of any party to an Ancillary Document to the extent arising from a claim against such party by another party to such agreement on the terms and subject to the conditions thereunder, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought by and against, the Parties, and then only with respect to the specific covenants, agreements, obligations, representations and warranties set forth herein with respect to such Party. Without limiting any rights of any party against another party to an Ancillary Document to the extent on the terms and subject to the conditions thereunder or the Liabilities of any party to an Ancillary Document to the extent arising from a claim against such party by another party to such agreement on the terms and subject to the conditions thereunder, except for the Parties (and then only to the extent of the specific covenants, agreements, obligations, representations and warranties undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Merger Sub or IIAC under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 9.14    Extension; Waiver. The Company may (on behalf of itself or Merger Sub) (a) extend the time for the performance of any of the obligations or other acts of IIAC set forth herein, (b) waive any inaccuracies in the representations and warranties of IIAC set forth herein or (c) waive compliance by IIAC with any of the agreements or conditions set forth herein. IIAC may prior to the Effective Time (i) extend the time for the performance of any of the obligations or other acts of the Company and Merger Sub set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company and Merger Sub set forth herein or (iii) waive compliance by the Company or Merger Sub with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 9.15    Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY

FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.15.

Section 9.16    Arbitration. Each of the Parties irrevocably and unconditionally agrees that any Proceeding based upon, arising out of or related to this Agreement, any Ancillary Document or any of the transactions contemplated hereby or thereby (each a “Related Proceeding”) shall be finally resolved by binding arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Centre (the “Rules”) in force on the date on which the Notice of Arbitration is submitted in accordance with those Rules. The arbitral tribunal shall be composed of three arbitrators, appointed in accordance with the Rules. The seat of the arbitration shall be in Geneva, Switzerland. Each arbitrator must be (a) an attorney with significant experience with complex cross-border commercial transactions with appropriate experience in New York contract law and (b) neutral and independent of each Party. The arbitrators may enter a default decision against any Party who fails to participate in the arbitration proceedings with respect to any Related Proceeding. The language of the proceeding shall be English. The decision of the arbitrators on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The Parties and the arbitrators will keep confidential, and will not disclose to any Person, except the Parties’ respective Representatives (who shall keep any such information confidential as provided in this sentence), or as may be required by applicable Law or any Order of a Governmental Entity of competent jurisdiction, the existence of any Related Proceeding under this Section 9.16, the referral of any such Related Proceeding to arbitration or the status or resolution thereof. The initiation of any Related Proceeding pursuant to this Section 9.16 will toll the applicable statute of limitations for the duration of any such Related Proceeding.

Section 9.17    Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9.18    Trust Account Waiver. Reference is made to the final prospectus of IIAC, filed with the SEC (File No. 333-249462) on November 20, 2020 (the “Prospectus”). The Company and Merger Sub each acknowledges and agrees and understands that IIAC has established a trust account (the “Trust Account”)

containing the proceeds of its initial public offering and from certain private placements occurring simultaneously with its initial public offering (including interest accrued from time to time thereon) for the benefit of IIAC’s public shareholders (including overallotment shares acquired by IIAC’s underwriters, the “Public Shareholders”), and IIAC may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of IIAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Merger Sub each hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, neither the Company nor Merger Sub or any of their respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between IIAC or its Representatives, on the one hand, and the Company or Merger Sub or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company and Merger Sub on its own behalf and on behalf of its Representatives hereby irrevocably waives any Trust Account Released Claims that the Company, Merger Sub or any of their respective Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with IIAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with IIAC or its Affiliates).

Section 9.19    Further Assurances. Following the Closing, each Party shall, and shall cause its respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

*    *    *    *    *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

ERMENEGILDO ZEGNA HOLDITALIA S.P.A.

By:	/s/ Ermenegildo Zegna Di Monte Rubello

Name: Ermenegildo Zegna Di Monte Rubello
Title: Chief Executive Officer

INVESTINDUSTRIAL ACQUISITION CORP.

By:	/s/ Roberto Ardagna

Name: Roberto Ardagna
Title: Chief Executive Officer

EZ CAYMAN

By:	/s/ Sam Ellis

Name: Sam Ellis
Title: Director

[Signature Page to Business Combination Agreement]

EXHIBIT B

TERM SHEET FOR REGISTRATION RIGHTS AGREEMENTS

This Term Sheet summarizes certain principal terms relating to the Registration Rights Agreement to be entered into at the Closing. Unless specified otherwise or as the context may require, capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in this Agreement.

Item	Terms
Parties

The Registration Rights Agreement will be entered into between the following parties and the Company:

i.   The Zegna Shareholders,

ii.  The Sponsor,

iii.   The FPA Purchaser, and

iv.   The Other Class B Shareholders,

     (each, a “Holder” and collectively, the “Holders”).

Following the Closing, no Company Shareholder other than the Holders shall have any registration rights; provided, however, that customary registration rights will be granted to Investors in connection with the PIPE Financing.

Registration Rights	Registration Statement on Form F-1/F-3 and Piggyback Registration.

Registrable Securities	“Registrable Security” shall mean (i) any issued and outstanding Company Ordinary Shares and any other Equity Securities (including the Company Warrants, and any Company Ordinary Shares issued or issuable upon the exercise of such Company Warrants or Equity Securities) of the Company held by a Holder immediately following the Closing, including the Founder Escrowed Shares and the Forward Purchase Shares; (ii) any Company Ordinary Shares or Company Warrants (including any Company Ordinary Shares issued or issuable upon the exercise of such Company Warrants) otherwise acquired or owned by a Holder following the Closing to the extent that such securities are “restricted securities” (as defined in Rule 144 promulgated under the Securities Act, or any successor rule promulgated thereafter by the SEC, “Rule 144”) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; and (iii) any other Equity Security of the Company issued or issuable with respect to the Company Ordinary Shares referred to in clauses (i) or (ii) by way of a share dividend, subdivision, reclassification, reorganization, recapitalization, split, combination, exchange of shares, merger or any similar event; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such registration statement; (B) such securities shall have been otherwise transferred, new certificates or book-entry positions for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding;

Item	Terms
(D) such securities could be sold without registration pursuant to Rule 144 (but with no volume or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

Registration Statement

•  The Company shall, as soon as practicable, but in any event within forty-five (45) calendar days after the Closing Date, file a registration statement on Form F-1 (“Form F-1”) to permit the public resale of all Registrable Securities on a delayed or continuous basis and shall use commercially reasonable efforts to cause such registration statement to be declared effective as soon as practicable after the filing thereof, but in any event no later than the earlier of (i) thirty (30) calendar days after the date on which the Form F-1 is filed (or ninety (90) calendar days if the SEC notifies the Company that it will “review” the Form F-1) and (ii) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Form F-1 will not be “reviewed” or will not be subject to further review. The Company shall use commercially reasonable efforts to convert the Form F-1 (and any Subsequent Registration Statement) to a shelf registration statement on Form F-3 (a “Form F-3 Shelf”, and together with Form F-1, the “Resale Registration Statement”) as promptly as practicable after the Company is eligible to use a Form F-3 Shelf.

•  The Company shall use commercially reasonable efforts to cause a Resale Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Resale Registration Statement is continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities.

•  If any registration statement ceases to be effective for any reason at any time while Registrable Securities are still outstanding, the Company shall (subject to customary exceptions) use commercially reasonable efforts to as promptly as is reasonably practicable cause such registration statement to again become effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities (including obtaining the prompt withdrawal of any order suspending the effectiveness of such registration statement), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such registration statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such registration statement or file an additional registration statement (a “Subsequent Registration Statement”) registering the resale of all Registrable Securities.

Underwritten Offering

•  At any time and from time to time after the expiration of any lock-up to which a Holder’s shares are subject, if any, any Holder may request to sell all or a portion of its Registrable Securities in an underwritten offering (any such Holder a “Demanding Holder” and, collectively, the “Demanding Holders”) that is registered pursuant to a registration

2

Item	Terms

statement, (a “Shelf Underwritten Offering”), provided that such Holder(s) reasonably expects to sell Registrable Securities yielding aggregate gross proceeds in excess of $50 million from such Shelf Underwritten Offering.

•  Under no circumstances shall the Company be obligated to effect (i) more than three (3) Shelf Underwritten Offerings in respect of all Registrable Securities by the Zegna Shareholders or (ii) more than three (3) Shelf Underwritten Offerings in respect of all Registrable Securities by the Sponsor, the Other Class B Shareholders and the FPA purchaser, collectively.

•  The Company shall not be required to include any Registrable Securities in any Shelf Underwritten Offering unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriter and complete and execute all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting.

•  The selection of the managing underwriter(s) of any Shelf Underwritten Offering shall be made by the Company, subject to the reasonable approval by the Demanding Holders. If the managing underwriter(s) advises the Company and the selling Holders that marketing factors require a limitation on the number of underwritten Registrable Securities that can be sold at an acceptable price, the number of Registrable Securities of each Holder requesting registration shall be scaled back on a pro rata basis based on the aggregate number of Registrable Securities requested to be sold by the selling Holders; provided, however, that any Company Ordinary Shares or other Equity Securities proposed to be sold by the Company will be included in such registration statement in priority to any Registrable Securities proposed to be sold by a Holder if the Board determines that an offering by the Company is in the best interests of the Company.

Piggyback Registration

•  If at any time after the expiration of the any lock-up to which a Holder’s shares are subject, if any, the Company or any Holder proposes to conduct a registered offering of, or the Company proposes to file a registration statement with respect to the registration of, Equity Securities, or securities or other obligations exercisable or exchangeable for, or convertible into Equity Securities, for its own account or for the account of the Company Shareholders (or by the Company and the Company Shareholders including, without limitation, a Shelf Underwritten Offering), other than a registration statement (i) filed in connection with any employee share option or other benefit plan, (ii) for an offering in connection with a merger, consolidation or other acquisition, an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into or exchangeable for Equity Securities of the Company, (iv) for a dividend reinvestment plan,

3

Item	Terms

(v) for a rights offering (including any rights offering with a backstop or standby commitment), (vi) a Block Trade (as defined below) or (vii) an Other Coordinated Offering (as defined below), then the Company shall offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request (such Registration a “Piggyback Registration”); provided, however, that customary cut-back provisions shall apply to underwritten offering that is to be a Piggyback Registration if the managing underwriter(s) advises the Company and the selling Holders that marketing factors require a limitation on the number of underwritten Registrable Securities that can be sold at an acceptable price; provided, further, that any Company Ordinary Shares or other Equity Securities proposed to be sold by the Company will be included in such registration statement in priority to any Registrable Securities proposed to be sold by a Holder if the Board determines that an offering by the Company is in the best interests of the Company.

•  Unlimited Piggyback Registration Rights: For the avoidance of doubt, any Piggyback Registration effected pursuant to the above shall not be counted as a demand for a Shelf Underwritten Offering.

Block Trades; Other Coordinated Offerings

•  At any time and from time to time when an effective registration statement is on file with the SEC, if a Holder wishes to engage in (a) a Block Trade or (b) Other Coordinated Offering, in each case with a total offering price reasonably expected to exceed, in the aggregate, $50 million and notifies the Company at least five (5) business days prior to the day such offering is to commence, then the Company shall use commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided, that the Holders wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any underwriters, brokers, sales agents or placement agents prior to making any such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

•  The Holders in a Block Trade or Other Coordinated Offering shall have the right to select the underwriters and any brokers, sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering, subject to the reasonable approval by the Company (in each case, which shall consist of one or more reputable nationally recognized investment banks). The Company shall not be required to include any Registrable Securities in a Block Trade or Other Coordinated Offering unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriter and complete and execute all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting.

4

Item	Terms

•  Under no circumstances shall the Company be obligated to effect more than two (2) Block Trades or Other Coordinated Offerings in any twelve (12) month period. Notwithstanding anything herein to the contrary, a Block Trade or Other Coordinated Offering shall not be counted as a Shelf Underwritten Offering.

For purposes of the foregoing:

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) not involving a “roadshow” or other marketing efforts involving the Company prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction, but excluding a variable price reoffer.

“Other Coordinated Offering” shall mean an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal.

Withdrawal

The Registration Rights Agreement shall contain customary withdrawal rights for Holders to withdraw from a Shelf Underwritten Offering or a Piggyback Registration.

If withdrawn, a demand for a Shelf Underwritten Offering shall constitute a demand for a Shelf Underwritten Offering by the withdrawing Holder for purposes of the cap on the number of Shelf Underwritten Offerings that can be demanded, unless the Holder reimburses the Company for all registration expenses with respect to such withdrawn Shelf Underwritten Offering (or, if there is more than one Demanding Holder, a pro rata portion of such registration expenses based on the respective number of Registrable Securities that each Demanding Holder has requested to be included in such Shelf Underwritten Offering).

Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights

•  Upon receipt of written notice from the Company that a registration statement or prospectus may contain a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended prospectus correcting the Misstatement (it being understood that the Company covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the prospectus may be resumed (any such period, a “Suspension Period”).

•  If the filing, initial effectiveness or continued use of a registration statement in respect of any registration at any time would (a) require the Company to make an Adverse Disclosure (b) require the inclusion in such registration statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is in the Company’s best interest to defer such filing, initial effectiveness or continued use at such time, the

5

Item	Terms

Company may delay the filing or initial effectiveness of, or suspend use of, such registration statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose, but in no event more than sixty (60) consecutive calendar days; provided, however, that the Company may not invoke this right more than one hundred twenty (120) calendar days in the aggregate in any twelve (12)-month period (any such period, a “Blackout Period”). In the event the Company exercises its rights under the foregoing sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the prospectus relating to any registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under the foregoing.

•  During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable registration statement, or (b) if Holders have requested a Shelf Underwritten Offering and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other Shelf Underwritten Offering. In such event, the Company shall have the right to defer such filing for a period of not more than ninety (90) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any twelve (12)-month period.

For purposes of the foregoing:

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board, Chief Executive Officer of the Company or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any registration statement or prospectus in order for the applicable registration statement or prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the registration statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a registration statement or prospectus or necessary to make the statements in a registration statement or prospectus (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

6

Item	Terms

Registration Expenses	The registration expenses of all registrations shall be borne by the Company; provided, however, that Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as underwriters’ commissions and discounts, brokerage fees, underwriter marketing costs, and all reasonable fees and expenses of any legal counsel representing the Holders (other than the reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Holders initiating a Shelf Underwritten Offering, not to exceed $100,000); provided, further, however, that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company not known (and not reasonably available upon request from the Company or otherwise) to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses.

Company Procedures	The Registration Rights Agreement shall contain customary procedures applicable to registration of any Registrable Securities.

Indemnification and Contribution	The Registration Rights Agreement shall contain customary provisions regarding indemnification and contribution.

Termination	The Registration Rights Agreement shall terminate upon the earlier of (i) the date as of which no Registrable Securities remain outstanding; (ii) the dissolution, liquidation, or winding up of the Company; or (iii) upon the unanimous agreement of the Holders.

7

EXHIBIT C

TERM SHEET FOR LOCK-UP AGREEMENT

This Term Sheet summarizes certain principal terms relating to the Lock-Up Agreements to be entered into at the Closing. Unless specified otherwise or as the context may require, capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in this Agreement.

Item	Terms
Parties

Each of the following Company Shareholders (collectively, the “Holders”) will enter into a Lock-Up Agreement with the Company:

i.   The Zegna Shareholders,

ii.  The Sponsor,

iii.   The FPA Purchaser, and

iv.   The Other Class B Shareholders (together with the Sponsor and the FPA Purchaser, the “IIAC Holders”).

Transfer	“Transfer” shall mean to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a Person or any interest (including a beneficial interest or an economic entitlement) in, or the ownership, control or possession of, any interest owned by a Person.

Zegna Lock-Up Shares	“Zegna Lock-Up Shares” means any Company Ordinary Shares (excluding any Company Ordinary Shares acquired by a Zegna Shareholder in the PIPE Financing) beneficially owned or held of record by a Zegna Shareholder at any time prior to the end of the Zegna Lock-up Period.

IIAC Lock-Up Shares	“IIAC Lock-Up Shares” means any Company Ordinary Shares (including the Founder Earnout Shares but excluding any Company Ordinary Shares acquired by an IIAC Holder in the PIPE Financing) or Company Warrants beneficially owned or held of record by an IIAC Holder at any time prior to the end of the IIAC Lock-up Period.

Lock-Up Shares	“Lock-Up Shares” means collectively, the Zegna Lock-Up Shares and the IIAC Lock-Up Shares.

Lock-Up Period for the Zegna Shareholders	Except as permitted pursuant to this Term Sheet, no Zegna Shareholder shall Transfer any Zegna Lock-Up Shares, or any economic entitlement therein, until the earlier of: (i) the date that is eighteen (18) months from the Closing Date; or (ii) the last Trading Day on which the Volume Weighted Average Share Price equals or exceeds $12.50 per share for at least twenty (20) Trading Days during any period of thirty (30) consecutive Trading Days, commencing not earlier than 180 days after the Closing Date (the “Zegna Lock-up Period”).

Lock-Up Period for the IIAC Holders	Except as permitted pursuant to this Term Sheet, for a period of one hundred eighty (180) days following the Closing Date (the “IIAC Lock-up Period”), no IIAC Holder shall Transfer any IIAC Lock-Up Shares or any economic entitlement therein; provided, however, that the IIAC Lock-up Period shall terminate upon a Change of Control.

Item	Terms

Expiration of Lock-Up Period

Following the expiration of the IIAC Lock-up Period or the Zegna Lock-up Period, as applicable, the relevant Lock-Up Shares (or any economic entitlement therein) may be Transferred without restriction; provided, however, that:

i.   the Sponsor shall maintain beneficial ownership of at least [21,975,00][1] Company Ordinary Shares (subject to appropriate adjustment for any stock split, stock dividend, reclassification, subdivision or reorganization, recapitalization or similar event) for a period of at least eighteen (18) months following the Closing Date; and

ii.  the Sponsor shall maintain beneficial ownership of at least [10,987,500][2] (subject to appropriate adjustment for any stock split, stock dividend, reclassification, subdivision or reorganization, recapitalization or similar event) for a period of at least thirty-six (36) months following the Closing Date.

In determining whether the Sponsor satisfies the beneficial ownership requirement in clause (i) and (ii) above, the beneficial ownership of the Sponsor will include Founder Earnout Shares, only to the extent such Founder Earnout Shares have been released to the Sponsor from the Earnout Escrow Account in accordance with Section 2.8 of this Agreement at the time of determination.

Zegna Shareholders, on the one hand, or IIAC Holders, on the other hand, may have some or all of their Lock-Up Shares released from the lock-up with the approval of a majority of the independent directors of the Company Board determining that such a release is in the best interests of the Company.

Permitted Transfer

i.   Transfers for Estate Planning. Any Holder who is a natural Person, so long as the applicable transferee executes a joinder to the Lock-Up Agreement agreeing to be bound by the terms of such agreement applicable to such Holder, shall be permitted to make the following Transfers:

•  any Transfer of its Lock-Up Shares by such Holder to its Family Group without consideration (it being understood that any such Transfer shall be conditioned on the receipt of an undertaking by such transferee to Transfer such Lock-Up Shares to the transferor if such transferee ceases to be a member of the transferor’s Family Group); provided, that no further Transfer by such member of such Holder’s Family Group may occur without compliance with the provisions of the Lock-Up Agreement or to a charitable organization; and

[1]

Note to Draft: To be 80% of Sponsor initial stake (excluding, for the avoidance of doubt, Company Ordinary Shares acquired in the PIPE Financing), to be updated as necessary based on actual share count at Closing.

[2]

Note to Draft: To be 40% of Sponsor initial stake (excluding, for the avoidance of doubt, Company Ordinary Shares acquired in the PIPE Financing), to be updated as necessary based on actual share count at Closing.

Item	Terms

•  upon the death of such Holder, any distribution of its Lock-Up Shares by the will or other instrument taking effect at death of such Holder or by applicable Laws of descent and distribution to such Holder’s estate, executors, administrators and personal representatives, and then to such Holder’s heirs, legatees or distributees; provided, that a Transfer by such transferor pursuant to the foregoing shall only be permitted if a Transfer to such transferee would have been permitted if the original Holder had been the transferor.

ii.  Transfers to Affiliates. Each Holder shall be permitted to Transfer from time to time any or all of its Lock-Up Shares to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with such Holder (it being understood that any such Lock-Up Shares shall continue to be subject to the restrictions on Transfer set forth in this Term Sheet and the transferee shall agree in writing to be bound thereby).

iii.   Transfers to Secure Indebtedness. The Zegna Shareholders and the IIAC Holders shall be permitted to make Transfers in connection with bona fide pledges of Company Ordinary Shares as security or collateral in connection with any borrowing or the incurrence of any indebtedness by a Zegna Shareholder or an IIAC Holder, as the case may be.

iv.   Transfers for Hedging. The IIAC Holders shall be permitted to Transfer IIAC Lock-Up Shares in connection with entering into Hedged Positions; provided, however, that Transfers pursuant to the foregoing sentence shall only be permitted if the Volume Weighted Average Share Price exceeds $15.00 per share for at least twenty (20) out of thirty (30) consecutive Trading Days, commencing after the Closing Date.

For purposes of the foregoing:

“Family Group” means, with respect to a Person who is an individual, (i) such individual’s spouse and descendants (whether natural or adopted), parents and such parent’s descendants (whether natural or adopted) (collectively, for purposes of this definition, “relatives”), (ii) such individual’s executor or personal representative, (iii) any trust, the trustee of which is such individual or such individual’s executor or personal representative and which at all times is and remains solely for the benefit of such individual and/or such individual’s relatives or (iv) an endowed trust or other charitable foundation, but only if such individual or such individual’s executor or personal representative maintains control over all voting and disposition decisions; and

“Hedged Positions” means the hedging positions and arrangements that effectively transfer an IIAC Holder’s economic interest in the Company to a third party (e.g., forward sale contracts); provided, that the definition of “Hedged Positions” shall not include hedging positions and arrangements (a) in which an IIAC Holder’s economic interest in the Company is retained

Item	Terms
(e.g., pledges, margin loans), (b) that minimize exposure to certain risks independent of the business operations of the Company (e.g., currency exchange swaps) or (c) that marginally cap or limit an IIAC’s Holders upside/downside risk while maintaining material economic exposure (e.g., puts, calls and collars). Treatment of hedging positions and arrangements (including puts, calls and collars) in which an IIAC Holder does not retain a material economic exposure shall be discussed in good faith between the Sponsor and the Company at such time.

Notice	At least three (3) Business Days of prior notice shall be given during the IIAC Lock-up Period or the Zegna Lock-up Period, as applicable, to the Company by the transferor of any permitted Transfer of Company Ordinary Shares or Company Warrants. Prior to consummation of any such Transfer during the IIAC Lock-up Period or the Zegna Lock-up Period, as applicable, or prior to any Transfer pursuant to which rights and obligations of the transferor under the Lock-Up Agreement are assigned in accordance with the terms of such agreement, the transferring Holder shall cause the transferee to execute and deliver to the Company a joinder agreement pursuant to which such transferee shall agree to be bound by the terms and conditions of the Lock-Up Agreement. Upon any Transfer by any Holder of any of its Company Ordinary Shares or Company Warrants, in accordance with the terms of the Lock-Up Agreement and which is made in conjunction with the assignment of such Holder’s rights and obligations hereunder, the transferee thereof shall be substituted for, and shall assume all the rights and obligations (as a Holder) under the Lock-Up Agreement, of the transferor thereof.

EXHIBIT D

TERM SHEET FOR WARRANT ASSUMPTION AGREEMENT AND WARRANT

AGREEMENT AMENDMENT

This Term Sheet summarizes certain principal terms relating to the Company’s assumption of IIAC’s liabilities and obligations under the Warrant Agreement to occur concurrently with the Closing and the Warrant Agreement Amendment. Unless specified otherwise or as the context may require, capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in this Agreement.

Item	Terms
Public IIAC Warrants	Following the Merger, each outstanding public IIAC Warrant will be converted to and become a public Company Warrant giving the holder the right to purchase one Company Ordinary Share, subject to the same terms and conditions as the public IIAC Warrants.

Private IIAC Warrants

Following the Merger, holders of the private IIAC Warrants will exchange their private IIAC Warrants to the Company for the issuance by the Company of a corresponding number of private Company Warrants giving the holder the right to purchase one Company Ordinary Share, subject to the same terms and conditions as the private IIAC Warrants (the “Exchange”).

Following the Warrant Agreement Amendment (as detailed below) and in connection with the Closing, the Company shall exercise all of the private IIAC Warrants held by it following the Exchange and receive a corresponding number of IIAC Class A Shares. If the Parties mutually agree, the consideration payable by the Company for the exercise of the private IIAC Warrants may be offset against and reduce the amount of the Capital Distribution received by the Company at Closing.

Warrant Agreement Amendment	Effective immediately following the Exchange, IIAC shall execute an amendment to the Warrant Agreement (the “Warrant Agreement Amendment”) in accordance with the terms and conditions of Section 9.8 of the Warrant Agreement. Pursuant to the Warrant Agreement Amendment, the warrant exercise price of the private IIAC Warrants shall be amended to $0.01 and the duration of the exercise period of the private IIAC Warrants shall be extended by amendment so that the private IIAC Warrants will be exercisable by the Company in connection with the Closing.

Assumption of the Warrant Agreement	In connection with the Closing, IIAC will assign to the Company all right, title and interest in and to the Warrant Agreement, and the Company will assume, and agree to pay, perform, satisfy and discharge in full, all of IIAC’s liabilities and obligations under the Warrant Agreement (as amended) arising from and after the Effective Time.

Term Sheet Amendment	The Company, IIAC, and their respective advisors shall cooperate in good faith to amend the provisions of this Term Sheet, as necessary or reasonably advisable to effectuate the foregoing, prior to Closing.

EXHIBIT E

TERM SHEET FOR POST-CLOSING CORPORATE GOVERNANCE

This Term Sheet summarizes certain principal terms relating to the governance of the Company following the Closing. Unless specified otherwise or as the context may require, capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in this Agreement.

Item	Terms
Board of Directors

The Company shall have a one-tier structure for the board of directors of the Company (the “Board”).

The number of members of the Board (each, a “Director”) shall be determined by the Board; provided, that, upon the Closing, the total number of Directors constituting the Board shall be eleven (11) Directors. The Board will be comprised of one (1) or more executive Directors and one (1) or more non-executive Directors; provided, that a majority of the Directors will be non-executive Directors.

Following the Closing, a majority of the Board will be comprised of independent Directors (each, an “Independent Director”), each of whom shall meet the independence requirements under the listing rules of NYSE and the Dutch Corporate Governance Code; provided, that, if one (1) individual nominated by Monterubello and Ermenegildo Zegna does not meet such criteria for independence, at least five (5) of the eleven (11) Directors shall meet such independence requirements, provided further, that it is agreed that the Sponsor Nominee will not be required to meet the independence requirements under the Dutch Corporate Governance Code.

Effective immediately after the Closing, the Board shall be comprised of:

i.   Ten (10) Directors (including the executive Director with the title Chief Executive Officer) nominated by Monterubello and Ermenegildo Zegna, one of whom shall be Mr. Sergio Ermotti, and

ii.  One (1) non-executive Director, nominated by the Sponsor, who shall be Andrea C. Bonomi,

collectively, the “Initial Directors”. Each Initial Director shall serve until the earlier of (A) his or her death, disability, retirement, resignation or removal from the Board and (B) the end of the first annual meeting of the Company Shareholders (the “General Meeting”) following the date of appointment of such Director.

The Board shall meet no less than four (4) times per year.

Chief Executive Officer; Chairman; Vice Chairman

Mr. Ermenegildo Zegna will serve as Chairman and Chief Executive Officer of the Company; provided, that the responsibilities of chair (Voorzitter) as referred to under Dutch Law will be performed by a non-executive Director (such Director, the “Lead Non-Executive Director”).

The Board may in its discretion grant one of the non-executive Directors the title Vice Chairman of the Board.

Item	Terms

Diversity	The Board will adopt policies to ensure gender representation and diversity on the Board in accordance with applicable Law and in pursuit of best market practices.

Meetings of the Board

Quorum

The Board may only adopt resolutions at a Board meeting if the majority of the Directors entitled to vote is present or represented at the meeting; provided, that the quorum requirement shall not apply (i) if there is an urgent situation, as determined by the Lead Non-Executive Director and the Chairman, that requires the Board’s immediate resolution, (ii) at least two (2) Directors entitled to vote are present or represented at the meeting including at least one (1) executive Director (if the executive Director is entitled to vote on matters being considered) and (iii) reasonable efforts have been made to involve the other Directors in the decision-making. It is understood and agreed that these quorum requirements and the exception thereto will in no way whatsoever affect the Sponsor’s Special Consent Rights (as referred to below).

Voting

All resolutions shall be adopted by the favorable vote of the majority of votes cast, unless provided otherwise in the regulations of the Board. Each Director shall have one (1) vote.

In the event of a tied vote, the applicable proposal shall be rejected, unless the Board Regulations provide otherwise.

Delegation

The Board may allocate its duties and powers among the executive and non-executive Directors and each of them individually and Board committees in accordance with the Board Regulations or otherwise in writing.

Location of Board meetings

A majority of the regularly scheduled meetings of the Board will be held in Italy with the majority of the Directors physically attending. No Board meetings will be held in the Netherlands.

The Company will use its best efforts to conduct its affairs (including through composition of the Board and Board committees, and the manner in which the Board and Board committees conduct their affairs) in a manner designed to preserve the exclusive tax residence of the Company in Italy.

Appointment, Term and Nomination of Directors

Directors will be appointed by the General Meeting on a binding nomination. Directors will be nominated by the Board; provided, that, if applicable as set out under “Nomination Right”, the Sponsor Nominee will be nominated by the Sponsor. Each Director is subject to annual re-election and will be appointed for a term ending at the close of the first annual General Meeting following his or her appointment.

In accordance with Dutch Law, only non-executive Directors will participate in preparing the nomination by the Board. The General Meeting may at all times overrule a binding nomination for the

2

Item	Terms
appointment of a Director by a simple majority of the votes cast at a General Meeting; provided, such majority represents more than one-third of the issued share capital of the Company. If a majority of the votes are cast in favor of overruling the binding nomination, but that majority does not represent more than one-third of the issued share capital, a new General Meeting may be convened at which the resolution to overrule the binding nomination may be adopted by a simple majority of the votes cast, regardless of the issued share capital represented by that majority. In the event the binding nomination for the appointment of any Director other than the Sponsor Nominee is overruled, the Board may make a new binding nomination to fill the vacancy. In the event the binding nomination for the appointment of the Sponsor Nominee is overruled, the Sponsor may make a new binding nomination to fill the vacancy; provided, that at the time of the notice to such General Meeting, the Sponsor Group satisfies the Minimum Holding Requirement (as defined below).

Suspension of Directors

Any Director may be suspended at any time by resolution of the General Meeting. A resolution of the General Meeting to suspend a Director will require a majority of at least two-thirds of the votes cast, with such two-thirds majority of the votes cast representing more than half of the issued and outstanding share capital of the Company or, in the case such resolution is adopted on the proposal of the Board, by a simple majority of the votes cast at the General Meeting; provided, such majority represents more than half of the issued share capital.

If the General Meeting has suspended a Director or the Board has suspended an executive Director, such suspension may be extended; provided, that the duration of a suspension shall not exceed a period of three (3) months.

For as long as the Sponsor Group satisfies the Minimum Holding Requirement (as defined below), the Parties shall exercise their rights and powers such that the Sponsor Nominee will only be suspended if so requested in writing by the Sponsor other than when not suspending the Sponsor Nominee would be in breach of the Board’s fiduciary duties to the Company. If the Sponsor requests the suspension of the Sponsor Nominee, the Parties will exercise their rights and powers to give effect to such request; provided, that at the time of such request the Sponsor Group satisfies the Minimum Holding Requirement (as defined below).

Dismissal of Directors

Any Director may be dismissed at any time by resolution of the General Meeting. A resolution of the General Meeting to dismiss a Director will require a majority of at least two-thirds of the votes cast, with such two-thirds majority of the votes cast representing more than half of the issued and outstanding share capital of the Company or, in the case that such resolution is adopted on the proposal of the Board, by a simple majority of the votes cast at the General Meeting; provided, such majority represents more than half of the issued share capital.

The Sponsor shall have the right to request in writing that the Board (and the Board will be required to do so accordingly) proposes the dismissal of the Sponsor Nominee at any time; provided, that the Sponsor Group

3

Item	Terms

satisfies the Minimum Holding Requirement (as defined below) at such time.

For as long as the Sponsor Group satisfies the Minimum Holding Requirement (as defined below), the Parties shall exercise their rights and powers such that the Sponsor Nominee will only be dismissed if so requested in writing by the Sponsor or in the case of fraud or willful misconduct in the performance of the Sponsor Nominee’s office as Director. If the Sponsor requests the dismissal and/or replacement of the Sponsor Nominee, the Parties will exercise their rights and powers to give effect to such request; provided, that at the time of such request the Sponsor Group satisfies the Minimum Holding Requirement (as defined below).

Vacancy and Inability to Act; Temporary Directors

Subject to the Nomination Right granted to the Sponsor described in this Term Sheet, in case of any vacancy on the Board or the inability to act of a Director, a replacement Director may be appointed by the Board in respect of each such vacancy or Director that is unable to act. A temporary Director will hold office until the earlier of (i) his or her death, disability, retirement, resignation, disqualification or removal from the Board, (ii) the end of the next annual General Meeting (or such General Meeting convened earlier to fill the vacancy) and (iii) such time as the vacancy, or inability of the Director, in respect of which he or she was appointed is resolved.

In case a vacancy in the Board is the result of the Director serving as the Sponsor Nominee ceasing to be in office, or if the Director serving as the Sponsor Nominee is unable to act, then, provided that the Sponsor Group satisfies the Minimum Holding Requirement at such time, at the Sponsor’s request such Nominee Director shall be replaced by the Board by a replacement Director nominated in writing to the Board by the Sponsor, whose identity shall be subject to the Board’s approval in its discretion.

Nomination Right

At the first annual General Meeting following the Closing, at each annual General Meeting thereafter, and at each other General Meeting that is convened at a time when there is a vacancy in the position of the Sponsor Nominee, one (1) Director shall be appointed upon a binding nomination by the Sponsor (such Director, the “Sponsor Nominee”) if but only if at the time of the notice to such General Meeting the Sponsor beneficially owns, together with its Affiliates (collectively, the “Sponsor Group”), at least five percent (5%) of the issued and outstanding Company Ordinary Shares in the aggregate (the “Minimum Holding Requirement”) (such right, the “Nomination Right”); provided, however, that, if but only if the Sponsor Nominee is an individual who had not previously served as Director of the Company, the nomination of such individual shall be subject to the Board’s approval in its discretion. Notwithstanding the foregoing, the Sponsor Nominee for an Initial Director shall be Andrea C. Bonomi, in accordance with this Term Sheet under the section “Board of Directors”.

For the avoidance of doubt, the appointment of the Sponsor Nominee (including any replacement) shall be subject to such nominee’s

4

Item	Terms
satisfaction of all criteria and qualifications for service as a Director (but – also for the avoidance of doubt – not including independence or diversity criteria).

Committees of the Board	The Board shall establish and maintain (in accordance with applicable Laws and NYSE rules) the following standing committees of the Board: (i) Audit Committee, (ii) Compensation Committee and (iii) Governance and Sustainability Committee. The Board may from time to time by resolution establish and maintain other committees of the Board (whether standing or ad hoc committees).

Committee Composition

Each standing committee will have at least three (3) Directors, a majority of whom are Independent Directors.

The Audit Committee and the Compensation Committee may not be chaired by the Chairman or a former executive Director. Members of the Audit Committee shall meet the independence requirements of Rule 10A-3 promulgated under the Exchange Act.

Subject to applicable Laws and NYSE rules, and subject to requisite independence requirements applicable to such committee, the Chief Executive Officer will propose to the Board to appoint the Sponsor Nominee to serve on the Audit Committee and the Compensation Committee; provided, that the Sponsor Group satisfies the Minimum Holding Requirement.

Minimum Holding Requirement

In determining whether the Sponsor Group satisfies the Minimum Holding Requirement, (i) the beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) of the Sponsor Group will be calculated after giving effect to Hedged Positions (as defined below) and (ii) the beneficial ownership of the Sponsor Group will include Founder Escrow Shares; provided, that, solely for purposes of determining whether the Sponsor Group satisfies the ownership thresholds in the Minimum Holding Requirement, such Founder Escrow Shares have been released to the Sponsor Group from the Escrow Account in accordance with Section 2.8 of this Agreement.

“Hedged Positions” means the hedging positions and arrangements that effectively transfer Sponsor’s or its Affiliates’ economic interest in the Company to a third party (e.g., forward sale contracts); provided, that the definition of “Hedged Positions” shall not include hedging positions and arrangements (a) in which Sponsor’s and its Affiliates’ economic interest in the Company is retained (e.g., pledges, margin loans), (b) that minimize exposure to certain risks independent of the business operations of the Company (e.g., currency exchange swaps) or (c) that marginally cap or limit the Sponsor’s and its Affiliates’ upside/downside risk while maintaining material economic exposure (e.g., puts, calls and collars). Treatment of hedging positions and arrangements (including puts, calls and collars) in which the Sponsor or its affiliates do not retain a material economic exposure shall be discussed in good faith between the Sponsor and the Company at such time.

Opportunity to Cure	If the Sponsor Group fails to satisfy the Minimum Holding Requirement and such failure continues for a period of twenty (20) trading days from the date on which the Sponsor Group had knowledge of such failure, the

5

Item	Terms

Nomination Right shall terminate with immediate effect along with the rights set out in this Term Sheet under the sections “Appointment, Term and Nomination of Directors”, “Vacancy and Inability to Act; Temporary Directors”, “Committee Composition”, “Special Consent Rights”, “Consultation Rights”, “Access Rights” and “Right to Participate in Capital Raises”. For the avoidance of doubt, the twenty (20)-day cure period described in the foregoing sentence will only be available to the Sponsor Group if the failure of the Minimum Holding Requirement was not caused by a sale or transfer of Company Ordinary Shares by the Sponsor Group.

Upon the termination of the Nomination Right, the Sponsor Nominee (or any temporary Director replacing a Sponsor Nominee) shall resign from the Board with immediate effect at the request of the Company.

Remuneration

The Company will have a policy in respect of the remuneration of Directors (the “Remuneration Policy”), which will be adopted at a General Meeting by a simple majority of the votes cast upon the proposal of the Board.

The remuneration of the executive Directors will be determined by the Board and the remuneration of non-executive Directors will be determined by the non-executive Directors (acting together as corporate body), in each case in accordance with the Remuneration Policy.

The annual remuneration of the non-executive Directors may be payable 50% in cash and 50% in Company Ordinary Shares.

Dividends	The Board, or the General Meeting upon a proposal of the Board, may resolve to make one or more interim distributions from the Company’s share premium reserve or from any other reserve (other than the special capital reserve); provided, that the requirements of Dutch Law are duly observed. The Board, or the General Meeting upon a proposal of the Board, may resolve that distributions shall be made other than in cash, including in the form of Company Ordinary Shares or shares in another listed company.

Special Consent Rights

Effective as of the Closing, the Articles of Association will be amended to provide that none of the actions listed below may be taken by the Company (including through its Subsidiaries) without the prior approval of the Sponsor, for so long as the Sponsor Group satisfies the Minimum Holding Requirement:

i.   Amendment of the Articles of Association which adversely affects the rights of the Sponsor specifically (as opposed to its rights pro rata as a Company Shareholder);

ii.  Cessation or material alteration of the principal business of the Company, including a material change to its corporate purpose, or change of jurisdiction of incorporation;

iii.   Expansion of the Board to more than fifteen (15) members without granting the Sponsor the right to nominate an additional Director to preserve its proportional representation;

iv.   Dissolution or termination of any standing committee of the Board;

6

Item	Terms

v.  Deregistration of the Company or delisting of the Company Ordinary Shares from NYSE; and

vi.   A resolution of the Board to make a proposal to the General Meeting for the appointment or removal of the Company’s independent auditors, but only if the replacement is not from among Deloitte, Ernst & Young, KPMG or PricewaterhouseCoopers.

The Sponsor’s consent in connection with any of the above referenced matters may be provided (a) in a signed writing by the Sponsor or (b) with the affirmative vote of the Director serving as the Sponsor Nominee on the relevant Board resolution or with the affirmative vote of the Sponsor on the relevant resolution of the General Meeting, as applicable.

Consultation Rights

For as long as the Sponsor Group satisfies the Minimum Holding Requirement, the Company will consult with the Sponsor (subject to customary confidentiality undertakings) and solicit and consider its views in good faith before taking any of the actions listed below:

i.   Entering into any major, transformative acquisition involving a merger with a similarly situated fashion or luxury goods company; and

ii.  Determining to pay an extraordinary cash dividend (i.e., in addition to any dividend paid out of earnings).

Access Rights	For as long as the Sponsor Group satisfies the Minimum Holding Requirement, the Company shall provide access to senior representatives of the Sponsor to interact with (i) the Chief Financial Officer / Chief Operating Officer of the Company on at least a monthly basis, and (ii) the Chief Executive Officer of the Company on at least a quarterly basis, in each case to ask questions about the affairs of the Company provided that, in each case, neither the Company nor its senior representatives shall be under an obligation to disclose any confidential or non-public information.

Share Capital; Classes of Shares

The authorized share capital of the Company that the Company may issue without amending the Articles of Association shall be an amount equal to four and a half (4.5) times the then issued share capital of the Company as of the Closing.

The initial Equity Securities of the Company shall consist of Company Ordinary Shares and several classes of Special Voting Shares (as defined in this Term Sheet in the section “Loyalty Voting Program” below).

Loyalty Voting Program	In order to strengthen the stability of the Company and foster the development and the continuous involvement of a stable base of long-term shareholders, effective as of the Closing, the Company will adopt a loyalty program (the “Loyalty Voting Program”) pursuant to which Company Shareholders will have the option to have their Company Ordinary Shares registered in a special shareholder register (the “Loyalty Register”) and receive additional shares, for no additional consideration, representing incremental voting rights (such shares, the “Special Voting Shares”) in respect of Company Ordinary Shares held continuously in the Loyalty Register for a specified period of time. The holding period for the Founder Earnout Shares will commence as of the Closing.

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Item	Terms

The Special Voting Shares and the terms and conditions for their allocation will be provided in and governed by (i) the Articles of Association and (ii) the Terms and Conditions of the Special Voting Shares (the “SVS Terms”). The SVS Terms will govern the issuance, allocation, acquisition, holding, repurchase and transfer of Special Voting Shares and certain aspects of qualifying common shares and Company Ordinary Shares which will be registered in the Loyalty Register.

In order to facilitate the Loyalty Voting Program, at the Closing the Company will form a Dutch foundation (stichting) (the “Foundation”) which will have the right to subscribe for a number of Special Voting Shares of each class up to the number of Special Voting Shares of each such class included in the Company’s authorized share capital from time to time, in accordance with the Articles of Association and the SVS Terms. An option right may be granted to the Foundation for an unlimited period, which will be intended to ensure that holders of each class of qualifying Company Ordinary Shares in the future will receive their Special Voting Shares without requiring a resolution from the General Meeting. Under the structure of the Foundation, once a Company Shareholder becomes entitled to receive one Special Voting Share of a certain class, the Company will issue such Special Voting Shares to the Foundation pursuant to the Foundation’s exercise of its option right and, thereafter, the Foundation will transfer the Special Voting Shares to such Company Shareholder.

Special Voting Shares

The main features of the Special Voting Shares will be as follows:

i.   Multiple voting rights: Special Voting Shares will provide for the following incremental voting rights based on how long the applicable shareholder has held the Company Ordinary Shares continuously in the Loyalty Register (in addition to the voting rights attached to the Company Ordinary Shares):

Holding Period (T)	# of Additional Votes	Total Effective Votes
0 < T < 2 years	None	1 vote
2 years ≤ T < 5 years	1 vote	2 votes
5 years ≤ T < 10 years	4 votes	5 votes
10 years ≤ T	9 votes	10 votes

ii.  Eligibility:

(a)   Any Company Shareholder will have the option to become eligible for Special Voting Shares by requesting the Company to register all or any portion of its Company Ordinary Shares in the Loyalty Register (a “Request”).

(b)   Upon such Request, the relevant eligible Company Ordinary Shares will be taken out of the relevant book-entry system and will be registered in the Loyalty Register in the name of the requesting Company Shareholder.

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Item	Terms

(c)   As of the date on which a Company Ordinary Share has been registered in the Loyalty Register in the name of one and the same Company Shareholder or its permitted transferee for an uninterrupted period of two (2) years, such Company Ordinary Share will become a “Qualifying Common Share A” and the holder thereof will become entitled to acquire one Special Voting Share A in respect of such Qualifying Common Share A. Each Special Voting Share A will confer the right to cast one vote.

(d)   As of the date on which a Qualifying Common Share A has been registered in the Loyalty Register in the name of one and the same Company Shareholder or its permitted transferee for an uninterrupted period of five (5) years, such Qualifying Common Share A will become a “Qualifying Common Share B” and the Special Voting A Share held by such Company Shareholder will be converted into a Special Voting Share B. Each Special Voting Share B will confer the right to cast four votes.

(e)   As of the date on which a Qualifying Common Share B has been registered in the Loyalty Register in the name of one and the same Company Shareholder or its permitted transferee for an uninterrupted period of ten (10) years, such Qualifying Common Share B will become a “Qualifying Common Share C” and the Special Voting Share B held by such Company Shareholder will be converted into a Special Voting Share C. Each Special Voting Share C will confer the right to cast nine votes.

iii.   Transferability: The Special Voting Shares will not be listed on any stock exchange and will be non-transferable except in certain limited cases (transfers to Affiliates or relatives through succession or donation) that will be specified in the Articles of Association and SVS Terms. The Articles of Association and SVS Terms will provide for certain permitted transfers, which will not result in the loss of Special Voting Shares nor in the interruption of the relevant holding period. Holding Special Voting Shares will not limit the transferability of the Company Ordinary Shares to which the Special Voting Shares are connected. However, in case of (i) any non-permitted transfer of the Special Voting Shares (or the connected Company Ordinary Shares); (ii) de-registration of the connected Company Ordinary Shares from the Loyalty Register; or (iii) upon the occurrence of a “change of control” (as such term will be defined in the Articles of Association and the SVS Terms) in respect of the relevant Company Shareholder, the incremental voting rights connected to the Special Voting Shares will be suspended with immediate effect and the Special Voting Shares will be transferred to the Company without payment of any consideration.

iv.   Economic rights: The Special Voting Shares will have immaterial economic entitlements (i.e., only such as are required for Dutch Law purposes).

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Item	Terms

Issuance of Shares	The Board will be irrevocably authorized for a period of five (5) years following the Closing Date to issue and/or subscribe for Equity Securities of the Company up to the authorized share capital in the aggregate (subject to the Right to Participate in Capital Raises below). The authorization may be extended from time to time by the General Meeting for periods not exceeding five (5) years from the date of such extension.

Share Repurchases	The Board will be irrevocably authorized for an initial period of eighteen (18) months following the Closing Date to repurchase Company Ordinary Shares representing up to ten percent (10%) of the issued share capital of the Company in the aggregate; provided, that the Board will be authorized to repurchase up to twenty percent (20%) of the issued share capital if the Company intends to cancel or reissue the repurchased shares within twelve (12) months from the date of such repurchase.

General Meetings

Shareholders solely or jointly representing at least ten percent (10%) of the issued share capital of the Company may request in writing, that the Board calls a General Meeting, stating the matters to be dealt with.

Shareholders solely or jointly representing at least three percent (3%) of the issued share capital of the Company may request the Board, in writing, to include proposed items in the agenda; provided, however, that the Board (i) shall be the competent body with respect to all matters relating to nomination of Directors, remuneration policy, payment of dividends and the corporate governance structure of the Company, and (ii) shall have the right not to place any proposals relating to the above referenced matters on the agenda if the Board judges them to be evidently not in the interest of the Company.

The Chairman, or in his or her absence, the Lead Non-Executive Director, will chair General Meetings.

Pre-Emptive Rights	Effective as of the Closing (and without prejudice to the Right to Participate in Capital Raises set out below), the Board will be irrevocably designated as the competent body to exclude or limit rights of pre-emption upon an issuance of Equity Securities of the Company (up to the authorized share capital) for an initial period of five (5) years, which designation may be extended by the General Meeting for additional periods up to a maximum of five (5) years per period.

Right to Participate in Capital Raises	So long as the Sponsor Group satisfies the Minimum Holding Requirement at such time, if the Company proposes to issue Equity Securities in the Company (the “Proposed Securities”), the Sponsor shall have the right to subscribe for and purchase a portion of the Proposed Securities equal to a percentage determined by dividing (A) the number of Company Ordinary Shares the Sponsor Group beneficially owns on an as converted basis, but excluding for this purpose any attribution of ownership of securities held by Persons who are not Affiliates of the Sponsor by (B) the total number of Company Ordinary Shares then outstanding on an as-converted basis (in each case, the as-converted basis shall be calculated using the maximum number of shares issuable under outstanding Equity Securities).

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Item	Terms

The rights referred to above shall not apply to any issuance of:

i.   Equity Securities (including upon exercise or settlement of Equity Securities) to Directors, officers, employees, consultants or other agents of the Company as approved by the Board, up to an amount equal to one percent (1%) of each class of Equity Securities that will be outstanding on a fully diluted basis immediately prior to the issuance of the new Equity Securities; or

ii.  Equity Securities pursuant to an employee stock option plan, management incentive plan, restricted stock plan, stock purchase plan or stock, ownership plan, dividend reinvestment plan, direct stock purchase plan or similar benefit plan, program or agreement as approved by the Board, up to an amount equal to one percent (1%) of each class of Equity Securities that will be outstanding on a fully diluted basis immediately prior to the issuance of the new Equity Securities.

Transfer of Company Ordinary Shares

The transfer of a Company Ordinary Share will require a deed executed for that purpose and, save in the event that the Company itself is a party to the transaction, written acknowledgement by the Company of the transfer.

For as long as Company Ordinary Shares are listed on a regulated foreign stock exchange, the Board may resolve, in accordance with applicable Dutch Laws, that the foregoing sentence shall not apply to the Company Ordinary Shares that are registered in the part of the shareholders register which is kept outside the Netherlands by a registrar appointed by the Board for the purpose of the listing on such foreign stock exchange and that the property law aspects of such Shares shall be governed by the law of the state of establishment of such stock exchange or by the law of the state in which deliveries and other legal acts under property law relating to the Company Ordinary Shares can or must be made with the consent of such stock exchange.

Long-form documents

To the extent permitted under Dutch law, the Parties agree to reflect in the Company Articles of Association, the Shareholders Agreement (to which the Company will be a party), the Company Board Regulations and the Terms and Conditions of the Special Voting Shares (the “Long-Form Documents”) all provisions included in this Term-Sheet.

The Long Form Documents will include specific provisions that the Parties shall, and shall cause their respective Affiliates to, use all rights and powers available to them to ensure that full effect will be given to the provisions of the Long Form Documents, including by exercising their voting rights (including without limitation by voting in favor of persons nominated for appointment by the Sponsor in accordance with the paragraph “Nomination Right” above), or executing and delivering such additional documents, instruments, conveyances and assurances, and taking such further actions as may be reasonably required to give full effect to and carry out the provisions of the Long-Form Documents.

The Long Form Documents will be governed by the Laws of the Netherlands.

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